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TIVO CORPORATION
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TIVO CORPORATION
2160 Gold Street
San Jose, California 95002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2019
To Our Stockholders:
The annual meeting of stockholders of TiVo Corporation will be held at our offices located at 2160 Gold Street, San Jose, California 95002 on May 1, 2019, beginning at 9:00 a.m., local time. Directions to the annual meeting can be found at www.tivo.com. We are holding the meeting to act on the following matters:

1)
Election of Directors. You will have the opportunity to elect six members of the Board of Directors for a term of one year. The following six persons are our nominees: Raghavendra Rau; Alan L. Earhart; Eddy W. Hartenstein; James E. Meyer; Daniel Moloney; and Glenn W. Welling.

2)
Approval of the Company’s Amended 2008 Equity Incentive Plan. You will be asked to approve an increase in the available share reserve under the Plan of 5,000,000 shares and certain other amendments to the Plan as described herein.

3)
Appointment of Independent Registered Public Accounting Firm. You will be asked to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

4)	Advisory Vote to Approve Named Executive Officer Compensation. You will be asked for an advisory vote to approve named executive officer compensation.
5)	Other Business. We will also transact any other business that is properly raised at the meeting.
We cordially invite all stockholders to attend the annual meeting in person. If you were a stockholder as of the close of business on March 11, 2019, you are entitled to vote at the annual meeting. A list of stockholders eligible to vote at the annual meeting will be available for review during our regular business hours at our headquarters in San Jose for at least ten days prior to the meeting for any purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Raghavendra Rau, Interim President & CEO
Dated: March 20, 2019
San Jose, California

YOUR VOTE IS IMPORTANT
We are using Securities and Exchange Commission rules that allow us to make our proxy statement and related materials available on the Internet. Accordingly, we are sending a “Notice of Internet Availability of Proxy Materials” to our stockholders of record instead of a paper proxy statement and financial statements. The rules provide us the opportunity to save money on the printing and mailing of our proxy materials and to reduce the impact of our annual meeting on the environment. We hope that you will view our annual meeting materials over the Internet if possible and convenient for you. Instructions on how to access the proxy materials over the Internet or to request a paper or email copy of our proxy materials may be found in the notice you received.
Whether or not you expect to attend the annual meeting, please make sure you vote so that your shares will be represented at the meeting. Our stockholders can vote over the Internet or by telephone as specified in the accompanying voting instructions or by completing and returning a proxy card. This will ensure the presence of a quorum at the annual meeting and save the expense and extra work of additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy and voting your stock in person.

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Board of Directors	31
Audit Committee	31
Compensation Committee	32
Corporate Governance and Nominating Committee	32
Compensation Committee Interlocks and Insider Participation	32
Corporate Governance Materials	33
Director Nomination Process	33
Director Qualifications	33
Identifying Nominees	33
Stockholder Nominations	34
Communications with the Board	34

AUDIT COMMITTEE REPORT	35

INFORMATION ABOUT OUR EXECUTIVE OFFICERS	37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39

EQUITY COMPENSATION PLAN INFORMATION	42

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43

EXECUTIVE COMPENSATION	44
Compensation Discussion and Analysis	44
Executive Summary	44
Executive Compensation Philosophy: Objectives, Considerations and Elements	50
Role of Our Compensation Committee	52
Role of Management in Setting Compensation	53
Role of Our Independent Compensation Consultant	53
Peer Group Determination	54
Compensation Positioning Against Peer Data and Executive Pay Survey Data	55
Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2017 the Key Compensation Elements in 2018 and Description of Changes to our 2019 Short-Term Incentive Compensation Program	56
Tax Deductibility of Executive Compensation	69
Accounting Considerations	69
Compensation Program Risk Review	70
Compensation Committee Report	70
Membership of the Compensation Committee	70

SUMMARY COMPENSATION TABLE	71
Grants of Plan-Based Awards	73
Discussion of Summary Compensation and Plan-Based Awards Tables	74
Employment Agreements with Named Executives	74
Outstanding Equity Awards	78

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Information

Time and Date:	9:00 a.m., local time, on Wednesday, May 1, 2019
Place:	Offices located at 2160 Gold Street, San Jose, California 95002
Record Date:	March 11, 2019
Voting:	Stockholders as of the record date are entitled to vote.

You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker.

See the voting instructions for Internet and telephone voting in the Notice of Availability or in the materials sent to you for more information.
Attending the Annual Meeting:	In Person: The meeting starts at 9:00 a.m. local time. You will be required to present proof of identification and stock ownership in order to attend the meeting.
You do not need to attend the annual meeting to vote if you have submitted your proxy or otherwise voted your shares in advance of the meeting.

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Election of 6 directors	For each director nominee	8
Amendments to the Company's 2008 Equity Incentive Plan	For	12
Ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2019	For	25
Advisory resolution on named executive officer compensation	For	27

Corporate Governance Highlights

Governance Matter	Summary Highlights	Page Reference (for more detail)
Board Independence	Independent nominees: 5 out of 6 Independent chairman: James E. Meyer Independent Board committees: Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee	29

PROXY STATEMENT SUMMARY

Governance Matter	Summary Highlights	Page Reference (for more detail)
Director Elections	Frequency: Annual Voting standard for uncontested elections: Majority of votes cast	11
Meeting Attendance	All directors attended at least 75% of the total number of meetings of our Board of Directors and committees on which the director served in 2018	30
Evaluating and Improving Board Performance	Board evaluations: Annual Committee evaluations: Annual	32
Aligning Director and Stockholder Interests	Director stock ownership guidelines: Yes Director equity grants: Yes Director compensation limits: Yes	66, 84-85
Executive and Director Compensation Highlights	We are committed to ensuring our executive compensation program is effective in aligning our executive pay with our performance and our stockholders’ interests. Our compensation program includes the following highlights:	47
	•
Our 2018 executive pay positioning philosophy targets overall target compensation at the 50th percentile of peer data for decisions made in the normal course for our named executive officers other than Mr. Rau and Mr. Rodriguez;

	• Maintained the threshold level of corporate performance goals necessary for our named executive officers to earn any annual performance bonus in 2018 at 90%;
	•
To further increase the rigor of our 2019 annual performance bonus program and align our executive compensation program with our stockholders’ interests, the compensation committee (i) increased the threshold level of corporate and business group performance goals necessary for our named executive officers to earn any bonus from 90% to 95% (without a corresponding increase to payout level), (ii) reduced the maximum payout level for corporate, individual and business group performance goals from 200% to 175% (without a corresponding reduction to the level of performance goals necessary to earn the maximum payout), and (iii) for business unit leaders, increased the weighting of the corporate performance goals (from 20% to 50%) and decreased the weighting of individual goals (from 30% to 10%) and business group goals (from

PROXY STATEMENT SUMMARY

Governance Matter	Summary Highlights		Page Reference (for more detail)
50% to 40%).
•
Continued measuring the vesting of our annual long-term performance awards granted in 2018 over a three-year performance period based entirely upon the achievement of a relative total stockholder return (“TSR”) metric and having those performance awards make up 50% of the 2018 annual long-term awards for our named executive officers other than Mr. Rodriguez; and

	•	Maintained a clawback policy since 2015.

PROXY STATEMENT

TIVO CORPORATION
2160 Gold Street
San Jose, California 95002
PROXY STATEMENT
For the
Annual Meeting of Stockholders
To be held on May 1, 2019

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Board of Directors (sometimes referred to as the “Board”) of TiVo Corporation (sometimes referred to as the “company” or “TiVo”) is soliciting your proxy for our 2019 annual meeting of stockholders (the “annual meeting” or “meeting”). The annual meeting will be held at our office located at 2160 Gold Street, San Jose, California 95002 on May 1, 2019, beginning at 9:00 a.m., local time. Our telephone number is (408) 519-9100. We are first distributing this proxy statement and voting instructions on or about March 20, 2019.
This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.
Why did I receive a notice regarding the availability of proxy materials on the Internet?

Instead of mailing paper proxy materials, we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders of record. We refer to that notice as the “Notice of Availability.” The Notice of Availability provides instructions on how to view our proxy materials over the Internet, how to vote and how to request a paper or email copy of our proxy materials. This method of providing proxy materials is permitted under rules adopted by the Securities and Exchange Commission (“SEC”). We hope that following this procedure will allow us to save money on the printing and mailing of those materials and to reduce the impact that our annual meeting has on the environment.
We intend to mail the Notice of Availability on or about March 20, 2019 to all stockholders of record entitled to vote at the annual meeting.
What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will be available to discuss our performance and respond to questions from stockholders.
Who can vote at the annual meeting?

The Board of Directors set March 11, 2019 as the record date for the annual meeting. If you owned our common stock at the close of business on March 11, 2019, you may attend and vote at the annual meeting. You are entitled to one vote for each share of common stock that you held on the record date for all matters to be voted on at the annual meeting. As of the record date, 124,905,466 shares of common stock, representing the same number of votes, were outstanding.

PROXY STATEMENT

What is the quorum requirement for the annual meeting?
A majority of our outstanding shares as of the record date must be present in person or represented by proxy at the meeting in order to hold the annual meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the annual meeting if you are present in person at the meeting or if you have properly submitted a proxy by telephone, Internet or mail. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present in person or represented by proxy at the annual meeting.
How do I vote my shares without attending the annual meeting?

You can vote over the Internet or by telephone or by completing and returning a proxy card or, if you hold shares in a brokerage account in your broker’s name (in “street name”), a voting instruction form as supplied by your broker. Voting instructions for Internet and telephone voting can be found in the Notice of Availability or in the materials sent to you. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on April 30, 2019.
Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to attend the meeting in person, please bring proof of identification to the meeting. If you hold your shares in street name, your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you bring an account statement and a letter of authorization from the broker that holds your shares to the meeting.
How can I change my vote after I return my proxy?

You may revoke your proxy (including any Internet or telephone vote) and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it. Only the latest validly executed proxy that you submit will be counted.

What proposals are scheduled to be voted on at the annual meeting?

The following proposals are scheduled for a vote at the annual meeting:

•	Proposal No. 1: the election of each of the named nominees for director;

•	Proposal No. 2: the amendments to the Company's 2008 Equity Incentive Plan;

•	Proposal No. 3: the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

•	Proposal No. 4: the advisory vote to approve named executive officer compensation.

PROXY STATEMENT

Will there be any other matters considered at the annual meeting?
We are unaware of any matter to be presented at the annual meeting other than the proposals discussed in this proxy statement. If other matters are properly presented at the annual meeting, then the persons named in the proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter.

What vote is required for each proposal?

Election of Directors. You may vote “FOR” or “AGAINST” a nominee for our Board of Directors or “ABSTAIN” from voting as to a nominee. Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. Therefore, in an uncontested election, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. In a contested election, however, directors are instead elected by a plurality of the votes cast, meaning that the six nominees receiving the most votes would be elected. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this proposal.
Approval of the Company’s Amended 2008 Equity Incentive Plan. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of the company’s 2008 Equity Incentive Plan, as amended. The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.
Ratification of Independent Registered Public Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm. The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required for approval. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes, if any, will not have any effect on the outcome of this proposal.
Advisory Vote to Approve Named Executive Officer Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding advisory vote on named executive officer compensation. The affirmative vote of the majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting will be required for approval of this non-binding advisory vote. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal. While the results of this advisory vote are non-binding, our compensation committee will consider the outcome of the vote in deciding whether any actions are necessary to address the concerns raised by the vote and when making future compensation decisions for named executive officers.
All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted as the Board of Directors recommends. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may

PROXY STATEMENT

constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.
What are the recommendations of the Board of Directors?

The recommendation of our Board of Directors is set forth together with the description of each proposal in this proxy statement. In summary, our Board of Directors recommends a vote FOR the election of each of the named nominees for director, FOR the Amendments to the Company's 2008 Equity Incentive Plan, FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. With respect to the advisory votes, our Board of Directors recommends a vote FOR the compensation of our named executive officers.

Where can I find the voting results?

The preliminary voting results will be announced at the meeting. The final voting results will be reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting. If our final voting results are not available within four business days after the meeting, we will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known to us.

A NOTE REGARDING OUR PROXY STATEMENT

The company was incorporated in Delaware on April 28, 2016 in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 28, 2016, by and among TiVo, Rovi Corporation (“Rovi”), TiVo Inc. (now known as TiVo Solutions Inc.) (“TiVo Inc.”), Nova Acquisition Sub, Inc. and Titan Acquisition Sub, Inc. On September 7, 2016 (the “TiVo Acquisition Date”), the parties consummated the transactions whereby Nova Acquisition Sub, Inc. was merged with and into Rovi, and Titan Acquisition Sub, Inc. was merged with and into TiVo Inc., with each of Rovi and TiVo Inc. surviving their respective mergers as wholly owned subsidiaries of the company (collectively, the “TiVo Acquisition”).

Please note that unless indicated otherwise, the discussion in “Executive Compensation” reflects the disclosures of Rovi, and with respect to the period following the TiVo Acquisition Date, TiVo, as the successor registrant to Rovi. These disclosures, which include descriptions of the practices and policies for each of Rovi (and TiVo, as the successor registrant to Rovi) and TiVo Inc., are provided for your information to the extent they relate to the company’s current executives.

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors currently consists of seven members, a majority of whom are “independent” under applicable rules of the SEC. Our Bylaws provide that our Board of Directors shall have not less than five members, with the exact number of directors to be fixed from time to time by the Board of Directors.
The corporate governance and nominating committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the company’s business. To that end, the committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the corporate governance and nominating committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to recommend that person as a nominee. Each corporate governance and nominating committee member may have a variety of reasons, however, for believing that a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members. Each of the nominees listed below is currently a director of the company who was previously elected by the stockholders.
In March 2019, Mr. Jeffrey T. Hinson notified the Board that he would not stand for re-election. Accordingly, and based on the above criteria, our corporate governance and nominating committee has recommended the six individuals listed below to stand for election at the annual meeting of stockholders this year and our Board of Directors has approved the nomination of these six directors to stand for election. Each director will be elected to serve until the next annual meeting of stockholders, or until a successor is duly elected and qualified or until the director’s earlier death, resignation or removal. Each nominee for director below has consented to be named in this proxy statement and has agreed to serve as a director if elected by the stockholders. If any nominee named in this proxy statement should become unable to serve or for good cause will not serve as a director prior to the meeting, our Board of Directors may designate a substitute nominee to fill the vacancy and proxies will be voted for that substitute nominee. If any such substitute nominee(s) are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the SEC.

There are no family relationships among our executive officers, directors and nominees for director.
Nominees for Director
You are being asked to vote on the six director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six nominees. All of our nominees for director are current members of our Board of Directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Name of Director Nominee	Age	Director Since*	Position
Raghavendra Rau	69	2015	Director; Interim President and Chief Executive Officer
James E. Meyer	64	1997	Chairman of the Board; Independent Director
Alan L. Earhart	75	2008	Independent Director
Eddy W. Hartenstein	68	2015	Independent Director
Daniel Moloney	59	2013	Independent Director
Glenn W. Welling	48	2015	Independent Director

*The “Director Since” column above denotes the year in which such member joined as a director of TiVo Corporation or one of its subsidiaries, Rovi, TiVo Inc., Rovi Solutions Corporation (formerly Macrovision Corporation) or Rovi Guides, Inc. (formerly Gemstar-TV Guide International, Inc. (“Gemstar”)).

Raghavendra Rau
Qualifications: Mr. Rau holds a bachelor's degree in engineering from the National Institute of Technology (Surathkal, India) and an MBA from the Indian Institute of Management (Ahmedabad). Mr. Rau serves on the Board of Quantum Corporation, a manufacturer of data storage devices, and served on the Board of Aviat Networks, a wireless networking company, from November 2010 to January 2015. We believe Mr. Rau brings extensive prior experience in the service provider industry, senior leadership experience including serving as a chief executive officer and valuable experience in the implementation of corporate strategy to the Board of Directors.

• Mr. Rau has served as our Interim President and Chief Executive Officer since July 2018 and as a member of our Board of Directors since 2015.
• Mr. Rau served as Chief Executive Officer of SeaChange International Inc., a video software technology company, from November 2011 to October 2014 and was a member of its Board from July 2010 until October 2014.
• Mr. Rau has held a number of senior leadership positions with Motorola Inc. from 1992 to 2008, including Senior Vice President of Strategy and Business Development of the Networks & Enterprise business, Senior Vice President of the Mobile TV Solutions business, and Corporate Vice President of Marketing and Professional Services.

James E. Meyer
Qualifications: Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University. Mr. Meyer currently serves on the Boards of Directors of SiriusXM and Charter Communications. With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to our Board of Directors demonstrated management ability at senior levels and critical industry, technology and operational insights.

• Mr. Meyer has served as our Chairman of the Board since July 2015 and a member of our Board since May 2008.
• Mr. Meyer has served as Chief Executive Officer of Sirius XM Radio since December 2012.
• Mr. Meyer served as President of Sirius Satellite Radio from April 2004 to December 2012.
• From 1997 to 2002, Mr. Meyer served in various capacities at Thomson.
• Mr. Meyer served as a member of the Board of Directors of Gemstar from 1997 until May 2008.

PROPOSAL 1: ELECTION OF DIRECTORS

Alan L. Earhart
Qualifications: Mr. Earhart holds a B.S. in accounting from the University of Oregon. From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.

• Mr. Earhart retired as partner of PricewaterhouseCoopers LLP, an accounting and consulting firm, in 2001. At the time of his retirement, he served as Managing Partner for PricewaterhouseCoopers’ Silicon Valley office.
• From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP.

Eddy W. Hartenstein
Qualifications: Mr. Hartenstein holds a B.S. in aerospace engineering, a B.S. in mathematics and an honorary Doctor of Science from California State Polytechnic University, Pomona, and an M.S. in applied mechanics from the California Institute of Technology. Mr. Hartenstein currently serves as the lead independent director of Sirius XM Radio Inc. and as a director of Broadcom Corporation, an analog and digital semiconductor connectivity solutions company, and Tribune Publishing. We believe, Mr. Hartenstein’s experience in the media and service provider industries, senior leadership, as well as his previous operational experience, including serving as the chief executive officer, of large, complex, publicly-held companies brings technological and industry expertise to our Board of Directors.

• Mr. Hartenstein served as President and Chief Executive Officer of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, from May 2011 to January 2013.
• Mr. Hartenstein was also publisher and Chief Executive Officer of the Los Angeles Times from August 2008 to August 2014.
• Previously, Mr. Hartenstein served as President of DIRECTV, Inc., a television service provider, from its inception in 1990 through 2001 and then as its Chairman and Chief Executive Officer from 2001 to 2003, when News Corporation purchased a controlling interest in the company. He continued as Vice Chairman of The DIRECTV Group until 2004.
• Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy® from the National Academy of Television Arts and Sciences for lifetime achievement in 2007.

Daniel Moloney
Qualifications: Mr. Moloney holds a bachelor’s degree in engineering from the University of Michigan and an MBA from the University of Chicago. Mr. Moloney currently serves on the Board of Directors of Plantronics Inc., a communications solutions provider. He also serves on the Boards of Directors of Stratus Technologies and Digital River. We believe Mr. Moloney’s nearly 30 years of experience in providing leading technology to the cable industry will provide unique

• Mr. Moloney has served as Executive Partner of Siris Capital Group, LLC, a technology/telecom focused private equity company, since November 2013.
• Mr. Moloney served as President of Motorola Mobility, Inc., a consumer electronics and telecommunications company, from September 2010 until June 2012.
• From April 2010 to August 2010, Mr.

PROPOSAL 1: ELECTION OF DIRECTORS

Moloney served President and Chief Executive Officer of Technitrol, Inc.
• Mr. Moloney served as Executive Vice President and President, Home and Networks Mobility of Motorola, Inc. from April 2007 until March 2010.
• From June 2002 to March 2007, Mr. Moloney served as Executive Vice President and President, Connected Home Solutions of Motorola, Inc.
contributions to our Board of Directors.
Glenn W. Welling
Qualifications: Mr. Welling holds a B.S. in economics from the University of Pennsylvania. Mr. Welling has served on the Board of Directors of Hain Celestial, a natural and organic food company, since September 2017. He was previously a member of the Board of Directors of Jamba, Inc. from 2015 until its acquisition in 2018, and Medifast, Inc., a manufacturer and distributor of healthy living products and programs, from 2015 to 2018. We believe Mr. Welling brings extensive financial expertise to our Board of Directors.

• Mr. Welling has been the Chief Investment Officer and Principal of Engaged Capital, LLC since its founding in 2012.
• Prior to founding Engaged Capital, Mr. Welling was a principal and managing director of research at Relational Investors, LLC, which he joined in July 2008 and was responsible for the research in the equity fund's consumer, healthcare and utility group.
• From February 2002 to May 2008, Mr. Welling was a Managing Director of Credit Suisse Group AG, where he also served as the Head of the Investment Banking Department’s Advisory Business.

Required Vote and Board Recommendation

Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The election of directors pursuant to this Proposal is an uncontested election, and, therefore, the majority vote standard will apply. Therefore, each nominee who receives a majority of the votes cast (the number of shares voted “for” the nominee exceeds the number of votes cast “against” that nominee) will be elected, assuming a quorum is present. You may vote “for” a nominee for our Board of Directors, you may vote “against” a nominee, or you may “abstain” from voting as to a nominee. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively or for a greater number of persons than the number of nominees named in this proxy statement. If a nominee receives a greater number of votes “against” his or her election than votes “for” such nominee, such nominee shall offer to tender his or her resignation to the Board in accordance with our Bylaws. Abstentions and broker non-votes are not counted as votes cast and therefore will not have any effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 EQUITY INCENTIVE PLAN
At the meeting, stockholders will be asked to approve the company’s 2008 Equity Incentive Plan (the “2008 Equity Plan”), as amended. The 2008 Equity Plan (which was originally named the Rovi Corporation 2008 Equity Incentive Plan) was originally approved by the Board of Directors of Rovi Corporation (“Rovi”) on June 9, 2008 and by the stockholders of Rovi on July 15, 2008 and has been subsequently amended in 2011, 2013, 2014 and 2016, as described more in detail below. On September 7, 2016, in connection with the TiVo Acquisition, the 2008 Equity Plan was assumed by the company and all shares of Rovi’s common stock subject to the 2008 Equity Plan were converted to shares of the company’s common stock.

Subject to stockholder approval, the company’s Board approved an amendment of the 2008 Equity Plan on March 14, 2019 to make certain material changes (the 2008 Equity Plan, as amended, the “Amended 2008 Equity Plan”). The Amended 2008 Equity Plan includes the following material changes to the 2008 Equity Plan, as described in more detail under “Summary of the Amended 2008 Equity Plan” below:

•	revise the name of the plan to be the TiVo Corporation 2008 Equity Incentive Plan;

•	increase the aggregate number of shares of the company’s common stock authorized for issuance under the Amended 2008 Equity Plan by 5,000,000 shares; and

•
provide that the Amended 2008 Equity Plan will be the successor to and continuation of the TiVo Corporation Titan Equity Incentive Award Plan (the “TiVo Prior Plan”) so that (i) following August 6, 2018 (the termination date of the TiVo Prior Plan), no new awards will be granted under the TiVo Prior Plan, and (ii) as of the date of the 2019 annual meeting, shares that are subject to outstanding stock awards granted under the TiVo Prior Plan that (a) expire or terminate, (b) are forfeited due to a failure to vest, or (c) with respect to any full value award (i.e., any award other than a stock option or stock appreciation right), are reacquired or withheld (or not issued) to satisfy tax withholding obligations, will become available for issuance under the Amended 2008 Equity Plan.

The 2008 Equity Plan is used to issue stock options and other equity awards to company employees, management, non-employee directors and other service providers in order to incent and reward superior performance in achieving the company’s long-term objectives, with the attendant rewards aligning with increased stockholder value as expressed in higher share prices. The purpose of the 2008 Equity Plan is to allow the company to compete with other technology companies for employees, non-employee directors and other service providers in Silicon Valley and other competitive labor markets where the company and its subsidiaries operate. The proposed authorized share increase and other changes in the Amended 2008 Equity Plan will help ensure that a sufficient reserve of common stock remains available under the Amended 2008 Equity Plan to allow us to continue to provide equity incentives to our key employees and service providers on a competitive level determined appropriate by our compensation committee, while also implementing compensation and corporate governance best practices. The Amended 2008 Equity Plan will also allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees and service providers, and to provide long term incentives that align the interests of our employees and service providers with the interests of our stockholders. The company must be able to continue to offer equity

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

compensation to attract, motivate and retain highly qualified employees, non-employee directors and other service providers. While the company’s Board cannot be absolutely certain of the rate at which the available shares under the Amended 2008 Equity Plan will be utilized, the company expects that the increased share reserve will be sufficient to meet the company’s needs over the next couple of years.

If this proposal is approved by our stockholders, the Amended 2008 Equity Plan will become effective upon the date of the 2019 annual meeting. In the event that our stockholders do not approve this proposal, the Amended 2008 Equity Plan will not become effective and the 2008 Equity Plan will continue in its current form.

Summary of the Amended 2008 Equity Plan

General. The 2008 Equity Plan was originally approved by the Board of Directors of Rovi on June 9, 2008 and by the stockholders of Rovi on July 15, 2008. On March 22, 2011, the Board of Directors of Rovi approved an amendment of the 2008 Equity Plan to allow the chief executive officer of Rovi to participate in the 2008 Equity Plan, which was approved by the stockholders of Rovi on May 24, 2011. On February 12, 2013, the Board of Directors of Rovi approved several amendments to the 2008 Equity Plan, including among other amendments: (i) a 4,500,000 share increase to the aggregate number of shares of Rovi’s common stock authorized for issuance under the 2008 Equity Plan; (ii) that the 2008 Equity Plan would be the successor to and continuation of the Rovi Corporation 2000 Equity Incentive Plan and the Sonic Solutions 2004 Equity Compensation Plan (together, the “Rovi Prior Plans”) so that as of April 30, 2013, no new awards would be granted under the Rovi Prior Plans, the shares then remaining available for grant under the Rovi Prior Plans became available for grant under the 2008 Equity Plan, and shares that were subject to outstanding stock awards granted under the Rovi Prior Plans that expire or terminate or are forfeited become available for grant under the 2008 Equity Plan; and (iii) for purposes of the requirements of Section 162(m) of the Code, confirm (A) the applicable award limits, (B) existing performance criteria upon which performance goals may be based with respect to performance awards under the 2008 Equity Plan, and (C) existing means of adjustment when calculating the attainment of performance goals for performance awards granted under the 2008 Equity Plan (collectively, the “Section 162(m) provisions”). The stockholders of Rovi approved these amendments on April 30, 2013. On March 10, 2014, the Board of Directors of Rovi approved an amendment of the 2008 Equity Plan to increase the aggregate number of shares of Rovi’s common stock authorized for issuance under the 2008 Equity Plan by 1,500,000. The stockholders of Rovi approved this amendment on April 29, 2014. On March 8, 2016, the Board of Directors of Rovi approved an amendment of the 2008 Equity Plan to: (i) increase the aggregate number of shares of Rovi’s common stock authorized for issuance under the 2008 Equity Plan by 6,000,000 shares; (ii) provide that the number of shares available for issuance under the 2008 Equity Plan will be reduced by 2.0 shares for each share issued pursuant to a full value award granted under the 2008 Equity Plan; (iii) adopt minimum vesting requirements, under which no stock option or stock appreciation right ("SAR") will be granted that vests until at least 12 months following the date of grant of the award, provided that up to 5% of the aggregate number of shares that may be issued under the 2008 Equity Plan may be subject to stock options and SARs which do not meet such vesting requirements; (iv) approve the Section 162(m) provisions; and (v) add a limitation on the total annual compensation that may be paid or granted to any non-employee director with respect to such service. The stockholders of Rovi approved this amendment on April 27, 2016.

A copy of the Amended 2008 Equity Plan is attached to the electronic version of this proxy statement filed with the SEC as Annex A, but you can also request a copy of the

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

Amended 2008 Equity Plan by writing to the company to the attention of Investor Relations. The following description of the Amended 2008 Equity Plan is a summary and therefore is qualified by reference to the complete text of the Amended 2008 Equity Plan.

The purpose of the Amended 2008 Equity Plan is to provide the company’s employees, non-employee directors and other service providers an opportunity to acquire or increase their ownership stake in the company, creating a stronger incentive to expend maximum effort for the company’s growth and success and encouraging its management, employees, non-employee directors and other service providers to continue their employment or service relationships with the company. Stock options and other stock awards, including restricted stock, restricted stock units, SARs and performance shares, may be granted under the Amended 2008 Equity Plan. Options granted under the Amended 2008 Equity Plan will be nonstatutory stock options, as the company has not granted any “incentive stock options” (as defined in Section 422 of the Code) under the 2008 Equity Plan and incentive stock options may not be granted under the Amended 2008 Equity Plan after July 15, 2018.

Administration. The compensation committee administers the Amended 2008 Equity Plan. The compensation committee approves who will be granted awards, the date of grants of awards and the terms and provisions of each award (which need not be identical).

Eligibility. The company’s employees, consultants and independent contractors, and non-employee directors, and those of the company’s subsidiaries, are eligible to receive awards under the Amended 2008 Equity Plan. As of March 11, 2019, all of the company’s and the company’s subsidiaries’ approximately 1,698 employees, 944 consultants and independent contractors, and 5 non-employee directors are eligible to participate in the Amended 2008 Equity Plan. Mr. Jeffrey T. Hinson, who is not standing for re-election when his term expires at the 2019 annual meeting of our stockholders, will not be eligible to receive awards under the Amended 2008 Equity Plan.

Securities Subject to Amended 2008 Equity Plan. The 2008 Equity Plan currently authorizes up to 28,149,817 shares for issuance under our general share pool. As of March 11, 2019, approximately 10,812,163 shares of common stock (which does not include any shares that might in the future be returned to the 2008 Equity Plan as a result of cancellation or expiration of awards) remain available for future grants under the 2008 Equity Plan, and awards covering 3,103,697 shares of common stock were outstanding under the 2008 Equity Plan. If the Amended 2008 Equity Plan is approved by our stockholders under this Proposal 2, an additional 5,000,000 shares will be available for future grants, so that a total of 33,149,817 shares of common stock would be authorized for issuance under the Amended 2008 Equity Plan. Available shares may be granted as stock options, SARs, restricted stock, restricted stock units or performance shares. This maximum number does not include the number of shares subject to outstanding stock awards granted under the Rovi Prior Plans or the TiVo Prior Plan (together, the “Prior Plans”) that (i) expire or terminate, (ii) are forfeited due to a failure to vest, or (iii) with respect to any full value award, are reacquired or withheld (or not issued) to satisfy tax withholding obligations (collectively, the “Prior Plans’ Returning Shares”). The Prior Plans’ Returning Shares will become available for issuance for new awards under the Amended 2008 Equity Plan.

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

The following table summarizes certain information regarding our equity incentive program.

As of March 11, 2019
Total number of shares of common stock subject to outstanding stock options	1,210,220
Total number of shares of common stock subject to outstanding full value awards	5,305,114
Weighted-average exercise price of outstanding stock options	$23.38
Weighted-average remaining term of outstanding stock options	1.25 years
Total number of shares of common stock available for grant under the 2008 Equity Plan	10,812,163
Total number of shares of common stock available for grant under other equity incentive plans	—
Per-share closing price of common stock as reported on Nasdaq Global Select Market	$9.55
Total number of shares of common stock outstanding	124,905,466

Under the Amended 2008 Equity Plan, if any shares subject to an award granted under the Amended 2008 Equity Plan are not issued or forfeited because of the failure to vest or such an award expires or otherwise terminates without all of the shares covered by such award having been issued, or any shares subject to such an award are reacquired or withheld (or not issued) by the company to satisfy tax withholding obligations in connection with a full value award, such shares will again become available for issuance under the Amended 2008 Equity Plan. For purposes of this Proposal 2, such shares are collectively referred to as the “Amended 2008 Equity Plan Returning Shares”. However, the following shares will not become available again for issuance under the Amended 2008 Equity Plan: (i) any shares subject to an award granted under the Amended 2008 Equity Plan, or a stock option or SAR granted under the Prior Plans, that are not delivered because the award is exercised through a reduction of shares subject to the award (i.e., “net exercised”); (ii) any shares reacquired or withheld (or not issued) by the company to satisfy tax withholding obligations upon the exercise of a stock option or SAR granted under the Amended 2008 Equity Plan or the Prior Plans; (iii) any shares used as consideration for the exercise of a stock option or SAR granted under the Amended 2008 Equity Plan or the Prior Plans; and (iv) any shares repurchased by the company on the open market with the proceeds of the exercise price of a stock option or SAR granted under the Amended 2008 Equity Plan or the Prior Plans.

The Amended 2008 Equity Plan also provides that the number of shares available for issuance under the Amended 2008 Equity Plan will be reduced by (i) one share for each share of common stock issued pursuant to a stock option or SAR granted under the Amended 2008 Equity Plan, and (ii) 2.0 shares for each share of common stock issued pursuant to any other type of stock award granted under the Amended 2008 Equity Plan. For each Amended 2008 Equity Plan Returning Share or Prior Plans’ Returning Share that is subject to a full value award, the share reserve will increase by 2.0 shares.

Section 162(m) Transition Relief for Performance-Based Compensation. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid in a year to any of the company’s “covered employees” (as defined under Section 162(m) of the Code). Certain provisions in the Amended 2008 Equity Plan refer to the

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

“performance-based compensation” exception to the $1 million deductibility limit under Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act, this exception was repealed with respect to taxable years beginning after December 31, 2017. However, an award may still be eligible for this exception if, among other requirements, it is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. For purposes of this Proposal 2, the term “Section 162(m) Transition Relief” refers to such transition relief. Accordingly, the provisions in the Amended 2008 Equity Plan which refer to the “performance-based compensation” exception under Section 162(m) of the Code will only apply to any award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the Section 162(m) Transition Relief and, therefore, such provisions are not applicable to any other awards granted under the Amended 2008 Equity Plan. However, even if an award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no assurance can be given that the award will in fact qualify for the Section 162(m) Transition Relief or the “performance-based compensation” exception under Section 162(m) of the Code.

Annual Per-Participant Limitations. The Amended 2008 Equity Plan provides that (i) no awardee may be granted stock options or SARs covering more than 1,500,000 shares in any calendar year and (ii) no awardee may be granted performance-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code covering more than 1,500,000 shares in any calendar year. However, in order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other requirements, any such performance-based awards must be eligible to qualify for the Section 162(m) Transition Relief (as described in “Section 162(m) Transition Relief for Performance-Based Compensation” above).

Non-Employee Director Limitation. The aggregate value of all compensation paid or granted to any non-employee director for services on the Board with respect to any fiscal year (beginning with 2016), including awards granted under the Amended 2008 Equity Plan and cash fees paid by us to such non-employee director, shall not exceed $700,000 in total value, calculating the value of any equity awards based on the grant date fair value of such awards for financial reporting purposes. The Board may make exceptions to this limit in extraordinary circumstances, as the Board determines in its discretion, provided that the director who is granted or paid such additional compensation may not participate in the decision to grant or pay such compensation.

Minimum Vesting. Under the Amended 2008 Equity Plan, no stock option or SAR award granted on or after the date of the 2016 annual meeting may vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the award; provided, however, that up to 5% of the shares authorized for issuance under the Amended 2008 Equity Plan may be subject to stock options or SAR awards granted on or after the date of the 2016 annual meeting which do not meet such vesting (and, if applicable, exercisability) requirements.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the company and the optionee and is subject to the following additional terms and conditions:

Exercise Price. The exercise price per share in the case of any option granted under the Amended 2008 Equity Plan may not be less than 100% of the fair market value of the common

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

stock on the grant date. For purposes of establishing the exercise price and for all other valuation purposes under the Amended 2008 Equity Plan, the fair market value of a share of common stock on any relevant date will be the closing selling price per share of common stock on that date, as reported on Nasdaq. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the Amended 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding option or SAR (including by means of cancellation or re-grant) without stockholder approval (see “Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale” below).

Exercise of Option; Form of Consideration. Awards granted under the Amended 2008 Equity Plan in the form of options may be exercised in whole or in part and the purchase price may be paid in cash, other shares of the company’s common stock, through a same day sale program, through a margin commitment program, or any combination of the foregoing. Options granted under the Amended 2008 Equity Plan become exercisable at such time or times as the compensation committee may determine and provide in the option grant agreement, subject to the minimum vesting requirement described above. The compensation committee may accelerate the vesting and exercisability of all or any portion of an option at any time, including but not limited to options held by officers and non-employee directors upon the occurrence of certain events such as a merger.

No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price and become a holder of record of the shares. During the optionee’s lifetime, the option may be exercised only by the optionee and options are not assignable or transferable other than by will or the laws of descent and distribution. However, the compensation committee may allow an optionee to transfer, for no consideration, non-statutory options to members of the optionee’s immediate family, to trusts or partnerships for the exclusive benefit of members of the optionee’s immediate family, to charitable organizations or pursuant to a domestic relations order or property settlement agreement.

Term of Option. Awards granted in the form of options under the Amended 2008 Equity Plan must be exercised within a period fixed by the compensation committee, which period currently is set as not exceeding seven years from the date of the grant of the option. Options may expire before the end of the option period if the optionee’s service with the company ceases for any reason, including death, disability, retirement or termination.

Termination of Service. Any option held by the optionee upon termination of service will cease to be exercisable 3 months following termination of service, unless otherwise provided in such person’s option agreement. Each such option will normally be exercisable only as to shares of common stock in which the optionee is vested at the time of termination. The compensation committee has complete discretion to accelerate the exercisability of such options in whole or in part or to extend the period in which optionees may exercise vested equity awards after termination of service. This discretion may be exercised at any time while the options remain outstanding. If an optionee’s service terminates for cause (as defined in the Amended 2008 Equity Plan), any option held by the optionee shall immediately terminate and be of no further force and effect, provided that the Administrator may, in its sole discretion, provide in an option agreement that the option, to the extent vested on the date of termination, may be exercised for a period of up to 30 days following termination.

Generally, if an optionee’s employment terminates as a result of the optionee’s retirement, disability or death, all outstanding options that were vested and exercisable as of the

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

optionee’s termination date may be exercised for twelve months following the optionee’s termination date but in no event after the expiration date. The compensation committee has the authority to extend the period of time for which an award is to remain exercisable following an optionee’s termination (taking into account limitations and consequences under the Code) but not beyond the expiration of the term of the award.

Terms and Conditions of Stock Awards.

Stock Appreciation Rights. The Amended 2008 Equity Plan authorizes the compensation committee to grant SARs either as a separate award or in tandem with any stock option grant. A SAR entitles its holder, at the time the right is exercised, to receive an amount equal to the excess of the fair market value of a share of the company’s common stock at the date of exercise over the price of the award previously specified by the compensation committee, multiplied by the number of shares as to which the holder is exercising the award. The company may pay this award amount in shares of common stock (valued at fair market value on the date of exercise), in cash, or in a combination of both. The compensation committee may specify the exercise price for the SAR which exercise price shall not be less than the fair market value of the common stock on the grant date (or not less than the option exercise price per share if the SAR is granted in tandem with a stock option), the number of shares to which the right pertains, the term of the right and when all or any installment is to become exercisable, subject to the minimum vesting requirement described above. To the extent a SAR is cancelled or exercised, any related stock option will be cancelled (or exercised, if permitted by the grant agreement) and, to the extent that a related stock option is cancelled or exercised, the SAR will be cancelled (or exercised, if permitted by the grant agreement).

Restricted Stock Awards and Restricted Stock Units. The Amended 2008 Equity Plan authorizes the compensation committee to grant restricted stock awards and restricted stock units. A restricted stock award is an award entitling the recipient to receive shares of our common stock and a restricted stock unit entitles the recipient to receive the economic equivalent of shares of our common stock, subject in each case to such restrictions and conditions as the compensation committee may determine, at a purchase price and for such consideration as the compensation committee may determine. Such restricted stock awards and restricted stock units may, at the discretion of the compensation committee, be based on continuing employment (or other business relationship) with the company and its subsidiaries or the achievement of pre-established performance goals and objectives. Restricted stock and restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as provided in the Amended 2008 Equity Plan or the applicable award agreement.

Performance Shares and Performance-Based Awards. The Amended 2008 Equity Plan also authorizes the compensation committee to grant performance shares, entitling the recipient to receive a prescribed number of shares of the company’s common stock, based upon the achievement of performance goals and objectives as determined by the compensation committee based upon criteria set forth in the Amended 2008 Equity Plan. Each performance share will have an initial value equal to the fair market value of the underlying shares of common stock on the grant date. The Amended 2008 Equity Plan is also designed to permit the company to provide compensation in the form of performance-based awards (which may be structured as stock options, performance shares, SARs, restricted stock awards or restricted stock unit awards) that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. However, in order to qualify as “performance-based compensation” under Section 162(m) of the Code, among other

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

requirements, any such performance-based awards must be eligible to qualify for the Section 162(m) Transition Relief (as described in “Section 162(m) Transition Relief for Performance-Based Compensation” above).

The performance criteria set forth in the Amended 2008 Equity Plan that may be used by the compensation committee in establishing the performance goals and objectives for vesting of performance shares and performance-based awards include earnings (or net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items, legal settlements or other income (expense), or stock-based compensation) (“Earnings”), net losses, sales or revenue (or growth thereof), operating income, operating cash flow, return on net assets or investments, return on stockholders’ equity, return on assets, return on capital, return on equity or average stockholders’ equity, stockholder returns, gross or net profit or earnings margin, earnings per share, price per share of stock, market share, expenses and cost reduction goals, cash flow, cash burn, cash collections, debt reduction, operating profit or net operating profit, workforce diversity, employee retention, budget management, or strategic partnerships or transactions, including licensing agreements any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The compensation committee is authorized to express performance goals under the Amended 2008 Equity Plan in terms of overall performance of the company or the performance of a division, business unit, or an individual. The compensation committee is authorized to adjust or modify the calculation of performance goals (i) in the event of, or in anticipation of, any unusual or infrequent or nonrecurring corporate item, transaction, event, or development, including any merger, consolidation, acquisition or similar corporate transaction, (ii) in recognition of, or in anticipation of, any other unusual or infrequent or nonrecurring events affecting the company, or the financial statements of the company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions, (iii) to exclude exchange rate effects, effects of changes to generally accepted accounting principles, (iv) to exclude the effects of stock based compensation and the award of bonuses under the company’s bonus plans, (v) to exclude the effect of any change in the outstanding shares of common stock of the company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, or (vi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. Performance goals may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, as determined by the compensation committee.

Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale. If any change of common stock occurs (through a recapitalization, stock dividend, stock split, reorganization, merger or similar change affecting our common stock), the company will make appropriate adjustments in the number and kind of shares covered by each outstanding option or other award granted under the Amended 2008 Equity Plan, the maximum number of shares reserved for issuance under the Amended 2008 Equity Plan, the number of equity awards that can be granted to any one individual participant in a single calendar year, and the exercise price per share in respect of each outstanding option or other award in order to prevent dilution or enlargement of benefits thereunder.

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

In the event of a corporate transaction (such as dissolution or liquidation, merger with and into another entity, or sale of all or substantially all of our assets), the compensation committee, in its discretion, may provide for the assumption or substitution of each outstanding award, may accelerate the exercise date of options, and may cancel awards that have not been exercised or are not vested, including for a cash payment to the optionee. Additionally, the compensation committee may accelerate the vesting and exercisability of all or any portion of an award upon the happening of such events.

Amendment and Termination of the Amended 2008 Equity Plan. The Amended 2008 Equity Plan does not have an expiration date. The company’s Board of Directors may, at any time, amend or discontinue the Amended 2008 Equity Plan, and the compensation committee may amend or cancel any award for any lawful purpose, but no action can adversely affect rights under any outstanding award without the holder’s consent. Except for adjustments upon changes in capitalization, stock split or dividend, merger or similar event, the Amended 2008 Equity Plan prohibits the company from decreasing the exercise price or purchase price of any outstanding option or SAR (including by means of cancellation or re-grant in exchange for cash or other awards) without stockholder approval.

New Plan Benefits

Name and Principal Position	Dollar Value ($)	Number of Shares (#)
Raghavendra Rau Interim President and Chief Executive Officer	(1)	(1)
Enrique Rodriguez Former President and Chief Executive Officer	(1)	(1)
Peter Halt Chief Financial Officer	(1)	(1)
Michael Hawkey SVP and General Manager	(1)	(1)
Matt Milne Chief Revenue Officer	(1)	(1)
Arvin Patel EVP and Chief Intellectual Property Officer	(1)	(1)
All current executive officers as a group	(1)	(1)
All current non-executive directors as a group	852,125 per year (2)	(2)
All current non-executive officer employees as a group	(1)	(1)

(1) No awards have been granted or promised under the Amended 2008 Equity Plan subject to stockholder approval of this Proposal 2. Awards under the 2008 Equity Plan and the Amended 2008 Equity Plan are made at the discretion of our compensation committee. Therefore, the benefits and amounts that will be received or allocated under the Amended 2008 Equity Plan are not determinable at this time. In addition, as a result of Mr. Rodriguez’s resignation in July 2018, he is not currently eligible to receive awards under the Amended 2008 Equity Plan.

(2) Awards granted under the Amended 2008 Equity Plan to our non-employee directors are discretionary and are not subject to set benefits or amounts under the terms of such plan. However, pursuant to our current compensation arrangements for non-employee directors,

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

each of our eligible current non-employee directors is eligible to receive annual grants of restricted stock after our annual stockholders’ meeting for the number of shares of our common stock with a grant date target value equal to approximately $160,000 on the grant date or, if the grant date is not a trading day, on the last trading day immediately prior to the grant date, provided that such non-employee director continues to serve as a member of the Board of Directors on the grant date. The number of shares subject to such annual grants of restricted stock is determined on the basis of the grant date target value of the award and the closing price of our common stock on the grant date or, if the grant date is not a trading day, on the last trading day immediately prior to the grant date and, therefore, is not determinable at this time. In addition, pursuant to our current compensation arrangements for non-employee directors, each of our eligible current non-employee directors is eligible to receive the following annual cash retainers, as applicable, which such non-employee director may elect to receive in the form of grants of fully vested restricted stock (instead of cash): (i) $46,000 for each non-employee director other than the chairman of the Board of Directors; (ii) $96,000 for the chairman of the Board of Directors; (iii) $23,500 for the chair of the audit committee and $10,000 for each other member of the audit committee; (iv) $18,500 for the chair of the compensation committee and $9,000 for each other member of the compensation committee; and (v) $10,000 for the chair of the corporate governance and nominating committee and $5,000 for each other member of the corporate governance and nominating committee. One of our non-employee directors, Glenn W. Welling, elected to receive his annual retainers for 2019 in the form of grants of fully vested restricted stock and, therefore, the dollar value of the awards set forth in this table includes the portion of such grants to be made under the Amended 2008 Equity Plan if this Proposal 2 is approved by our stockholders. However, with respect to any year after 2019, we are not able to determine at this time the dollar value of any annual retainers payable in the form of grants of fully vested restricted stock because the making of any such grants is dependent on each non-employee director’s election for the applicable year. The number of shares subject to any annual retainers payable in the form of grants of fully vested restricted stock is determined on the basis of the closing price of our common stock on the grant date or, if the grant date is not a trading day, on the last trading day immediately prior to the grant date and, therefore, is not determinable at this time. After the date of the 2019 annual meeting of our stockholders, any awards payable pursuant to our current compensation arrangements for non-employee directors (as described above) will be granted under the Amended 2008 Equity Plan if this Proposal 2 is approved by our stockholders. Mr. Jeffrey T. Hinson, who is not standing for re-election when his term expires at the 2019 annual meeting of our stockholders, will not be eligible to receive awards under the Amended 2008 Equity Plan. For additional information regarding our current compensation arrangements for non-employee directors, please see “Director Compensation” below.

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

2008 Equity Plan Benefits

The following table shows, for each of the individuals and the various groups indicated, the number of shares of the company’s common stock underlying awards that have been granted (even if not currently outstanding) under the 2008 Equity Plan since its approval by the stockholders of Rovi in 2008 and through March 11, 2019.

Name and Principal Position	Number of Shares Subject to Grant (#)
Raghavendra Rau Interim President and Chief Executive Officer	270,913
Enrique Rodriguez Former President and Chief Executive Officer	—
Peter Halt Chief Financial Officer	636,767
Michael Hawkey SVP and General Manager	155,813
Matt Milne Chief Revenue Officer	407,474
Arvin Patel EVP and Chief Intellectual Property Officer	64,720
Each Nominee for Director:
Raghavendra Rau	270,913
James E. Meyer	225,595
Alan L. Earhart	225,595
Eddy W. Hartenstein	76,671
Daniel Moloney	20,475
Glenn W. Welling	71,141
All current executive officers as a group	1,535,687
All current non-executive directors as a group	639,952
All current non-executive officer employees as a group	6,749,189
Each Associate of any Director, Executive Officer or Nominee	—
Each other person who received or is to receive 5% of awards	—

Federal Income Tax Consequences

THE FOLLOWING IS A GENERAL SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES TO U.S. TAXPAYERS OF THE ISSUANCE AND EXERCISE OF OPTIONS AND OTHER AWARDS UNDER THE AMENDED 2008 EQUITY PLAN. IT DOES NOT DESCRIBE STATE OR OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OTHER AWARDS. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL MAY BE DIFFERENT. THE COMPANY’S ABILITY TO REALIZE THE BENEFIT OF ANY TAX DEDUCTIONS DESCRIBED BELOW DEPENDS ON OUR GENERATION OF TAXABLE INCOME, AS WELL AS THE REQUIREMENT OF REASONABLENESS, THE PROVISIONS OF SECTION 162(M) OF THE CODE AND THE SATISFACTION OF OUR TAX REPORTING OBLIGATIONS.

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

Non-Statutory Options. The grant of a nonstatutory option having an exercise price equal to the grant date fair market value of the company’s common stock has no federal income tax effect on the optionee. Upon the exercise of a nonstatutory option, the optionee has taxable ordinary income (and subject to applicable tax law and the company’s tax reporting obligations, the company is entitled to a corresponding deduction) equal to the difference between the option’s exercise price and the fair market value of the shares on the date of exercise. In the case of an optionee who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. Upon the disposition of stock acquired upon exercise of a nonstatutory stock option, the optionee recognizes either long-term or short-term capital gain or loss, depending on how long the stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise. The company may allow nonstatutory stock options to be transferred subject to conditions and restrictions imposed by the compensation committee; special tax rules may apply on such a transfer. Special federal income tax rules apply if the company’s common stock is used to pay all or part of the option price.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a SAR. An individual who is granted a SAR will recognize ordinary income in the year of exercise equal to the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. We expect to be entitled to a business expense deduction equal to the appreciation payment for our taxable year in which the ordinary income is recognized by the individual, subject to applicable tax law and our tax reporting obligations. If a recipient receives common stock upon the exercise of a SAR, any gain or loss on the sale of such stock will be short-term or long-term capital gain or loss in an amount equal to the difference between the amount realized on such sale and the fair market value at the time of receipt of the shares.

Restricted Stock Grant. Generally, no income will be recognized by a recipient at the time of the grant of restricted stock, unless the recipient files an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the date of grant. If the recipient files a Section 83(b) election, he or she will have taxable ordinary income on the date of receipt in the amount of the difference, if any, between the fair market value of the stock on the date of receipt and the purchase price for the stock. Otherwise, at the time the restricted stock vests, the recipient generally will recognize compensation income in the amount of the difference between the fair market value of the stock at the time of vesting and the purchase price for the stock. Individuals subject to Section 16(b) of the Securities Exchange Act of 1934 who purchase restricted stock may be treated as vesting no earlier than six months after such purchase. The recipient’s tax holding period for determining the short-term or long-term character of any subsequent gain or loss begins on the date the recipient recognizes the compensation income. In the case of a recipient who is an employee, the amount included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on grant or vesting, as applicable, subject to applicable tax law and the company’s tax reporting obligations.

Restricted Stock Units. No income will be recognized by a recipient at the time of the grant of a restricted stock unit. At the time the restricted stock units vest, the recipient will recognize compensation income in the amount of the fair market value of a share of the company’s common stock at the time of vesting. The tax holding period of shares of any stock

PROPOSAL 2: APPROVAL OF THE COMPANY’S AMENDED 2008 Equity Incentive Plan

received at the time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income on vesting, subject to applicable tax law and the company’s tax reporting obligations.

Performance Shares. No income will be recognized by a recipient at the time of the grant of performance shares. At the time the performance shares vest, the recipient will recognize compensation income in the amount of the fair market value of such shares at the time of vesting. The tax holding period of shares of stock received at time of vesting, for purposes of determining the short-term or long-term character of any subsequent gain or loss on disposition of such stock, begins on the date the recipient receives the stock. In the case of a recipient who is an employee, the amounts included in income will constitute wages for which withholding and employment taxes will be required. The company will be entitled to a tax deduction in the same amount as the recipient recognizes as income, subject to applicable tax law and the company’s tax reporting obligations.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Awards under the Amended 2008 Equity Plan will in some instances be made to employees and service providers who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Required Vote and Board Recommendation

Approval of the Amended 2008 Equity Plan requires the affirmative vote of the holders of at least a majority of the company’s common stock who are voting on this proposal in person or by proxy and entitled to vote at the special meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY’S AMENDED 2008 EQUITY INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2019. You are being asked to ratify this selection. In the event that the stockholders do not approve the selection of Ernst & Young, our audit committee will reconsider the appointment of the independent registered public accounting firm. Our audit committee has the authority to change our independent registered public accounting firm at any time, even if the stockholders ratify the selection of Ernst & Young.
Ernst & Young, who performed our audit services for fiscal year 2018, including an examination of the consolidated financial statements and services related to filings with the SEC, has served as our independent registered public accounting firm since June 5, 2008. Ernst & Young performed all of its services in 2018 at customary rates and terms. The audit report of Ernst & Young on the consolidated financial statements of the company and subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope.
We expect that one or more representatives of Ernst & Young will be present in person or by telephone at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions from the stockholders present at the meeting.
Principal Independent Registered Public Accounting Firm Fees and Services
The following table presents fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for 2018 and 2017, and fees billed for other services rendered by Ernst & Young during 2018 and 2017.

Type of Fees	Fees for Fiscal 2018	Fees for Fiscal 2017
Audit Fees (1)	$3,019,941	$3,123,696
Audit-Related Fees	—	—
Tax Fees (2)	108,379	339,025
All Other Fees (3)	7,029	88,700
Total Fees	$3,135,349	$3,551,421

(1)
Audit Fees consist of fees for: professional services rendered for the audit of our consolidated financial statements included in our annual report and the review of our interim financial statements included in our quarterly reports; statutory audits of our subsidiaries; services provided in connection with the audit of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002; and services that are normally provided by Ernst & Young in connection with regulatory filings or engagements.

(2)	Tax Fees consist of fees for tax compliance and tax advice.

(3)	Other fees in 2018 and 2017 consist of fees paid in connection with a review of our Audience Management Platform’s processes and fees paid for the Ernst & Young online accounting research tool.

All the fees described above were approved by our audit committee.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee must pre-approve, except as provided below, all audit related services and non-audit services provided by our independent registered public accounting firm. However, until the Board of Directors amended our audit committee charter on February 22, 2018, for de minimus audit related services or permitted non-audit services, the audit committee was permitted to approve such services after the fact if the following conditions were met:

•	the aggregate amount of all such services provided constituted no more than 5% of the total amount of fees paid by us to our accounting firm during the fiscal year in which the services were provided;

•	such services were not recognized by us at the time of engagement as being audit related or non-audit related services; and

•	such services were promptly brought to the attention of the audit committee and approved by the audit committee prior to completion of the annual audit.
In making its recommendation to ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2019, the audit committee has determined that all such services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations, and during 2018, were pre-approved by the audit committee in accordance with the audit committee pre-approval policy that is attached as an exhibit to our audit committee charter. A copy of our audit committee charter and the pre-approval policy attached as Exhibit A to our audit committee charter are available in the investor relations section of our website at www.tivo.com.
The audit committee has determined the services provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young.
Required Vote and Board Recommendation
Stockholder ratification of our selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes, if any, will not have any effect on the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At our 2018 Annual Meeting of Stockholders, the stockholders indicated their preference that the company solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay vote,” every year. We have adopted a policy that is consistent with that preference. In accordance with that policy and as required pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
Our compensation committee, which is responsible for designing and administering the company’s executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects company performance, job complexity, and strategic value of the position while encouraging long-term retention and motivation and alignment with the long-term interests of the company’s stockholders. For example, we established a performance-oriented equity compensation arrangement for our former CEO, Mr. Rodriguez, where vesting was based on total stockholder return and stock price appreciation. Upon Mr. Rodriquez’ departure in July 2018, he forfeited his stock awards, which had a reported grant date fair value of $12,195,791, as reported in our Summary Compensation Table. He was also required to repay the cash payment of $1,600,000 that he received in consideration for deferred compensation at his former employer that he was forgoing to accept our offer. For Mr. Rau, we established a pay package that reflects the nature of his interim role, as further described in the section entitled “Compensation Discussion and Analysis” contained in this proxy statement. We encourage you to carefully review the Compensation Discussion and Analysis for additional details on our executive compensation program, including our compensation philosophy and objectives, as well as the reasons and processes for how our compensation committee determined the structure and amounts of the 2018 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the related compensation tables and the narrative disclosure to such tables.”
Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy and entitled to vote at the meeting. Abstentions will have the same effect as if you voted against the proposal, and broker non-votes will not have any effect on the outcome of this proposal.

The results of this advisory vote are not binding upon the company. However, our compensation committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.

PROPOSAL 4: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

INFORMATION ABOUT OUR BOARD OF DIRECTORS
Board Leadership Structure and Risk Oversight
Board Leadership Structure. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board of Directors in its oversight of the business and affairs of the company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the company and its stockholders. Our Chairman of the Board of Directors, is “independent” and presides at all executive sessions of “non-management” directors.
Risk Oversight. The Board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, information security, and strategic and reputational risks. The full Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The company’s compensation committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The audit committee oversees management of financial risks, including as such financial risks maybe impacted by operational, legal and regulatory, and information security risks. The corporate governance and nominating committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed of such risks through committee reports at the Board of Directors meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
The company has a formal compliance program, which includes a risk management committee comprised of key operational, financial, legal, and information technology personnel who regularly assess risks to the company, including through annual enterprise risk assessments. In addition to the company’s formal compliance program, the Board of Directors encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the company. As a result, the Board of Directors (and its committees) periodically asks the company’s executives to discuss the most likely sources of material future risks and how the company is addressing any significant potential vulnerability.
Independence of Directors
As required by the Nasdaq listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other

INFORMATION ABOUT OUR BOARD OF DIRECTORS

laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and the company, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that, except for Mr. Rau, the company’s Interim President and Chief Executive Officer and Mr. Rodriguez, the company’s former President and Chief Executive Officer who are not independent directors by virtue of their employment with the company, all other directors who served on the Board of Directors in 2018, as well as all other current nominees for the Board of Directors, are independent directors.

Departing Director

Mr. Jeffrey T. Hinson, a director since 2007 (the year in which he joined as a director of TiVo Inc. (now TiVo Solutions Inc.), a subsidiary of TiVo Corporation), notified the Board that he would not stand for re-election when his term expires at the company’s annual meeting of stockholders to be held on May 1, 2019. Mr. Hinson will continue as a member of the Board and as a member of the Audit Committee until the annual meeting of stockholders. The Board thanks Mr. Hinson for his valued service to the company through the annual meeting, and in connection therewith, the Board has approved the acceleration of vesting of Mr. Hinson’s July 2018 restricted stock award, which would have vested on July 1, 2019 (11,896 shares), to instead vest on the date of the annual meeting based on Mr. Hinson’s service for the entire period between last year’s annual meeting and this year’s annual meeting.

Meetings of the Board and Committees

As of March 11, 2019, our Board of Directors and committees were comprised as follows:

Name	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Raghavendra Rau	✓
Alan L. Earhart	✓	Chair		✓
Eddy W. Hartenstein	✓	✓	✓
Jeffrey T. Hinson	✓	✓
James E. Meyer	Chair			Chair
Daniel Moloney	✓		✓
Glenn W. Welling	✓		Chair	✓
Total # of Meetings in 2018	16	5	7	1
Total # of Actions by Written Consent in 2018	5	1	2	1

Enrique Rodriguez served on our Board of Directors and as the company’s President and Chief Executive Officer until July 5, 2018. During the time he served as the company’s President

INFORMATION ABOUT OUR BOARD OF DIRECTORS

and Chief Executive Officer, Mr. Rodriguez did not serve on any committees of the Board of Directors.

Each of our directors other than Mr. Rau and Mr. Rodriguez (during the time in which he served on our Board of Directors) meets the standard of independence required by SEC Rules and Regulations and Nasdaq listing standards. All members of our Audit Committee, at all times during which they served on such Committee, are “independent” as required by Nasdaq Rule 5605(c)(2)(A). All members of our Compensation Committee, at all times during which they served on such Committee, are “independent” as required by Nasdaq Rule 5605(d)(2)(A).
Board of Directors
Each director who served on the Board during 2018 attended, for the portion of the year in which they served, at least 75% of the aggregate of: (i) the total number of meetings of our Board of Directors that were held in 2018 and (ii) the total number of all meetings of the committees of our Board of Directors on which he or she served. As part of each regularly scheduled Board meeting, the independent members of our Board of Directors hold a separate meeting that non-independent directors and other members of management do not attend. Although we do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of stockholders, we encourage directors to attend. Last year, all of the members of our Board of Directors then serving attended the annual meeting in person or by teleconference.
Our Board of Directors has an audit committee, a compensation committee and a corporate governance and nominating committee. Our Board of Directors has adopted charters governing the duties and responsibilities of each of these committees and a copy of each such charter is available in the investor relations section on our website at www.tivo.com.
Audit Committee
The principal function of the audit committee is to assist our Board of Directors in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management and our independent registered public accounting firm; is responsible for the appointment, compensation and monitoring of the work of our independent registered public accounting firm; reviews and evaluates the qualifications, independence and performance of our independent registered public accounting firm; monitors our compliance with legal and regulatory requirements; monitors the performance of our internal audit function; and facilitates communication among our independent registered public accounting firm, our financial and senior management and our Board of Directors. Directors Earhart and Hinson are “Audit Committee Financial Experts” as defined by SEC Rules and Regulations and also meet Nasdaq’s professional experience requirements.
From January 1, 2018 to July 4, 2018, the audit committee was comprised of Messrs. Earhart, Hinson and Rau. Since July 5, 2018, the audit committee membership is as shown in the chart above. Effective upon the annual meeting of stockholders, when Mr. Hinson ceases to be a member of the Board, consistent with the applicable Nasdaq listing requirement of an independent three person audit committee, the Board will designate an independent Board member to take the place of Mr. Hinson on the audit committee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Compensation Committee
The principal functions of the compensation committee are to review and approve our incentive compensation programs for all executive-level direct reports of the Chief Executive Officer and review and recommend the annual compensation for the Chief Executive Officer to the Board of Directors for approval. The compensation committee reviews and approves all compensation (including the adjustment of base salary each year) and all bonus and other incentive compensation programs for our executive-level officers (other than our Chief Executive Officer), and authorizes all awards to our executive-level officers under those programs. The compensation committee also approves any employment severance or termination arrangement with any executive-level officer (other than our Chief Executive Officer). All decisions regarding the compensation of our Chief Executive Officer are reviewed by the compensation committee, which then recommends such compensation to the full Board of Directors for approval. The Chief Executive Officer abstains from voting on approval of his own compensation and such approval is made by the remaining members of the Board of Directors, all of whom are “independent” under applicable rules of the SEC.
The compensation committee meets with our Chief Executive Officer and other internal personnel responsible for compensation analysis for the company prior to the beginning of each fiscal year to plan, and meets several times during the first quarter of each year to discuss, the incentive compensation programs to be effective for that fiscal year. The agenda for each compensation committee meeting is determined by the chairman of our compensation committee. The compensation committee may delegate to subcommittees any power and authority of the compensation committee, and such subcommittees have the sole authority to assist the compensation committee in carrying out its responsibilities, including the sole authority to approve any consultant fees.
For the entirety of 2018, the compensation committee membership was as shown in the chart above.
Corporate Governance and Nominating Committee

The principal functions of the corporate governance and nominating committee are to advise and make recommendations to our Board of Directors on matters concerning corporate governance, review potential or actual conflicts of interest involving members of our Board of Directors, help identify, evaluate and recruit candidates to fill vacancies on our Board of Directors, identify the nominees for election to our Board of Directors at the annual meeting of stockholders and oversee the annual evaluation of members of and performance of our Board of Directors and Board committees.
From January 1, 2018 to July 4, 2018, the corporate governance and nominating committee was comprised of Messrs. Earhart, Meyer and Rau. Since July 5, 2018, the corporate governance and nominating committee membership is as shown in the chart above.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee during 2018 had any interlocking relationship as defined by the SEC.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Corporate Governance Materials

Code of Conduct. We adopted our Code of Personal and Business Conduct and Ethics (the “Code of Conduct”) as required by applicable securities laws, rules of the SEC and the Nasdaq listing standards. The Code of Conduct applies to all of our directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of our current Code of Conduct is available in the investor relations section of our website at www.tivo.com. If we make any substantive amendments to the Code of Conduct or grant any waiver, including implicit waiver, from a provision of the Code of Conduct to our principal executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website at www.tivo.com or in a Current Report on Form 8-K filed with the SEC.
Corporate Governance Guidelines. In November 2016, we adopted amended Corporate Governance Guidelines to assist the Board in following corporate practices that serve the best interest of the company and its stockholders. From time to time, we may further amend such Corporate Governance Guidelines as we believe appropriate and in the best interest of the company and its stockholders. Our currently effective Corporate Governance Guidelines are available in the investor relations section of our website at www.tivo.com.
Director Nomination Process

Director Qualifications
The corporate governance and nominating committee reviews, evaluates and proposes prospective candidates for our Board of Directors. Each member of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the corporate governance and nominating committee considers a variety of factors, including the appropriate size of the Board of Directors, our needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of our business and industry, familiarity with national and international business matters, strategic thinking and willingness to share ideas, network of contacts, experience with accounting rules and practices, and diversity of professional expertise and experience beneficial to the achievement of our strategic goals. The corporate governance and nominating committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The corporate governance and nominating committee understands that it is necessary for at least one, and preferably for several, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules and for a majority of the members of the Board of Directors to meet the definition of “independent director” under the Nasdaq listing standards.
Identifying Nominees
In February 2018, our Board of Directors approved amendments to the company’s corporate governance and nominating committee charter to emphasize the Board’s commitment to diversity and inclusiveness in its Board membership. The corporate governance and nominating committee seeks to create a Board of Directors that is strong in its collective knowledge and has a diversity of viewpoints, skills and experience with respect to management and leadership, vision and strategy, business operations, business judgment, industry knowledge, accounting and finance, legal and intellectual property, corporate governance and global markets. Accordingly, in performing its responsibilities to review director candidates and

INFORMATION ABOUT OUR BOARD OF DIRECTORS

recommend candidates to the Board for election, the Committee will: (i) ensure that candidates with a diversity of gender, race and ethnicity are included in each pool of candidates from which Board nominees are chosen; and (ii) seek diverse candidates by ensuring director searches include nominees from both non-executive corporate positions and non-traditional environments. We will also consider California’s new law, SB 826, in our consideration of nominees to the Board.

The corporate governance and nominating committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications and diversity considerations discussed above. The corporate governance and nominating committee may identify potential nominees based upon suggestions by non-employee members of the Board of Directors, senior level executives, individuals personally known to the members of the Board of Directors, third-party search firms and/or stockholders, and evaluate those persons on its own. The corporate governance and nominating committee does not evaluate proposed nominees differently depending upon who has made the proposal.
Stockholder Nominations
In identifying nominees for our Board of Directors, the corporate governance and nominating committee will consider any stockholder recommendations for candidates to serve on the Board of Directors. If a stockholder wishes to nominate a candidate to serve on our Board of Directors, the stockholder should follow the procedures as set forth in our bylaws. Any notice of director nomination must meet all the requirements contained in our bylaws and include other information required pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to serve as a director and evidence of the nominating stockholder’s ownership of our stock. If a stockholder wishes to suggest a candidate for consideration by the corporate governance and nominating committee, the stockholder should provide comparable information to the corporate governance and nominating committee with a request that the committee consider the candidate for nomination. To assure time for meaningful consideration by the corporate governance and nominating committee, any such notice should be sent to TiVo Corporation, Attention: General Counsel & Corporate Secretary, 2160 Gold Street, San Jose, California 95002 on or before the date on which stockholder proposals to be included in the proxy statement for a given stockholder meeting must be received by us as discussed under “Stockholder Proposals for the 2020 Annual Meeting” on page 89.
Communications with the Board
Stockholders may send communications to the Board of Directors or individual members of the Board by submitting one or more letters in sealed envelopes labeled with the names of the desired recipients. Any such letters should be placed in a larger envelope and mailed to TiVo Corporation, Attention: TiVo Corporation, Attention: General Counsel & Corporate Secretary, 2160 Gold Street, San Jose, California 95002. The Corporate Secretary will forward the sealed envelopes to the designated recipient. Comments or complaints relating to accounting or auditing matters may be submitted directly to the chair of the audit committee through the same address listed above.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT
The material in this audit committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The audit committee reports to the Board of Directors and is responsible for overseeing and monitoring the accounting functions and effectiveness of internal control over financial reporting of the company, its subsidiaries and affiliates and ensuring the objectivity of the company’s financial statements. The Board of Directors, in its business judgment, has determined that all members of the audit committee, at all times during which they served on such Committee, are “independent” as required by applicable listing standards.
Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (the “United States”). The company’s independent registered public accounting firm is responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. The audit committee discussed with the company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the company’s internal auditors and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s system of internal control and the overall quality of the company’s financial reporting. The audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.
In discharging its oversight responsibility, the audit committee has met and held discussions with management and with Ernst & Young, the company’s independent registered public accounting firm for 2018. Management represented to the audit committee that the company’s audited consolidated balance sheets at December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018 were prepared in accordance with generally accepted accounting principles in the United States. The audit committee has read and discussed the consolidated financial statements with management and with Ernst & Young. The audit committee also discussed with Ernst & Young those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.
The audit committee also received from Ernst & Young the written disclosures and the letter regarding Ernst & Young’s communications with the audit committee concerning independence as required by the applicable requirements of Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence,” which in September 2008 superseded Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The audit committee also discussed with Ernst & Young any relationships between the company and the independent registered public accounting firm that may impact Ernst & Young’s independence.
The audit committee reviewed the report of management contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC, as

AUDIT COMMITTEE REPORT

well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the company’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation for fiscal 2019.
Based on these reviews and discussions and such other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the Board, and the Board approved, that the company’s audited consolidated balance sheets at December 31, 2018 and 2017, and consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018 be included in the company’s 2018 Annual Report on Form 10-K. The audit committee also approved, subject to stockholder ratification, the selection of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2019.
Respectfully submitted,
Members of the Audit Committee

Alan L. Earhart (Chair)
Eddy W. Hartenstein
Jeffrey T. Hinson

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of March 11, 2019, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Positions
Raghavendra Rau	69	Interim President and Chief Executive Officer
Peter Halt	58	Chief Financial Officer
Michael Hawkey	53	Senior Vice President and General Manager, User Experience
Matt Milne	51	Chief Revenue Officer
Arvin Patel	47	Executive Vice President and Chief Intellectual Property Officer
Pamela Sergeeff	46	Executive Vice President, General Counsel and Chief Compliance Officer

For a biography of Raghavendra Rau, please see above in “Proposal 1: Election of Directors - Nominees for Director.”
Peter Halt. Mr. Halt has served as our Chief Financial Officer since May 2012. Mr. Halt joined the company (then Rovi) in May 2008 in connection with the acquisition of Gemstar and served as the company’s Senior Vice President and Chief Accounting Officer from 2008 to 2012. Mr. Halt previously served as Senior Vice President, Finance and Chief Accounting Officer at Gemstar from March 2004 to May 2008. Mr. Halt holds a B.S. in Business from the University of Southern California.
Michael Hawkey. Mr. Hawkey has served as our Senior Vice President and General Manager, User Experience since 2015. Prior to joining the company (then Rovi), Mr. Hawkey was Senior Vice President and General Manager for Sling Media, Inc., a former subsidiary of EchoStar Corporation, from 2012 to 2015. Prior to this role, Mr. Hawkey worked as Vice President of Marketing and Sales for EchoStar Technologies, a communications technology company. He has also held leadership positions at Advanced Digital Broadcast (ADB) Americas and STMicroelectronics. Mr. Hawkey holds a B.S. in Computer Engineering from Rose-Hulman Institute of Technology.
Matt Milne. Mr. Milne has served as our Chief Revenue Officer since January 2017. Mr. Milne joined the company (then Rovi) in February 2011 and served as Senior Vice President, CE Sales from 2011 to 2012. Mr. Milne served as our Executive Vice President, Worldwide Sales and Marketing from January 2012 to May 2014 and as Senior Vice President responsible for Tier 1 IP Licensing & Sales from May 2014 to April 2016. He served as SVP and GM of IP and Licensing from April 2016 until his promotion to Chief Revenue Officer in January 2017. Prior to joining the company, Mr. Milne held various sales, marketing and product leadership positions at DivX, MediaFLO USA (a wholly owned subsidiary of Qualcomm Incorporated), Viewsonic, Gateway, Inc., Cameo Technologies and Western Digital. Mr. Milne holds an MBA from California State Polytechnic University, Pomona and a B.A. in business from California State University, Fullerton.
Arvin Patel. Mr. Patel has served as our Executive Vice President and Chief Intellectual Property Officer since August 2017. Prior to joining the company, Mr. Patel served as Chief Intellectual Property Officer at Technicolor S.A., a video technologies supplier, from August 2015 to June 2017. Mr. Patel previously served as Senior Vice President, IP Licensing at Rovi from April

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

2011 to July 2015. Mr. Patel has a B.A. in legal studies from the University of California, Berkeley and a J.D. from the California Western School of Law.
Pamela Sergeeff. Ms. Sergeeff has served as our Executive Vice President and General Counsel since December 2013. Ms. Sergeeff also serves as the company’s Chief Compliance Officer and Corporate Secretary. Ms. Sergeeff joined the company (then Macrovision Corporation) in 2003 and has held various positions of increasing responsibility in the legal group, including serving as Senior Vice President and Associate General Counsel from 2011 to 2013 and as Vice President and Associate General Counsel from 2007 to 2011. Ms. Sergeeff holds a B.A. in Economics from the University of California, Los Angeles and a J.D. from the University of California, Berkeley. Ms. Sergeeff is a member of the California State bar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how much of our common stock was beneficially owned as of March 11, 2019, by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o TiVo Corporation, 2160 Gold Street, San Jose, California 95002.
The option column below reflects shares of common stock that are subject to options that are currently exercisable or are exercisable within 60 days of March 11, 2019. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Percentage ownership is based on 124,905,466 shares outstanding on March 11, 2019. All options listed below have exercise prices in excess of the current fair market value of our common stock.

Beneficial Owner	Shares	Options	Total	Percent of Class
BlackRock, Inc. (1)	17,678,121	—	17,678,121	14.2%
The Vanguard Group (2)	12,926,941	—	12,926,941	10.3%
Ameriprise Financial, Inc. (3)	9,971,793	—	9,971,793	8.0%
Dimensional Fund Advisors LP (4)	7,417,149	—	7,417,149	5.9%
Raghavendra Rau (5)	114,348	—	114,348	*
Enrique Rodriguez (6)	56,665	—	56,665	*
Peter Halt	203,555	155,571	359,126	*
Michael Hawkey	26,633	—	26,633	*
Matt Milne	59,414	14,000	73,414	*
Arvin Patel	15,657	—	15,657	*
Alan L. Earhart (7)	64,382	—	64,382	*
Eddy W. Hartenstein (7)	76,671	—	76,671	*
Jeffrey T. Hinson (7)	49,063	—	49,063	*
James E. Meyer (7)	100,595	—	100,595	*
Daniel Moloney (7)	28,983	—	28,983	*
Glenn W. Welling (8)	2,596,141	—	2,596,141	2.1%
All executive officers and directors as a group (12 persons) (9)	3,392,107	169,571	3,561,678	2.9%

*    Less than one percent

(1)
Based solely on, and in reliance upon, and without independent investigation of, information provided by BlackRock, Inc. in an amended Schedule 13G filed with the SEC on February 11, 2019. BlackRock, Inc. has sole voting power with respect to 17,023,023 shares and sole dispositive power with respect to all of the shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)
Based solely on, and in reliance upon, and without independent investigation of, information provided by The Vanguard Group in an amended Schedule 13G filed with the SEC on February 12, 2019. The Vanguard Group has sole voting power with respect to 122,118 shares, sole dispositive power with respect to 12,801,325 shares, shared voting power with respect to 19,392 shares, and shared dispositive power with respect to 125,616 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC in an amended Schedule 13G filed with the SEC on February 14, 2019. Ameriprise Financial, Inc. has sole voting power and sole dispositive power with respect to 0 shares, shared voting power with respect to 9,716,816 shares, and shared dispositive power with respect to all of the shares. Columbia Management Investment Advisers, LLC has sole voting power and sole dispositive power with respect to 0 shares, shared voting power with respect to 9,716,816 shares, and shared dispositive power with respect to 9,957,916 shares. Ameriprise Financial, Inc., or AFI, is the parent company of Columbia Management Investment Advisors, LLC, or CMIA (225 Franklin St., Boston, MA 02110). AFI may be deemed to beneficially own the shares reported by CMIA. The shares reported by AFI include those shares separately reported by CMIA. Each of AFI and CMIA disclaim beneficial ownership of the shares reported herein. The address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)
Based solely on, and in reliance upon, and without independent investigation of, information provided by Dimensional Fund Advisors LP in an amended Schedule 13G filed with the SEC on February 8, 2019. Dimensional Fund Advisors LP has sole voting power with respect to 7,261,689 shares and sole dispositive power with respect to 7,417,149 of the shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)
Shares beneficially owned include 11,896 unvested shares subject to the release of restricted stock awards issued while Mr. Rau was a Director. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2019.

(6)
Mr. Rodriguez departed from the company on July 6, 2018. Shares beneficially owned are based on a Form 4 filed with the SEC on June 22, 2018 and do not include any shares subject to the release of restricted stock awards.

(7)
Shares beneficially owned include 11,896 shares subject to the release of restricted stock awards. TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(8)
Shares beneficially owned include direct ownership of 11,896 shares subject to the release of restricted stock awards and indirect ownership of 2,271,000 shares held by Engaged Capital Flagship Master Fund, LP and 254,000 shares held by Managed Account of Engaged Capital, LLC (together with Engaged Capital Flagship Master Fund, LP, the “Engaged Capital Funds”). TiVo has a right of repurchase with respect to unvested shares subject to the restricted stock awards, which lapse when the shares vest on July 1, 2019. Mr. Welling is a Principal and Chief Executive Officer of Engaged Capital, LLC, which is the general partner of each of the Engaged Capital Funds, and may be deemed to have shared voting and dispositive power with respect to the shares held by or issuable to the Engaged Capital Funds. Mr. Welling disclaims beneficial ownership of all such shares held by the Engaged Capital Funds except to the extent of his proportionate pecuniary interest therein.

(9)	All executive officers and directors as a group includes all individual executive officers and directors listed in the summary compensation table.

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the company’s equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plan approved by security holders	7,051,607	$24.56 (2)	15,525,299 (3)
Equity compensation plans not approved by security holders	0	$0	0
Total	7,051,607	$24.56	15,525,299

(1)
All shares reflected in this table are issuable pursuant to the Rovi Corporation 2000 Equity Incentive Plan, the Rovi Corporation Amended 2008 Equity Incentive Plan and the Rovi Corporation 2008 Employee Stock Purchase Plan (the “2008 ESPP”), as well as the TiVo Inc. Amended and Restated 1999 Equity Incentive Plan and TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan (“2008 TiVo Plan”), which were both assumed in the connection with the TiVo Acquisition.

With respect to the 2008 TiVo Plan assumed in connection with Rovi's acquisition of TiVo, Inc., there are 67,664 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $21.39. The 2008 TiVo Plan expired on August 6, 2018.

(2)
This reflects the weighted average exercise price for stock options granted pursuant to equity compensation plans only. Restricted stock is issued at a cost of $0.001 per share and therefore has no weighted average exercise price.

(3)	As of December 31, 2018, 4,658,238 shares remained available for future issuance under the 2008 ESPP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
In accordance with Section 16(a) of the Exchange Act and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and Nasdaq and to furnish us with copies of all of the reports they file.
To the best of our knowledge, based solely on a review of the copies of such forms and certifications furnished to us from the reporting persons, we believe that during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our common stock were timely met, other than a late Form 4 filing by Mr. Wesley Gutierrez, resulting in the late reporting of one grant of restricted stock units.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation programs and explains our executive compensation philosophy, policies and practices for the following executives, who are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers for 2018: Raghavendra Rau, current Interim President and Chief Executive Officer; Enrique Rodriguez, former President and Chief Executive Officer; Peter Halt, Chief Financial Officer; Michael Hawkey, Senior Vice President and General Manager, User Experience; Matt Milne, Chief Revenue Officer; and Arvin Patel, Executive Vice President and Chief Intellectual Property Officer.
Prior to the TiVo Acquisition, Messrs. Halt, Hawkey and Milne were employed by Rovi, the predecessor registrant to TiVo Corporation and the acquiring entity in the TiVo Acquisition for accounting purposes under generally accepted accounting principles in the United States. All references in this Compensation Discussion and Analysis to “us”, the “company” and “TiVo” refer to Rovi prior to the TiVo Acquisition and TiVo Corporation following the TiVo Acquisition and all references in this Compensation Discussion and Analysis to “compensation committee” refer to the compensation committee of the Board of Directors of Rovi prior to the TiVo Acquisition and the compensation committee of the Board of Directors of TiVo Corporation following the TiVo Acquisition. All references in this Compensation Discussion and Analysis to the “Chief Executive Officer” and “CEO” refer to Enrique Rodriguez prior to July 5, 2018, the date Mr. Rodriguez ceased service as our Chief Executive Officer, and Raghavendra Rau on and after July 5, 2018, the date Mr. Rau became our Interim Chief Executive Officer.
Executive Summary

Our Business

We are a global leader in media and entertainment products that power consumer entertainment experiences and enable our customers to deepen and further monetize their audience relationships. We provide a broad set of cloud-based services, embedded software solutions and intellectual property that enable people to find and enjoy online video, television programming, movies and music entertainment. Our solutions include content discovery through device embedded and cloud-based user experience, including interactive program guides (“IPGs”), digital video recorders (“DVRs”), natural language voice and text search, cloud-based recommendations services and our extensive entertainment metadata (i.e., descriptive information, promotional images or other content that describes or relates to television shows, videos, movies, sports, music, books, games or other entertainment content).

We are industry pioneers having invented the IPG and the DVR. Today, we continue our strong focus on innovation with new advanced solutions for unified viewing of internet video and pay TV, cutting edge natural language voice enabled technologies, entertainment personalization, audience management and viewership prediction solutions. Through our innovations, we have established broad industry relationships with the companies leading the next generation of digital entertainment. As the industry transforms to deliver more content over the internet, we are developing complementary products, services and intellectual property to address our customers' needs.
To achieve our corporate mission, we rely on our employees. We encourage teamwork and collaboration among our employees and we demand accountability and strong results.

EXECUTIVE COMPENSATION

Accordingly, we have designed our executive compensation program to provide a competitive compensation package that considers paying for performance, internal pay equity, retention value, comparability of compensation to peer group companies and executive pay survey data.
Our 2018 Performance
In February 2018, our Board of Directors reached the conclusion that our stock price was not at a level that they believed reflected the true value of the business given the company’s strong foundation, leading technologies, and solid cash flow from our long-term IP license agreements and guide deployments. As such, we announced we had begun a process of evaluating a wide range of strategic alternatives to realize long-term shareholder value. Over the course of 2018, we continued to make progress with our review of strategic alternatives and are still in ongoing discussions with parties interested in each of our IP Licensing and Product businesses. However, due to the unique nature of our IP Licensing and Product businesses, the process has taken longer than we hoped.
Certain 2018 compensation decisions were made in light of the uncertainty of our strategic alternatives review process and potential cost optimization initiatives together with our compensation committee’s determination that it was important to retain key executives critical to our operations and future success during this uncertain period of time, as further described below. However, despite the uncertainties facing our business, our team achieved various successes against our 2018 operational strategy. Specifically, we (i) continued our cost reduction efforts during the year (and exceeded our internal goals with respect to such reductions), (ii) launched several products and released product enhancements, including the TiVo BOLT OTA and our new Sponsored Discovery personal advertising product, (iii) focused on innovation which led to having 193 patents granted in 2018 and (iv) renewed multiple IP licensing agreements, including with customers such as Samsung and Minerva Networks.
CEO Transition

In June 2018, Mr. Rodriguez informed us of his intention to resign from his current positions, following which he would serve in an advisory capacity to ensure a smooth transition to the next CEO. In connection with Mr. Rodriguez’s resignation, he forfeited upon his termination (i) most of the awards and payments the company offered him in consideration of various cash compensation and equity awards he forewent at his former employer to accept our offer and (ii) certain expenses that he incurred to accept our offer. For example, $12,195,791 was reported in our Summary Compensation Table as the grant date fair value of equity awards granted to Mr. Rodriguez in 2017, but such equity awards were forfeited and as a result Mr. Rodriguez did not vest in the awards or realize any value with respect to such awards. Additionally, Mr. Rodriguez was required to repay the cash payment of $1,600,000 that he received in consideration for forgone deferred compensation at his former employer to accept our offer. The following chart shows the value of each key element of Mr. Rodriguez’s 2017 and 2018 reported pay (that is, the grant date fair value used in Summary Compensation Table disclosure) and whether each amount was actually realized by Mr. Rodriguez:

EXECUTIVE COMPENSATION

Key Pay Element	Reported Pay Amount ($)	Actually Realized?
2018 base salary	419,271	Yes
2017 base salary	102,273	Yes
2017 replacement RSUs (1)	5,163,791	No-Forfeited in 2018
2017 front-loaded performance RSU (2)	7,032,000	No-Forfeited in 2018
2017 replacement long-term incentive cash payment (3)	973,000	Yes
2017 replacement annual incentive cash payment (4)	1,225,000	Yes
2017 replacement deferred compensation (5)	1,600,000	No-Repaid in 2018
Total Compensation Paid	2,719,544
Total Compensation Forfeited	13,795,791

(1)	Six separate time-based restricted stock unit awards granted in 2017 in consideration for the long-term incentive compensation at his former employer that he was forgoing to accept our offer.

(2)
RSU granted in 2017 intended to encourage Mr. Rodriguez to join the company and was “front-loaded” to provide him with a meaningful equity stake in the company provided that the company achieved strong total stockholder return and/or stock price performance by December 31, 2020.

(3)	Consideration for the long-term incentive compensation at his former employer that was scheduled to vest in early 2018 and that he was forgoing to accept our offer.

(4)	Consideration for the 2017 annual incentive compensation at his former employer that he was forgoing to accept our offer.

(5)
Consideration for deferred compensation at his former employer that he was forgoing to accept our offer; was subject to repayment if Mr. Rodriguez’s employment was terminated by the company with cause or by Mr. Rodriguez without good reason, in each case within one year following his start date.

In connection with the departure of Mr. Rodriguez, the Board of Directors appointed Mr. Rau as the company’s Interim President and Chief Executive Officer. Mr. Rau’s overall compensation package was reflected in an offer letter entered into in July 2018 and amended in December 2018. In determining Mr. Rau’s compensation for his service as Interim President and Chief Executive Officer, our Board of Directors considered the company’s existing executive compensation program, the 2018 compensation package that had been established for Mr. Rodriguez and advice from the compensation committee’s independent compensation consultant to design a competitive, market-based compensation package appropriate for an interim CEO with Mr. Rau’s skills, experience and knowledge of the company through his service as a director.

EXECUTIVE COMPENSATION

Commitment to Responsible Executive Compensation Philosophy and Practices

The following table summarizes both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests.

What We Do		What We Don't Do
	Pay for performance (page 49)		We don’t guarantee salary increases (page 56)
	Grant performance-based stock awards that directly align executive and stockholder interests and are based on TSR over a multi-year measurement period (page 63)		We don’t provide excise tax gross-ups upon change in control of the company (page 67)
	Use a balanced mix of fixed and variable cash incentives and long-term equity (page 50)		We don't permit hedging or other forms of speculative transactions by executive officers, members of management or directors (page 67)
	Maintain rigorous stock ownership guidelines for our named executive officers and directors (page 66)	
We don’t reprice underwater stock options without stockholder approval. Despite the fact that our executives hold stock options which are underwater, we have not repriced stock options since our option exchange program over ten years ago.

	Maintain a clawback policy that applies to incentive cash and stock compensation (page 67)
	Value stockholder feedback on our compensation practices (page 48)

Limit payments following a change in control of our company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) and situations where equity awards are not assumed by the successor or surviving company (page 67)

	Conduct an annual assessment of compensation related risk to effectively manage our compensation related risks profile (page 70)

In addition, we are committed to aligning our executive compensation program with our stockholders’ interests and concerns, and thus we maintain the following pay practices:

•	Regularly evaluate our peer group to ensure that our peers are appropriate reference points;

EXECUTIVE COMPENSATION

•	Pay bonuses under our annual bonus plan only upon achievement of specified corporate and, if applicable, business group and individual performance goals without a discretionary bonus component;

•
Structure a significant percentage of the annual equity compensation of our named executive officers (50% in 2018 for all except Mr. Rodriguez and Mr. Rau) as performance-based, where vesting is based on relative TSR over a multi-year measurement period;

•	Use different performance goals for our short-term and long-term incentive compensation; and

•
Continue to provide enhanced disclosure about the structure and process of our performance-based equity awards, including the specific performance goals, so that our stockholders have visibility into the rigor of our goal-setting process and our goals.

Stockholder Engagement
Management and our compensation committee value the input of our stockholders, which continues to inform our decisions designed to match compensation of our executives with the evolving nature of our business and align their compensation with the fundamental interests of investors. As we continue to focus on transforming our business, we intend to continue eliciting and addressing our stockholders’ interests and concerns regarding our compensation programs, as described below.
Our compensation committee is committed to ensuring that our executive compensation program is effective and aligned with our stockholders’ interests and concerns. Accordingly, an important component of our compensation committee’s process has been to continue to:

•	Review emerging compensation “best practices” in the United States, with a focus toward companies of similar size;

•	Solicit advice from our compensation committee’s independent compensation consultant; and

•	Consider feedback from major stockholders to gain a thorough understanding of their concerns and review proxy advisory firms’ methodology, rationale and critiques of our compensation program.

Our interaction directly with stockholders, proxy advisors and other experts has significantly aided in the ongoing evolution of our compensation program, and prior changes to our compensation program that were made to address our stockholders’ concerns. Stockholder support for our recent say-on-pay votes has remained strong: 92% in 2016, 96% in 2017 and 95% in 2018.

Our compensation committee considered the results of our prior say-on-pay votes, including our 2018 vote, as an indication that our stockholders continue to acknowledge and appreciate the changes that we have made. However, the compensation committee believes that evaluating our executive compensation program in light of changes in our business, best practices, market dynamics and stockholders’ input, is an important ongoing process. Accordingly, the compensation committee is committed to continue its thoughtful evaluation in

EXECUTIVE COMPENSATION

an effort to continuously strengthen our compensation program to serve our company and stockholder objectives.
Chief Executive Officer’s Realizable Pay

In prior years, we have presented charts to show the value of compensation realizable by our chief executive officer, and how it changes year-over-year in comparison to our stock price performance and our reported pay. Realizable pay recognizes the impact of actual financial and stock performance in the returns available (or “realizable”) by the executive. In contrast, reported pay (which is the grant date fair value used in Summary Compensation Table disclosure) reflects the grant date value of compensation measured in accordance with generally accepted accounting principles.

We have historically presented realizable pay compared to reported pay to help investors understand the sensitivity of our plan to actual financial and market performance and the resulting returns available to the executive. The compensation committee believes that given the heavily-weighted pay-for-performance structure of our executive compensation program, realizable pay and the ratio between realizable pay and reported pay shows the alignment between executive compensation and stockholder interests. However, we are not presenting realizable pay compared to reported pay this year because it would not present comparable data to serve the intended purpose of our historical disclosure in light of our chief executive officer transitions in 2017 and 2018 and that Mr. Rodriguez and Mr. Rau were each in the chief executive officer role for less than one year.

Ongoing Commitment to Pay for Performance to Align the Interests of Our Executives with Those of Our Stockholders

A significant portion of most named executive officers’ 2018 compensation was at risk and dependent upon our company’s performance and/or the TSR of the company’s common stock relative to the TSR of the S&P 600 Software and Services index. For 2018, approximately 43% of our named executive officers’ (excluding Mr. Rodriguez and Mr. Rau) total target compensation was at risk and dependent upon the company’s performance.
Specifically, bonuses under our annual incentive plan for our senior executives (including the named executive officers) are generally contingent on the achievement of two key corporate performance goals and, in some cases, business group and individual performance. Additionally, we granted a meaningful portion (50% in 2018) of the shares underlying 2018 annual equity awards to our named executive officers (excluding Mr. Rodriguez and Mr. Rau) in the form of awards that vest only if certain pre-determined relative TSR metrics are met over a multi-year period, based on the grant date target value of such awards as required to be reported in the Summary Compensation Table. Mr.  Rodriguez did not receive a regular annual equity award grant in 2018 in light of the “front-loaded” performance-based equity award he received shortly after his employment commenced. Mr. Rodriguez’ “front-loaded” performance-based equity award was forfeited when he ceased to be Chief Executive Officer.
The RSU awards granted to Mr. Rau in August 2018 and January 2019 were in the form of time-based awards that vest over a one-year period subject to Mr. Rau’s continued services to us as Interim Chief Executive Officer. After considering advice from the compensation committee’s independent compensation consultant generally and specifically with respect to compensating for interim service, our Board of Directors determined that time-based vesting was appropriate given the interim nature of Mr. Rau’s position and therefore did not make any of Mr. Rau’s equity grant based on relative TSR performance metrics. The actual economic value of all

EXECUTIVE COMPENSATION

of the equity grants to our named executive officers depends on the performance of our stock price over the period during which the awards vest.
Executive Compensation Philosophy: Objectives, Considerations and Elements

Objectives
Our executive compensation programs are generally designed to:
• align the interests of executives with the long-term interests of our stockholders through equity-based awards whose value over time depends upon the market value of the company’s common stock;
• motivate key executives to achieve strategic business initiatives and to reward them for their achievements;
• support a pay-for-performance environment that differentiates bonus amounts among the named executive officers on their responsibilities and contributions toward company performance; and
• attract and retain talented and experienced executives by offering compensation programs that are in line with our peer companies.

Considerations
To achieve these objectives, our executive compensation package typically provides a mix of compensation elements, including base salary, annual variable cash bonuses, stock-based compensation, broad-based employee benefits, severance benefits and, in certain circumstances, retention payments. In any given year, our compensation committee may consider one or more of the following factors in determining the amount and form of each of these compensation elements with appropriate attention to both absolute and relative levels of compensation and the mix in achieving proper parity:

• compensation practices and levels among our peer companies and pay levels among our peer companies and executive pay survey as further described below under “Compensation Positioning Against Peer Data and Executive Pay Survey Data”;
• historical and anticipated corporate and individual performance, including stock price, achievement of revenue and adjusted EBITDA, and execution of individual, team and company-wide strategic initiatives;
• budget constraints for salary, bonus and equity adjustments;
• historical compensation levels;
• broader economic conditions, with the goal of ensuring that our pay strategies are effective, yet responsible;
• the potential dilutive effect of our equity compensation practices on our stockholders; and

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• individual negotiations with executives, as these executives may be leaving meaningful compensation opportunities at their prior employer or forgoing other compensation opportunities with other prospective employers to work for us, as well as negotiations upon their departures, as we recognize the benefit to our stockholders of smooth transitions.

Elements
What We Pay	Why We Pay It
Base Salary (fixed cash)
• Fixed source of compensation provides our executives a degree of certainty in the face of having a material portion of their compensation “at risk” in the form of annual variable cash bonuses and equity-based compensation.
• Helps to attract and retain our named executive officers.
• The compensation committee generally set base salaries annually and targets base salary levels at the 50th percentile of our market data (using peer group companies and executive pay survey data) as it believes this positioning provides adequate retention incentive.

Annual Variable Cash Bonus (“at-risk” cash)
• Rewards the achievements of our executive officers and their contributions to our financial performance.
• Promotes strong linkages between our executives’ contributions and our company performance, supports the achievement of our business objectives and promotes retention of our executives.
• Our compensation committee recognizes the important role that variable compensation plays in attracting, retaining and motivating our executives to achieve our short-term goals.
• The compensation committee generally sets bonus levels annually and targets annual variable cash bonus levels at the 50th percentile of our market data (using peer group companies and executive pay survey data).

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Equity Compensation (“at-risk” stock awards)
• Aligns the long-term interests of our stockholders and our employees by creating a strong, direct link between employee compensation and stock price appreciation and, with respect to performance-based awards, company performance and relative TSR.
• The compensation committee believes that if our officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize long-term stockholder value.
• The compensation committee and/or Board of Directors generally approves equity awards annually in the form of restricted stock units (“RSUs”) that vest based on service and/or RSUs that vest based on achievement of specific performance goals.
• The compensation committee generally targets annual equity awards at or near the 50th percentile of our market data (using peer group companies and executive pay survey data).

Role of Our Compensation Committee

Our compensation committee evaluates and approves the annual compensation changes for our named executive officers other than our Chief Executive Officer. Our compensation committee also evaluates and recommends for approval by the independent members of the Board of Directors the annual compensation changes for our Chief Executive Officer, as well as the performance goals for our compensation programs. References below in this “Executive Compensation” section to approvals by our Board of Directors are intended to refer to approvals by the independent members of the Board of Directors.

Our compensation committee solicits and considers our Chief Executive Officer’s recommendations on the compensation levels of each named executive officer, as well as his reviews of each named executive officer’s performance and contributions in the prior year. In addition, our chairman of the Board of Directors solicits from other Board members their evaluations of the performance of the Chief Executive Officer for the prior year and discusses his assessment of our Chief Executive Officer’s performance with the other members of the compensation committee. The compensation committee and Board of Directors also met multiple times in the summer and fall of 2018 to address Mr. Rodriguez’s resignation and to discuss and determine compensation arrangements for Mr. Rau’s initial appointment and in late 2018 to address his continued employment as our Interim Chief Executive Officer.

As part of its deliberations, in any given year, the compensation committee may review and consider materials such as company financial reports and projections, historical achievement of company-wide operational and financial objectives, operational data, tax and accounting information, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance

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data, analyses of historical executive compensation levels and current company-wide compensation levels, and the recommendations of our Chief Executive Officer, human resources department and the advice of the compensation committee’s independent compensation consultant.

Role of Management in Setting Compensation

The company’s human resources, finance, and legal departments work with our Chief Executive Officer to review peer compensation data, to propose compensation programs for consideration by the compensation committee, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials, and ultimately to implement the decisions of the compensation committee.
Our internal personnel responsible for compensation analysis for the company generally attend a portion of each of the compensation committee’s meetings and leave before certain executive sessions. None of our named executive officers were present or participated directly in the compensation committee or the Board of Directors’ final determinations regarding the amount of any component of their own 2018 compensation packages.
However, given our Chief Executive Officer’s responsibilities for managing the performance of our executive officers, our Chief Executive Officer generally plays a primary role in establishing the performance goals for, and evaluating the performance of, our other named executive officers, as described in greater detail below under “Short-Term Incentive Compensation”. The compensation committee solicits and considers our Chief Executive Officer’s evaluations and recommendations (as well as those of the human resources group), including recommendations regarding base salary adjustments and target cash and equity incentive award levels for the other named executive officers. In the case of the Chief Executive Officer, the compensation committee and the Board of Directors meet outside the presence of our Chief Executive Officer to assess his performance.
Role of Our Independent Compensation Consultant
The compensation committee retains an independent consultant to provide the compensation committee with an additional external perspective with respect to its evaluation of relevant market and industry practices. Since August 2015, the compensation committee has retained Farient Advisors (“Farient”) to act as its independent compensation consultant.
In weighing its recommendations for executive compensation for the fiscal year 2018, the compensation committee directed Farient to advise the compensation committee on both best practices and peer practices when designing and modifying our compensation program for executive officers in order to achieve our objectives. As part of its duties, Farient provided the compensation committee with the following services with respect to 2018 compensation decisions:

•
provided compensation data for the peer group, using the peer group established in the prior year, and relevant executive pay survey data and an analysis of the compensation of the company’s executive officers as compared to this market data;

•	reviewed and provided recommendations regarding proposed special retention bonuses for executive officers;

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•	assisted the compensation committee in determining a pay package for Mr. Rau;

•	conducted a comprehensive pay-for-performance assessment;

•	provided recommendations regarding the annual bonus and long-term incentive program design for 2018;

•	assisted the compensation committee with the design of 2018 pay programs consistent with the company’s business strategy and pay philosophy;

•	provided background information and data for 2018 adjustments to the company’s executive compensation program consistent with good governance practices and the company’s objectives; and

•	provided a review of regulatory changes, and stockholder and proxy advisor firms’ best practices with respect to executive pay.

In 2018, the compensation committee met regularly with Farient, both with and without the Chief Executive Officer and/or (i) the former chief administrative and internal operations officer or (ii) the senior vice president and chief human resources officer present depending upon the topic being discussed. Farient took its direction from the compensation committee chairman. The company’s former chief administrative and internal operations officer and the senior vice president and chief human resources officer worked with Farient to provide any information Farient needed about the company to provide its services; however, the compensation committee retained the sole authority to direct, terminate or continue Farient’s services. Farient was not engaged for any non-compensation related services.

The compensation committee has analyzed whether the work of Farient as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the company by Farient; (ii) the amount of fees from the company paid to Farient as a percentage of the firm’s total revenue; (iii) Farient’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Farient or the individual compensation advisors employed by the firm with an executive officer of the company; (v) any business or personal relationship of the individual compensation advisors with any member of the compensation committee; and (vi) any stock of the company owned by Farient or the individual compensation advisors employed by the firm. The compensation committee has determined, based on its analysis of the above factors, that the work of Farient and the individual compensation advisors employed by Farient as compensation consultants to the company has not created any conflict of interest.
Peer Group Determination
The compensation committee considers compensation practices and levels among our peer companies as one factor in determining compensation each year. This helps us, among other process objectives, to balance our goal of attracting and retaining top executive talent with the need to maintain a reasonable and responsible cost structure. Our compensation committee generally reviews and updates our peer group of companies annually to reflect changes in the industry and to ensure that our comparisons to peer group data are meaningful to the compensation committee’s process and review.
2018 Peer Group. For 2018 compensation decisions, management worked with Farient in August 2017 to make recommendations to update the 2017 peer group of companies. Farient

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evaluated several key parameters relating to TiVo’s then-current size and business focus, as well as significant acquisition activity within the 2017 peer group, to formulate the appropriate recommended peer group for 2018 compensation decisions.
Based on this analysis, our compensation committee determined that our 2018 peer group of companies should consist of the 18 companies listed below. The median revenue of the 2018 peer group was $881 million, close to our 2017 actual revenue of $826 million. The companies in our peer group were companies: (i) that have similar business focus to us (focusing on a combination of IP licensing, data solutions, data aggregator or provider services, content delivery platforms and solutions, integrated targeted advertising products and a similar customer base) and with whom we believed we compete within the market for executive talent; and (ii) with a revenue range of approximately one-third to up to potentially three times our 2017 actual revenue (resulting in median revenue for the group slightly higher than our actual 2017 revenue of $826 million, determined as of August 2017 when the peer group proposed by Farient was approved by the compensation committee). Market capitalization, enterprise value and EBITDA were also considered in developing the peer group, as indicative of company performance, but were not formal screening criteria.
As a result, two of our prior peer companies from 2017 were removed and five new peer companies were added. Specifically, we removed Monster Worldwide, Inc. because the company had been acquired, and we removed comScore, Inc. because it was delisted on Nasdaq on February 8, 2017 due to incorrect financial reporting and could not be relisted until all the financial reports were current and correct.

Acxiom Corporation+	Fair Isaac Corporation	Pegasystems, Inc.
Akamai Technologies, Inc.*	InterDigital, Inc.	Take-Two Interactive Software, Inc.
Commvault Systems, Inc.	j2 Global, Inc.*	Teradata Corporation*
CoreLogic, Inc.	MicroStrategy Incorporated	Universal Electronics Inc.*
Dolby Laboratories, Inc.	NeuStar, Inc.^	Verint Systems Inc.
Envestnet, Inc.*	Nuance Communications, Inc.	Xperi Corporation (formerly Tessera Technologies, Inc.)

+ As of October 1, 2018, Acxiom Corporation changed its name to LiveRamp Holdings, Inc. as part of a sale transaction.
* New peer company for 2018
^ NeuStar, Inc. was acquired in the fall of 2017 and has since been removed from the peer group.

Compensation Positioning Against Peer Data and Executive Pay Survey Data
As a general guideline, our compensation committee targets total direct compensation at a level that is competitive within our peer group and also the marketplaces in which we operate. The compensation committee’s compensation consultant collects, analyzes and provides to the compensation committee a report on the total direct compensation, target total direct compensation, base salary, long-term incentive awards, target short-term incentives, target short-term compensation, equity award and pay practice data, as applicable, for executive officers holding comparable positions at the peer group companies from individual proxy filings (specifically with respect to chief executive officer and chief financial officer compensation) and based on other proprietary and published survey sources (collectively referred to as the “peer data”). In generating the 2018 peer group, in order to provide a broader reference point for certain of the named executive officers, our compensation

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consultant referred to data from the 2017 Radford Global Technology Survey for technology companies with revenue between $500 million and $1.5 billion, both generally and as specifically limited to our 2018 peer group companies who participated in the survey, in order to capture compensation data from our 2018 peer group companies for certain named executive officer positions for which there was less publicly available data.
Our compensation committee believes that compensation should be at the levels necessary to achieve the objectives of our executive compensation program - attracting and retaining top talent as well as linking more of our executives’ compensation to achievement of annual and longer-term corporate performance goals and long-term gains in the value of our stock. The opportunity for higher performance-based compensation reflects our commitment to pay for performance, with compensation being higher for exceptional performance and compensation being lower if our performance goals are not reached.
Our compensation committee believes that comparisons to the peer data and executive pay survey data are useful guidelines to measure the competitiveness of our compensation practices. For 2018 compensation decisions made in the normal course for our named executive officers other than Mr. Rau and Mr. Rodriguez, the compensation committee generally targeted overall cash compensation, long-term incentives and total target compensation around the 50th percentile of peer data. The compensation committee feels that targeting around the 50th percentile of peer data serves the committee’s objective of offering a market competitive compensation program, while at the same time motivating and rewarding our executives to achieve our initiatives and aligning their interests with those of our stockholders, as the incentive nature of our long-term and short-term compensation is designed to deliver above median pay with strong company performance and below median pay with poor company performance. The compensation committee referenced the full range of pay for executives in similarly sized firms from the peer data. For 2018, the compensation committee maintained discretion to set levels of executive compensation above or below peer levels based upon distinguishing factors such as individual performance, an executive’s level of experience and responsibilities, the comparability or lack thereof in roles and responsibilities when compared with peer companies, internal pay equity and our compensation budget.
Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2018 and Description of Changes to our 2019 Short-Term Incentive Compensation Program
As described above under “Compensation Philosophy: Our Objectives, Elements and Considerations,” our 2018 executive compensation program consists of three principal components: base salary, annual variable cash bonus and equity compensation. The compensation committee does not have a set formula for determining the mix of each pay element, but instead seeks to ensure that compensation across all elements is fair and consistent with our company’s compensation philosophy as a whole. In addition, the compensation committee has not adopted any formal or informal policies or guidelines on the mix of the equity awards in future years. We believe having flexibility in our allocation among various elements of compensation allows us to tailor each executive’s compensation package to meet our compensation goals based on the facts and circumstances known at that time.
2018 Base Salary Decisions
Base Salary: In May 2018, our compensation committee reviewed and determined the 2018 base salaries set forth in the table below for each of the named executive officers, other than Mr. Rodriguez, whose 2017 base salary was approved in connection with his hiring in November 2017 and remained the same for 2018, and Mr. Rau, whose 2018 base salary was

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approved in connection with his appointment in July 2018. In making these 2018 decisions, the compensation committee considered the positioning of each individual’s salary as compared to the peer data, as well as the individual’s historical salary levels, our then-current budget for employee salary adjustments and the individual’s anticipated role and responsibilities for the coming year.
The compensation committee determined not to make any increases to the base salaries of the continuing named executive officers in May 2018 in light of (i) the ongoing strategic alternatives process, (ii) the adoption of the Executive Retention Plan described below, and (iii) with respect to Mr. Hawkey, a prior 4.3% increase to his base salary, effective in March 2018.
In connection with his commencement of employment in July 2018, the Board of Directors set Mr. Rau’s annual base salary at $750,000, consistent with the base salary the Board of Directors had approved for Mr. Rodriguez in 2018.

Executive Officer	2018 Base Salary	Change from 2017
Raghavendra Rau (1)	$750,000	N/A
Enrique Rodriguez (2)	$750,000	—%
Peter Halt	$413,751	—%
Michael Hawkey	$400,000	4.3%
Matt Milne	$444,960	—%
Arvin Patel	$450,000	—%

(1)	Mr. Rau’s 2018 base salary was effective upon his appointment as the company’s Interim President and Chief Executive Officer on July 5, 2018.

(2)	Mr. Rodriguez’s base salary was effective upon his commencement with the company on November 13, 2017 and remained the same for 2018.

2018 Short-Term Incentive Compensation Decisions
Target Amounts: In May 2018, the compensation committee reviewed the target bonus levels of all of the named executive officers serving at such time (except for Mr. Milne, who participates in a sales commission plan, the details of which are discussed more fully in the section below entitled “Milne Sales Incentive Compensation Plan”), considering the peer data and Mr. Rodriguez’s recommendations (other than for himself) and determined all such bonus levels were appropriate and should remain unchanged from the 2017 target bonus levels, with the exception of Mr. Hawkey’s, which was increased from 40% to 55% for purposes of internal peer equity among executives reporting to our Chief Executive Officer. Messrs. Halt’s, Hawkey’s and Patel’s resulting 2018 target bonus percentages were at or below approximately the 50th percentile of the peer data with respect to short-term incentive compensation targets, which the compensation committee determined was appropriate in light of the ongoing strategic alternatives process.
In connection with Mr. Rau’s appointment as Interim Chief Executive Officer in July 2018, the Board of Directors considered recommendations from Farient and approved a target bonus percentage of 125% of base salary for Mr. Rau, consistent with the 2018 target bonus percentage the Board of Directors had approved for Mr. Rodriguez.

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Executive Officer	2018 Target Bonus (% of base salary)	Change from 2017
Raghavendra Rau	125%	N/A
Peter Halt	70%	—%
Michael Hawkey	55%	37.5%
Arvin Patel	70%	—%

Determining and Weighting of Goals. Our named executive officers were eligible to earn annual variable cash bonuses under our 2018 Senior Executive Company Incentive Plan (the “2018 Executive Incentive Plan”). Such bonuses were based on the company’s achievement of worldwide revenue (“Revenue”) and worldwide adjusted EBITDA (“Adjusted EBITDA”) targets, and, except for Mr. Rau, achievement of individual performance goals, with the weightings set forth in the following table. Mr. Hawkey’s cash bonus is additionally based on achievement of a business group performance factor (“BGPF”) based on the business group revenue target and contribution margin target described below, as set forth in the following table.

	Weighting Among Goals
Executive Officer	Corporate Performance	Individual Performance	Business Group Performance Weighting
Raghavendra Rau	100%	—%	—%
Peter Halt	75%	25%	—%
Michael Hawkey	20%	30%	50%
Arvin Patel	75%	25%	—%

With respect to Messrs. Halt, Hawkey and Patel, the compensation committee set the 2018 weighting between corporate and individual performance (and, with respect to Mr. Hawkey, the business group performance weighting) at the same level as in effect at the end of 2017, as they believed it appropriately aligned our executives with corporate performance. Because as Interim Chief Executive Officer, Mr. Rau has a greater direct impact on, and responsibility for, corporate performance, the compensation committee believed that his bonus should be solely dependent on corporate performance. To further align our business unit leaders with corporate performance, for 2019, the compensation committee increased the weighting of the corporate performance goals (from 20% to 50%) and decreased the weighting of individual goals (from 30% to 10%) and business group goals (from 50% to 40%) for Mr. Hawkey, Mr. Patel and our other business unit leaders.
Corporate Performance Goals. The average of the payout percentages for the Revenue and Adjusted EBITDA goals is the “corporate performance factor” for Messrs. Halt, Hawkey and Patel. The portion of the annual variable cash bonus that could be earned based on corporate performance is calculated as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on corporate performance, (iv) the corporate performance factor, and (v) the fraction of the number of calendar days during the fiscal year that the executive is in the incentive-eligible position.
Adjusted EBITDA is defined as operating income excluding depreciation, amortization of intangible assets, restructuring and asset impairment charges, goodwill impairment, equity-

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based compensation, transaction, transition and integration costs, retention earn-outs payable to former stockholders of acquired businesses, earn-out settlements, CEO transition cash costs, remeasurement of contingent consideration, gain on settlement of acquired receivable and changes in franchise tax reserve.
Rigor of Corporate Performance Targets. To assist the compensation committee in determining the appropriate target levels, Farient provided a competitive assessment of our targets, considering our historical performance and the historical performance of our peer group and the S&P 600 Software and Services Index and projected performance.

When Mr. Rodriguez, our former Chief Executive Officer, joined in November 2017, he undertook a review of the company and its operations, including but not limited to revenue growth and cost structure of the organization.  Due to this operational efficiencies analysis that was undertaken in early 2018, and also due to the February 2018 announcement that the company was evaluating a wide range of strategic alternatives as the Board of Directors did not believe that our stock price was at a level that reflected the true value of the business, the Board of Directors did not approve the company’s operating budget until April 2018.  The compensation committee thereafter worked with Farient and Mr. Rodriguez to design rigorous target levels under the 2018 Executive Incentive Plan that reflected the actual 2018 operating budget and strategy.  However, Mr. Rodriguez resigned from his position in July 2018 before this work was completed.  Immediately following Mr. Rau’s appointment as Interim Chief Executive Officer in July 2018, the compensation committee resumed this work, with the benefit of Mr. Rau’s input, and in August 2018 set our Revenue and Adjusted EBITDA targets at levels that were challenging, rigorous and appropriate in the context of the challenges and uncertainties facing our business, the ongoing strategic review process, alignment with the company’s annual goals and the desire to retain talent in light of high-profile management transitions.

The corporate performance factor for Messrs. Halt, Hawkey and Patel was calculated by averaging the payout of each of the Revenue and Adjusted EBITDA targets. The payout level for each level of attainment is set forth in the table below.

	Attainment (% of target) (1)	Payout (% of target)
Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%
(1) Below 90% of attainment, the plan provided for 0% payout. Between 90% and 100% attainment of target, a straight-line interpolation of 5% points of payout were earned for every 1% point of attainment. From 100% to 110% of attainment of target, 10% points of payout were earned for every 1% point of attainment. The maximum payout was capped at 200%.

To further increase the rigor of our annual variable cash bonus program, for 2019 the compensation committee increased the threshold level of attainment necessary for our executives to earn any bonus to 95% (without a corresponding increase to the payout level) and reduced the maximum payout level to 175% (without a corresponding reduction to the level of attainment necessary to earn the maximum payout).
Business Group Performance Goals. The BGPF for Mr. Hawkey was calculated by averaging the payout of the applicable business group revenue target (“BG Revenue”) and

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contribution margin target (“BG Contribution Margin”). The portion of the annual variable cash bonus that could be earned based on business group performance is calculated as the product of: (i) Mr. Hawkey’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on business group performance, (iv) the BGPF and (v) the fraction of the number of calendar days during the fiscal year that Mr. Hawkey was in the incentive-eligible position. The payout level for each level of attainment is set forth in the table below.

	Attainment (% of target) (1)	Payout (% of target)
Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%
(1) Below 90% of attainment, the plan provided for 0% payout. Between 90% and 100% attainment of target, a straight-line interpolation of 5% points of payout were earned for every 1% point of attainment. From 100% to 110% of attainment of target, 10% points of payout were earned for every 1% point of attainment. The maximum payout was capped at 200%.

To further increase the rigor of our annual variable cash bonus program, for 2019 the compensation committee also increased the threshold level of attainment necessary for Mr. Hawkey to earn any bonus to 95% (without a corresponding increase to the payout level) and reduced the maximum payout level to 175% (without a corresponding reduction to the level of attainment necessary to earn the maximum payout).
Individual Performance Goals. Individual performance is calculated as a number, between 0 and 200%, with 100% as target performance, and that number is called the individual performance factor. The portion of the annual variable cash bonus that could be earned based on individual performance was calculated for each participant as the product of: (i) the executive’s base salary, (ii) target bonus percentage, (iii) the fraction of the annual variable cash bonus that could be earned based on individual performance, (iv) the individual performance factor, and (v) the fraction of the number of calendar days during the fiscal year that the executive is in the incentive-eligible position. The compensation committee approved each eligible executive’s individual performance factor based on Mr. Rau’s evaluation of performance of each respective function and whether certain pre-established individual goals for the year had been achieved. The compensation committee believes it is important to retain flexibility to reward individuals for their contributions to overall company performance.
2018 Corporate Performance Results. The Revenue target at 100% achievement was $707.0 million and the Adjusted EBITDA target at 100% achievement was $193.4 million. Our performance in 2018 against our Revenue and Adjusted EBITDA goals was $695.9 million in Revenue, or 98.4% of the target goal, and $200.1 million in Adjusted EBITDA, or 103.5% of the target goal, resulting in a factor on the corporate performance factor of 113% (that is, the average of 92% payout for Revenue and 135% payout for Adjusted EBITDA).
2018 BGPF Results. Applicable to Mr. Hawkey, for User Experience, the BG Revenue target at 100% achievement was $295.0 million and the BG Contribution Margin target at 100% achievement was $111.4 million. Our performance in 2018 against our BG Revenue and BG Contribution Margin goals for User Experience was $315.8 million in BG Revenue, or 107.1% of the target goal, and $129.6 million in BG Contribution Margin, or 116.3% of the target goal, resulting

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in a factor on the BGPF for User Experience of 185% (that is, the average of 171% payout for BG Revenue and 200% payout for BG Contribution Margin).
2018 Individual Performance Results. In February 2019, our compensation committee evaluated Messrs. Halt, Hawkey and Patel to determine the individual performance factor payouts as follows:

•
Peter Halt: Mr. Rau recommended, and our compensation committee approved, an individual performance factor payout for Mr.  Halt of 1.3 (as reflected in the table below) based on Mr. Halt’s management of our financial reporting and audit processes, assistance in ensuring a smooth CEO transition, execution on enterprise cost efficiency programs and support of the business during the strategic alternatives process.

•
Michael Hawkey: Mr. Rau recommended, and our compensation committee approved, an individual performance factor payout for Mr. Hawkey of 1.3 (as reflected in the table below) based upon management of our User Experience product group, securing customer wins for future growth products such as IPTV and rationalization of R&D facilities.

•
Arvin Patel: Mr. Rau recommended, and our compensation committee approved, an individual performance factor payout for Mr. Patel of 1.3 (as reflected in the table below) based upon management of our IP business group, growing our intellectual property portfolio both organically and inorganically and steering our ongoing multi-forum litigation strategy with Comcast.

	2018 Target Bonus				2018 Actual Bonus Paid
Executive Officer	2018 Target Bonus as a Percentage of Base Salary (%)	2018 Target Bonus ($)		Corporate Performance Factor (#)	Corporate Performance Factor Payout Calculation ($)	Individual Performance Factor (#)	Individual Performance Factor Payment Calculation ($)	Business Group Performance Factor (#)	Business Group Performance Factor Payment Calculation ($)	2018 Actual Bonus Paid ($)(1)	2018 Actual Bonus as a % of Target Bonus
Raghavendra Rau	125	$462,329	(2)	1.13	$522,432	N/A	N/A	N/A	N/A	$522,432	113%
Peter Halt	70	$289,626		1.13	$245,458	1.3	$94,128	N/A	N/A	$339,586	117%
Michael Hawkey	55	$190,247	(3)	1.13	$42,996	1.3	$74,196	1.85	$175,978	$293,170	154%
Arvin Patel	70	$315,000		1.13	$266,963	1.3	$102,375	N/A	N/A	$369,338	117%

(1)
The Actual Bonus Paid for each executive is generally equal to the Corporate Performance Factor Payout Calculation plus the Individual Performance Factor Payout Calculation (plus the Business Group Performance Factor Payment Calculation for Mr. Hawkey), as shown

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above. However, under the terms of the 2018 Executive Incentive Plan, the compensation committee has the discretion to pay less than the full amount (including to pay zero percent) of the payout to which any participant would otherwise be entitled, which determination shall be based upon such factors as the compensation committee determines appropriate.

(2)	Mr. Rau’s bonus calculations reflect pro ration of such base salary and related bonus target amounts to reflect the portion of 2018 during which Mr. Rau served as Interim Chief Executive Officer.

(3)	Mr. Hawkey’s bonus calculations reflect pro ration to account for increases in base salary and bonus target percentages in 2018.

As a result of Mr. Rodriguez’s resignation effective July 5, 2018, he was not eligible to earn a bonus under our 2018 Executive Incentive Plan.

Milne Sales Incentive Compensation Plan

Mr. Milne participates in the 2018 Sales Incentive Compensation Plan (the “Commission Plan”), which is designed to compensate employees who are engaged in sales activities for sales performance and to reward such employees for delivering early and often during the plan year. As a participant in the Commission Plan, Mr. Milne is not eligible to participate in the 2018 Executive Incentive Plan. Mr. Milne’s total commission target for 2018 was based on specified target revenue quotas and target quotas for new sales contracts. For 2018, Mr. Milne’s total commission target was $280,000, or 63% of his base salary, which was approved by the compensation committee in May 2018. Under the Commission Plan, compensation is paid as an advance by the 45th day following the close of the quarter and deemed earned after the company recognizes revenue and receives payment from a customer. For the year ended December 31, 2018, Mr. Milne earned compensation under the Commission Plan in the amount of $291,495.

Retention Payments

In May 2018, to provide continuity of key members of the management team and address the elevated risk of executive retention associated with the ongoing strategic alternatives process, at the recommendation of the compensation committee, the Board of Directors approved an Executive Retention Plan for certain company executives as designated by the compensation committee, including Messrs. Hawkey, Milne and Patel. During this period of uncertainty, the Board of Directors determined it was critical to retain key executives who could steer the company through its review of strategic alternatives, and that retention awards were critical to achieve this goal. The plan provides for a cash retention award of $750,000 to each of Messrs. Hawkey, Milne and Patel if the officer remains employed by the company on December 31, 2019. However, under the terms of the plan, if the officer is terminated by the company without cause or the officer resigns for good reason before May 9, 2019, and the officer has remained actively employed in good standing through such termination date, such officer shall be paid 66% of such officer’s cash retention award. If the officer is terminated by the company without cause or the officer resigns for good reason after May 9, 2019, such officer shall be paid all of such officer’s cash retention award provided that such officer executes an effective release of claims against the company. If an officer (a) voluntarily resigns from the company without good reason, (b) is terminated by the company for cause, (c) is terminated by the company for poor performance (as reasonably determined by the Board of Directors), or (d) dies or becomes disabled, in each case prior to December 31, 2019, no cash retention award will be paid to such officer.

EXECUTIVE COMPENSATION

2018 Long-Term Incentive Compensation Decisions

Size of Equity Awards. In determining the size of the total equity compensation opportunity in 2018, the compensation committee:

•	aimed to have the aggregate target award value result in target total direct compensation at a level that is competitive in the marketplaces in which we compete;

•
focused a larger portion of total direct compensation in the form of long-term and performance-based equity awards intended to drive long-term differentiated value relative to our peers and maximize long-term stockholder value;

•
aimed to structure a substantial portion of equity opportunity in the form of awards that vest based on achievement of performance goals to better align our executives’ long-term compensation opportunity with our stockholders’ interests; and

•	considered the recommendations of Mr. Rodriguez for the other named executive officers (the awards were granted prior to Mr. Rau’s appointment as Interim Chief Executive Officer).

Interim CEO Equity Award. In connection with his appointment as Interim Chief Executive Officer, the Board of Directors granted to Mr. Rau a time-vesting RSU award in July 2018 with a grant date target value of $2,000,000. The award value was determined based on peer data with input from Farient and pro-rated in recognition of Mr. Rau’s expected tenure in such role of six months. In December 2018, in connection with the extension of Mr. Rau’s tenure as our Interim Chief Executive Officer and based on peer pay analyses conducted by Farient, the Board of Directors agreed to grant Mr. Rau a second time-vested RSU award in January 2019 with a grant date target value of $2,000,000. The Rau RSUs (as defined below) vest quarterly, with one-fourth of the units vesting every three months after the grant date, subject to Mr. Rau’s service as Interim Chief Executive Officer through such vesting date. As a condition of each award, Mr. Rau agreed not to publicly resell any vested portion of the RSU during his tenure as Interim Chief Executive Officer.
Equity Award Mix for Annual Awards to Other Named Executive Officers. The compensation committee determined that the annual equity awards granted to the named executive officers (other than Mr. Rodriguez and Mr. Rau) in 2018 should consist of time-vesting RSU grants and performance-vesting RSU grants as set forth in the table below. The compensation committee determined that these two types of equity awards provided the appropriate balance of long-term incentives for our executive officers in 2018. Specifically, RSU awards that vest based on performance goals focus executives on achieving specific longer-term company performance goals and increasing stockholder value, and RSU awards that vest over time provide tangible value to executive officers and serve as an incentive and retention tool during a difficult operating or volatile business environment, while still being tied to our stockholder value. The compensation committee determined not to grant stock options in 2018 because it felt that using solely performance-vesting RSUs and time-vesting RSUs would strengthen the direct alignment of the long-term incentive program to stockholder value creation.
In setting the mix of the two types of equity awards for 2018, the compensation committee determined that a substantial portion of the equity grants should consist of awards that vest based on our performance (in the form of measurable performance goals based on

EXECUTIVE COMPENSATION

relative TSR), in addition to continued service over time. Accordingly, the compensation committee structured performance-based awards to account for half of each executive’s annual equity award.
In setting the annual grant levels, the compensation committee reviewed peer data and generally aimed for the equity grants to the executive officers for 2018 to fall around the 50th percentile of peer data. The compensation committee believes that this positioning, combined with its mix of equity compensation reflects our commitment to pay for performance, with compensation above the median of our peers for exceptional performance and compensation below this level if our performance goals are not reached. The resulting target grant values were established based on market data, individual performance and criticality, the retention value of current existing equity awards. Each award fell around or under the 50th percentile of the peer data, except for the grant to Mr. Hawkey, which fell around the 60th percentile of the peer data. The compensation committee determined Mr. Hawkey’s award was appropriate in recognition of his 2017 performance and from an internal pay equity perspective.
The Board of Directors did not grant any annual equity awards to Mr. Rodriguez in 2018 because Mr. Rodriguez had notified TiVo of his intention to resign prior to the grant of the annual equity awards in July 2018.
The compensation committee approved a total dollar value for each named executive officer’s annual grants, which we refer to as the grant date target value, based on the market data and other factors described above, and the allocation of such value to each of the two forms of equity awards (50% performance-vesting RSUs and 50% time-vesting RSUs). The actual number of performance-based RSUs and time-based RSUs granted on July 1, 2018 (or, for Mr. Halt, on August 1, 2018) were calculated using the closing stock price of our common stock as of grant date or, if the grant date is not a trading day, the last trading day immediately prior to the grant date (dividing the applicable grant date target value by such closing stock price to arrive at the target number of performance-based RSUs and the number of time-based RSUs.

Executive Officer	RSU - Time Vesting	RSU - Performance Vesting (Target)
Peter Halt	53,498	53,498
Michael Hawkey	35,316	35,316
Matt Milne	27,881	27,881
Arvin Patel	27,881	27,881

2018 Performance Award Vesting Criteria. The 2018 performance-vesting RSU awards were structured to be based entirely on a three-year performance period (2018-2020) and are eligible to vest on a cliff basis, if at all, after three years based upon the achievement of a three-year relative TSR metric of percentile ranking against the S&P 600 Software & Services Index (the “TSR Factor”), as reflected below. We carefully set the performance award goals to be rigorous and ultimately serve to align management and our stockholders’ interests. The TSR Factor was set at levels the compensation committee determined to be competitively challenging, with the maximum metric extremely robust. Further, the vesting of the performance awards is conditioned upon the grantee remaining employed with the company through the vesting date, which is the third anniversary of the grant date.
The compensation committee structured the TSR Factor to be based on a three-year measurement period (rather than one-year measurements over a three-year period), to enhance the long-term nature of the award, distinguish long-term incentive award and short-

EXECUTIVE COMPENSATION

term incentive award goals and further align management with our long-term stockholder interests. The compensation committee chose the TSR Factor to provide a relative performance metric against an appropriate comparator group of companies to incentivize and reward not only for returns to our stockholders, but also returns in excess of our general industry.
At the end of the 2018-2020 performance period, the compensation committee will determine the level of achievement of the TSR Factor for the three-year performance period and then apply the resulting vesting factor to the grant amount to determine the total amount that will vest. Depending on the level of achievement, the minimum number of shares issuable pursuant to the performance award is zero and the maximum number of shares issuable is twice the number of target shares.

The range of threshold, target and maximum levels for the three-year TSR Factor and resulting vesting are as follows:

TSR Factor	Payout as a % of Target (if TSR is positive)	Payout as a % of Target (if TSR is negative)
75 or higher	200%	100%
70	180%	100%
65	160%	100%
60	140%	100%
55	120%	100%
50 (target)	100%	100%
45	90%	90%
40	80%	80%
35	70%	70%
30	60%	60%
25	50%	50%
Below 25	—%	—%

Vesting of Hawkey RSU. In October 2016, Mr. Hawkey was granted a performance-based RSU award that was eligible to vest in three equal tranches in the event of achieving pre-established performance metrics associated with synergies related to the TiVo Acquisition that were approved by the compensation committee. In light of business decisions that were made to benefit the company in late 2017 (outside of Mr. Hawkey’s control) and which affected Mr. Hawkey’s ability to achieve the vesting of the third tranche of the performance-based RSU, and for retention reasons related to the CEO transition in July 2018, the compensation committee extended the performance achievement date and ultimately determined that the milestone was achieved, and the third tranche, in the amount of 6,371 shares, vested on October 1, 2018.

Equity Compensation Policies

Our general policy is to make annual, new-hire and promotion equity grants on pre-determined dates as follows:

•
In 2018, annual equity grants for named executive officers were recommended by the compensation committee and approved by the Board of Directors, or approved by the compensation committee, as applicable, on the second regularly scheduled meeting of the compensation committee and/or the Board of Directors during the

EXECUTIVE COMPENSATION

second quarter of each year, with a target grant date effective as of July 1 (except for the equity grants to Mr. Halt that were made on August 1, 2018).

•
New-hire and promotion grants of equity awards (stock options and/or RSUs) for all executive officers are subject to approval by our compensation committee and occur on the first day of the month following the new employee’s start date or promotion date, as applicable (except for January, which would be January 2, due to the perpetual January 1 holiday). For example, if the compensation committee authorized a grant to a new-hire executive officer on January 10 and the executive officer started employment on January 20, the grant date would be February 1. If the new-hire executive officer started employment on January 20 but the compensation committee did not authorize the grant until February 2, the grant date would be March 1.

It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price.

Directors and Named Executive Officers Stock Ownership Guidelines

We have maintained stock ownership guidelines for our Board of Directors and our executive officers (including the named executive officers) since 2011. Those guidelines currently provide the following:

•
Board members are required to own, or acquire within five years after appointment, shares of common stock of the company (including vested stock options or other vested equity awards received as compensation for serving as a member of the Board of Directors) having a market value of at least four times the amount of the annual cash retainer for such director.

•
Our Chief Executive Officer is required to own, or acquire within five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation in connection with his employment with the company) having a market value of at least six times his then-current annual base salary.

•
Each named executive officer (other than the Chief Executive Officer) is required to own, or acquire within five years after appointment), shares of common stock of the company (including vested stock options or other vested equity awards received as compensation in connection with his or her employment with the company) having a market value of at least three times his or her then-current annual base salary.

•
The required ownership level for each member of the Board of Directors, the Chief Executive Officer and the other named executive officers of the company shall be recalculated whenever such person’s level of base pay changes (for members of the Board of Directors, such director’s annual cash retainer), and as of January 1 of every third year; and, if such re-calculation results in an increased ownership amount being required under the above guidelines, then such person shall have five years from the date of the re-calculation to accumulate the incremental amount of the increase resulting from the re-calculation.

EXECUTIVE COMPENSATION

Compensation Recovery Policy

We adopted a clawback policy, even though the SEC has not yet issued final rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act requirement. Our policy currently provides that, in the event of (i) a financial statement restatement or (ii) a later determination that the figures upon which incentive compensation (equity compensation or cash) was calculated and paid to executive officers were in error (provided that in each case that an executive officer’s misconduct caused either the noncompliance that resulted in the restatement or the error in the figures upon which incentive compensation was calculated and paid), the Board of Directors may take action to recover the incentive compensation that was paid or vested (including gain from the sale of vested shares) during the three-year period preceding the restatement or the determination of the error as noted above. In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. We will also comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will modify our policy to the extent required by law once the SEC adopts final regulations on the subject.
Anti-Hedging Policy
We have a policy that prohibits our executive officers, directors and other members of management from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock. We adopted this policy as a matter of good corporate governance. Furthermore, by not allowing executives to engage in such transactions, they face the downside risk of a reduction in value of their unvested equity awards, and therefore pay from equity is more strongly correlated to stock price performance over the vesting period.
Agreements Providing for Change of Control and Severance Benefits
The employment of each of our named executive officers is “at will.”
Executive Severance and Arbitration Agreements. Messrs. Rau, Halt, Hawkey, Milne and Patel have entered into executive severance and arbitration agreements with the company. The executive severance and arbitration agreements of Messrs. Halt, Hawkey, Milne and Patel have substantially the same material terms, providing cash severance of up to twelve months of base pay, continuation of Welfare Benefits (as defined in the agreement) during the period in which cash severance is being paid, and accelerated vesting of certain equity-based compensation, only upon termination of employment (i) by the company for any reason other than cause or (ii) by each officer with good reason, and in either the case of (i) or (ii), in connection with a change in control of the company. In connection with his appointment as Interim President and Chief Executive Officer, we entered into an executive severance and arbitration agreement with Mr. Rau, which was amended and restated effective December 27, 2018. The agreement provides for certain severance and change in control-related benefits. Our Board of Directors determined that these severance benefits were necessary and appropriate in order to retain Mr. Rau. The details of the executive severance and arbitration agreements are discussed more fully in the section below entitled “Potential Payments upon Termination or Change of Control.”

EXECUTIVE COMPENSATION

Non-Change in Control Executive Severance Plan. Additionally, each of Messrs. Halt, Hawkey, Milne and Patel are eligible for severance benefits under the Executive Severance Plan we approved in July 2017 for certain designated company executive vice presidents and senior vice presidents. The plan provides for cash severance of twelve months of base salary, certain equity acceleration benefits and certain health and outplacement severance benefits to each such named executive officer, upon a termination of employment by the company for any reason other than cause or by each officer with good reason. The benefits under the plan are offset by any then-existing change in control severance agreements and subject to certain cessation upon commencement of new employment. The details of the Executive Severance Plan are discussed more fully in the section below entitled “Potential Payments upon Termination or Change of Control.”
Executive Retention Plan. In addition, in May 2018, to provide continuity of key members of the management team and address the elevated risk of executive retention associated with the ongoing strategic alternatives process being undertaken by the management team and the Board of Directors, at the recommendation of the compensation committee, the Board of Directors approved an Executive Retention Plan for certain company executives as designated by the compensation committee, including Messrs. Hawkey, Milne and Patel. The details of the Executive Retention Plan are discussed more fully in the section below entitled “Potential Payments upon Termination or Change of Control.”
The amounts, terms and conditions of these change in control and severance rights reflect the arrangements between our named executive officers and the company at the time these awards and documents were entered into and the benefits provided by our peer companies to similarly situated executives, as well as our desire for internal pay equity among our executive officers. The compensation committee believes that the severance benefits and accelerated vesting offered to our named executive officers in the event of a termination of employment in connection with a change in control (i) serves to minimize the distractions to our executive team and helps our named executive officers maintain a balanced perspective in making overall business decisions during periods of uncertainty and (ii) are structured so that an acquirer that wishes to retain our management team during a transition period or over the long term will have an opportunity to do so. The non-change in control severance benefits under the Executive Severance Plan and the cash award under the Executive Retention Plan are intended to facilitate leadership stability in the company’s management team.
As a result of Mr. Rodriguez’s resignation in July 2018, he was not eligible to receive any payments or benefits under his severance agreement, under the Executive Severance Plan or otherwise.
401(k) Plan
Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Code. Each participant may contribute a portion of his or her pretax compensation to our 401(k) plan. Employee contributions are held and invested by the 401(k) plan’s trustee. Our 401(k) matching contribution program matches employee contributions at a rate of 50% up to 6% of eligible compensation and within the federal statutory limit under Section 401(a)(17). We believe that this benefit is consistent with the practices of our peer companies, and therefore is a necessary element of compensation in attracting and retaining employees.

EXECUTIVE COMPENSATION

Other Employee Benefits
We provide health insurance, dental insurance, life insurance, disability insurance, healthcare savings accounts, wellness program incentives, health club membership reimbursement and paid vacation time benefits to all of our employees, including our named executive officers on the same terms and conditions. We believe these benefits are consistent with the practices of our peer companies, and therefore necessary in attracting and retaining our employees.
In addition to the benefits listed above, the compensation committee provides, from time to time, limited business-related perquisites to our named executive officers. In considering potential perquisites, the compensation committee reviews the company’s cost of such benefits against the perceived value we receive. In 2018, we paid Mr. Hawkey’s commuting expenses to and from his home in Colorado in the amount of $78,732. In addition, in 2018, we paid to Mr. Milne the cost of his guest's attendance at the Sales Excellence Club and a gross-up to cover related taxes in the aggregate amount of $7,770.
Tax Deductibility of Executive Compensation
Under Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.
Prior to the enactment of the Tax Cuts and Jobs Act (the “Tax Act”), Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.
As a result, compensation paid to any of the company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief provided by the Tax Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), no assurance can be given that any compensation paid by the company will be eligible for such transition relief and qualify for the performance-based compensation exception under Section 162(m). Although the compensation committee will continue to monitor the applicability of Section 162(m) to the company’s ongoing compensation arrangements, the compensation committee also intends to continue to provide compensation for the company’s named executive officers in a manner consistent with the best interests of the company and its stockholders (which may include providing for compensation that is non-deductible due to the deduction limit under Section 162(m)).

Accounting Considerations

The company accounts for equity compensation paid to our employees under the FASB ASC Topic No. 718 (“Topic 718”), Compensation - Stock Compensation, which requires us to measure the grant date fair value of our equity-based awards and recognize the grant date fair value as an expense over the requisite service period of the award. Our cash compensation is

EXECUTIVE COMPENSATION

recorded as an expense at the time the obligation is incurred. The accounting impact of our compensation programs are one of many factors that the compensation committee considers in determining the structure and size of our executive compensation programs.

Compensation Program Risk Review

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company.
Compensation Committee Report
The material in this compensation committee report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, other than in TiVo’s Annual Report on Form 10-K where it shall be deemed to be furnished, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained in this proxy statement. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the fiscal year ended December 31, 2018.
Respectfully submitted,
Members of the Compensation Committee
Glenn W. Welling (Chair)
Eddy Hartenstein
Daniel Moloney

SUMMARY COMPENSATION TABLE

SUMMARY COMPENSATION TABLE
The following table shows the compensation for the years ended December 31, 2018, 2017 and 2016 awarded to, earned by or paid to each person who served as our President and Chief Executive Officer in 2018, our Chief Financial Officer, and our three other most highly compensated executive officers, each of whom has total 2018 compensation in excess of $100,000 (“Named Executives”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)(3)	(f)(4)	(g)(5)	(i)(6)	(j)
Raghavendra Rau Interim President and Chief Executive Officer (1)	2018	365,625	--	1,893,118	--	522,432	50,960	2,832,135

Enrique Rodriguez Former President and Chief Executive Officer (2)	2018	419,271	--	--	--	--	9,750	429,021
	2017	102,273	2,198,000	12,195,791	--	--	300	14,496,364
Peter Halt Chief Financial Officer	2018	413,751	--	975,804	--	339,586	10,650	1,739,791
	2017	413,751	--	1,193,260	--	297,490	10,500	1,915,001
	2016	413,751	--	1,037,037	228,502	283,006	10,350	1,972,646
Michael Hawkey SVP and General Manager	2018	400,000	--	977,968	--	293,170	88,266	1,759,404

Matt Milne Chief Revenue Officer	2018	444,960	--	668,865	--	291,495	16,778	1,422,098

Arvin Patel EVP and Chief Intellectual Property Officer	2018	450,000	--	668,865	--	369,338	9,087	1,497,290

(1)
Mr. Rau was appointed as the company’s Interim President and Chief Executive on July 5, 2018. Amounts disclosed under “Stock Awards” and “All Other compensation” include the aggregate grant date fair value of stock awards of $151,555 and cash director fees of $46,413, respectively, received by Mr. Rau for his services as a non-employee director prior to his appointment as the company’s Interim President and Chief Executive Officer.

(2)
Mr. Rodriguez served as our President and Chief Executive Officer from November 13, 2017, until July 5, 2018, the effective date of his resignation from the position. The amount disclosed under “Bonus” in 2017 represents cash payments intended to compensate for annual incentive and certain long-term incentive compensation at his former employer that he was forgoing to accept our offer and does not include the additional $1,600,000 cash payment intended to compensate for certain deferred compensation at his former employer that he was forgoing to accept our offer because such amount was repaid by Mr. Rodriguez following the effective date of his resignation as described above in “Compensation Discussion and Analysis - Executive Summary - CEO Transition." The amount disclosed under “Stock Awards” in 2017 represents the grant date fair value of the equity

SUMMARY COMPENSATION TABLE

awards granted to Mr. Rodriguez to induce him to accept our offer, measured in accordance with Topic 718, but such equity awards were forfeited as a result of his resignation and as a result Mr. Rodriguez did not vest in such awards or realize any value with respect to such awards. Effective as of Mr. Rau’s appointment as Interim President and Chief Executive Officer on July 5, 2018, Mr. Rodriguez ceased to serve as our President and Chief Executive Officer.

(3)
Amounts disclosed under “Stock Awards” represent the aggregate grant date fair value of stock awards granted during the year indicated, measured in accordance with Topic 718. For a discussion of assumptions used to measure fair value, see Note 13, “Equity-based Compensation,” to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K. As our restricted stock units are not dividend-protected, with respect to restricted stock units granted in 2018 and 2017 subject to only service-based vesting conditions, the grant date fair value of restricted stock units was estimated based on the price of our common stock at the close of trading on the date of grant, reduced by the present value of dividends expected to be paid during the vesting period. With respect to restricted stock units granted in 2016 subject to only service-based vesting conditions, the grant date fair value of restricted stock units was estimated based on the price of our common stock at the close of trading on the date of grant. In addition, as restricted stock units granted to Mr. Rau in connection with his employment as Interim Chief Executive Officer are subject to a post-vesting restriction on sale, the grant date fair value of Mr. Rau's restricted stock units were further reduced by an illiquidity discount consistent with Topic 718. With respect to restricted stock units granted in 2018 and 2017 subject to market vesting conditions, the grant date fair value was measured using a Monte-Carlo simulation. Assuming that the highest level of attainment will be achieved for awards subject to market vesting conditions, the aggregate maximum grant date fair value of awards granted in 2018 would be as follows: Mr. Halt - $879,507; Mr. Hawkey - $867,361; Mr. Milne - $684,757; and Mr. Patel - $684,757. These amounts do not necessarily correspond to the actual value that may be realized by the Named Executives.

(4)
Amounts disclosed under “Option Awards” represent the aggregate grant date fair value of option awards granted during the year indicated, measured in accordance with Topic 718. For a discussion of assumptions used to measure fair value, see Note 13, “Equity-based Compensation” to the Consolidated Financial Statements in our 2018 Annual Report on Form 10-K. With respect to options granted in 2016, the grant date fair value was measured using the Black-Scholes-Merton option pricing formula. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers.

(5)
Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent: (i) for all persons listed other than Mr. Milne, the individual and corporate performance component (and for Mr. Hawkey, the business group performance component) of the annual cash bonuses earned pursuant to the 2018 Executive Incentive Plan for services rendered in 2018, and (ii) for Mr. Milne, his earned compensation under a sales commission plan, the details of which are discussed more fully in the section above entitled “Milne Sales Incentive Compensation Plan”. Such bonuses for services rendered in 2018 were paid in 2019.

(6)
Amounts disclosed under “All Other Compensation” consist of: (i) matching contributions we made on behalf of the Named Executives to our 401(k) plan, (ii) employer paid premiums for life insurance coverage, (iii) approximately $78,732 in commuting costs for Mr. Hawkey and (iv) approximately $7,770 in costs, inclusive of a tax gross-up, related to attendance at the Sales Excellence Club for Mr. Milne.

SUMMARY COMPENSATION TABLE

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2018 to the Named Executives.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)(4)	Maximum ($)	Threshold (#)	Target (#)(5)	Maximum (#)(5)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Raghavendra Rau (6)	N/A	N/A	231,164	462,329	924,658
	7/1/2018	5/9/2018							11,896 (7)		0.001	151,555
	8/1/2018	7/23/2018							164,609		0.001	1,741,563
Enrique Rodriguez (8)

Peter Halt	N/A	N/A	144,813	289,626	579,252
	8/1/2018	7/4/2018							53,498		0.001	536,050
	8/1/2018	7/4/2018					53,498	106,996			0.001	439,754
Michael Hawkey	N/A	N/A	95,124	190,247	380,494
	4/1/2018	3/8/2018							11,070		0.001	130,738
	7/1/2018	6/26/2018							35,316		0.001	413,550
	7/1/2018	6/26/2018					35,316	70,632			0.001	433,680
Matt Milne	N/A	N/A	N/A	280,000	N/A
	7/1/2018	6/26/2018							27,881		0.001	326,486
	7/1/2018	6/26/2018					27,881	55,762			0.001	342,379
Arvin Patel	N/A	N/A	157,500	315,000	630,000
	7/1/2018	6/26/2018							27,881		0.001	326,486
	7/1/2018	6/26/2018					27,881	55,762			0.001	342,379

(1)
We award the individual and corporate components of cash bonuses pursuant to our 2018 Executive Incentive Plan. The 2018 Executive Incentive Plan provides for the award of such annual cash bonuses based upon the attainment of: (i) corporate performance based on specified revenue and operating income goals, (ii) individual performance based upon achievement of pre-established individual objectives, and (iii) with respect to Mr. Hawkey only, business group performance based on specified revenue and contribution margin goals. The table above reflects the threshold, target and maximum cash bonuses that each Named Executive could earn. Because there is no threshold level for an executive’s individual performance achievement, the amounts shown in the threshold payout column assume that the individual performance threshold equals the threshold for corporate performance. The actual amount of the cash bonus attributable to corporate and individual performance (and, with respect to Mr. Hawkey, business group performance) that was earned and paid to each of the Named Executives for fiscal year ended December 31, 2018 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation.

(2)
Other than with respect to Messrs. Rau and Patel, all restricted stock units and options granted to the Named Executives in 2018 were granted under the Rovi Corporation Amended 2008 Equity Incentive Plan. Restricted stock unit grants made to Messrs. Rau and Patel were granted pursuant to the 2008 TiVo Plan.

(3)
Amounts disclosed represent the aggregate grant date fair value of stock awards granted during the year, measured in accordance with Topic 718. For a discussion of valuation assumptions used to measure fair value, see Note 13, “Equity-based Compensation” in the Consolidated Financial Statements of our 2018 Annual Report on Form 10-K. As our restricted

SUMMARY COMPENSATION TABLE

stock units are not dividend-protected, with respect to restricted stock units subject to only service-based vesting conditions, the grant date fair value of restricted stock units was estimated based on the price of our common stock at the close of trading on the date of grant, reduced by the present value of dividends expected to be paid during the vesting period. In addition, as restricted stock units granted to Mr. Rau in connection with his employment as Interim Chief Executive Officer are subject to a post-vesting restriction on sale, the grant date fair value of Mr. Rau's restricted stock units were further reduced by an illiquidity discount. With respect to restricted stock units granted in 2018 subject to market vesting conditions, the grant date fair value was measured using a Monte-Carlo simulation.

(4)
Other than Mr. Milne, amounts represent the target payout with respect to corporate performance under the 2018 Executive Incentive Plan assuming 100% achievement of target. Amounts for Mr. Milne represent the total commission target for 2018 pursuant to his Commission Plan.

(5)
Represents the target and maximum number of shares that may be earned under the restricted stock units granted to Named Executives in 2018 subject to market vesting conditions pursuant to the Rovi Corporation Amended 2008 Equity Incentive Plan, other than with respect to Mr. Patel and Mr. Rau, which were granted pursuant to the 2008 TiVo Plan.

(6)
Mr. Rau’s bonus calculations under our 2018 Executive Incentive Plan reflect pro ration of such base salary and related bonus amounts to reflect the portion of 2018 during which Mr. Rau served as Interim Chief Executive Officer.

(7)	Represents restricted stock award received by Mr. Rau for his services as a director prior to his appointment as an interim Chief Executive Officer.

(8)	As a result of Mr. Rodriguez’s resignation effective July 5, 2018, he did not receive any awards and was not eligible to earn a bonus under our 2018 Executive Incentive Plan.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our continuing compensation plans and arrangements is set forth below.
Employment Agreements with Named Executives
Mr. Rau. In July 2018, we appointed Mr. Rau as the company’s Interim President and Chief Executive Officer. On July 23, 2018, we entered into an offer letter agreement with Mr. Rau under which he is entitled to an annual base salary, currently set at $750,000, and is eligible to participate in the company’s Senior Executive Company Incentive Plan (the “SECIP”) with a cash bonus target equal to 125% of his base salary and a maximum payout of up to two times the target amount, pro rated for the time period during which he holds the Interim President and Chief Executive Officer position. The cash portion of Mr. Rau’s director compensation will not be paid with respect to such time period. In connection with his appointment, the company also granted Mr. Rau, on August 1, 2018, a restricted stock unit award in the amount of 164,609 shares, with a grant date target value of approximately $2,000,000. The restricted stock unit award is subject to a quarterly vesting schedule, with one-fourth (1/4th) of the units vesting each three months after the grant date. Except pursuant to acceleration upon certain change in

SUMMARY COMPENSATION TABLE

control events or certain termination events (the terms of such acceleration provisions are described under “Potential Payments upon Termination or Change of Control”), the vesting of the restricted stock unit award is conditioned in each case on Mr. Rau remaining in employment as the Interim CEO of the company through the applicable vesting date. The restricted stock unit award was granted pursuant to the 2008 TiVo Plan. The restricted stock award provides that Mr. Rau not publicly resell any shares underlying the award during his tenure as the CEO of the company. In light of the interim nature of Mr. Rau’s role, he will be reimbursed for his travel and housing expenses in travelling from his home and working at the company’s San Jose offices. Mr. Rau also entered into an Executive Severance and Arbitration Agreement with the company, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
In December 2018, we amended Mr. Rau’s compensation and related employment arrangements in connection with the extension of his tenure as the company’s Interim President and Chief Executive Officer. Under the terms of the amended arrangements, Mr. Rau’s annual base salary, eligibility to participate in the Senior Executive Company Incentive Plan and, except as described below, eligibility to receive company benefits, remain the same as provided under his original offer letter and Mr. Rau will continue to be reimbursed for his travel and housing expenses in travelling from his home and working at the company’s San Jose offices. During this extension of his employment period, the cash portion of Mr. Rau’s director compensation will not be paid with respect to such time period. The company granted, on January 2, 2019, an additional restricted stock unit award of 212,539 shares, with a grant date target value of approximately $2,000,000. The restricted stock unit award is subject to a quarterly vesting schedule, with one-fourth (1/4th) of the units vesting each three months after the grant date. Except pursuant to acceleration upon certain change in control events or certain termination events (the terms of such acceleration provisions are described under “Potential Payments upon Termination or Change of Control”), the vesting of the restricted stock unit award is conditioned in each case on Mr. Rau remaining in employment as the Interim President and CEO of the company through the applicable vesting date. The restricted stock unit award was granted pursuant to the Rovi Corporation Amended 2008 Equity Incentive Plan. The restricted stock award provides that Mr. Rau not publicly resell any shares underlying the award during his tenure as the Interim President and CEO of the company. In the event the company terminates Mr. Rau’s employment during 2019 without Cause (as defined in the Amended Severance Agreement (defined below)) or Mr. Rau resigns his employment with the company during 2019 because (i) the company hires a new CEO or (ii) a Change in Control (as defined in the Amended Severance Agreement) occurs, then subject to certain obligations required of Mr. Rau, including the execution, delivery and non-revocation of a release of claims against the company, Mr. Rau will be eligible for a payment equal to a pro rated bonus under the SECIP reflecting the portion of the 2019 fiscal year during which he served as Interim CEO, subject to a minimum payment of 50% of his target 2019 bonus (assuming full performance but no over-performance), to be paid subject to standard deductions and withholdings on the 60th day following his Separation from Service (as defined in the Amended Severance Agreement). In the event Mr. Rau’s employment ends for any reason during 2019, then subject to his timely election of continued health insurance coverage under COBRA, and subject to certain obligations required of Mr. Rau, including the execution, delivery and non-revocation of a release of claims against the company, the company will pay Mr. Rau’s COBRA premiums through the earlier of (i) December 31, 2019 or (ii) the date Mr. Rau becomes eligible for health insurance coverage through a new employer.
The company also entered into an Amended and Restated Executive Severance and Arbitration Agreement (the “Amended Severance Agreement”) with Mr. Rau dated December

SUMMARY COMPENSATION TABLE

27, 2018. The Amended Severance Agreement provides, among other things, for payments to Mr. Rau under certain conditions as follows:

If, at any time, the company terminates Mr. Rau’s employment without Cause and other than as a result of Mr. Rau’s death or Disability (a “Qualifying Termination”), then subject to certain obligations required of Mr. Rau, including the execution, delivery and non-revocation of a release of claims against the company: (i) the company will accelerate the vesting of the 2019 RSU and the restricted stock unit award granted to Mr. Rau in August 2018 in connection with his appointment as the company’s Interim President and Chief Executive Officer (the “2018 RSU”) (if either award is outstanding and unvested as of the date of termination), with such acceleration to be effective as of the 90th day following the termination date.

If, during 2019, the company hires a new CEO and Mr. Rau voluntarily chooses to resign his employment in connection with that hiring, then subject to certain obligations required of Mr. Rau, including the execution, delivery and non-revocation of a release of claims against the company, Mr. Rau will be entitled to receive fully accelerated vesting of the 2018 RSU and the 2019 RSU (if outstanding and unvested as of the date of such termination), with such acceleration to be effective as of the 90th day following Mr. Rau’s Separation from Service.

In the event Mr. Rau experiences a Qualifying Termination either one (1) month prior to or one (1) year following the effective date of a Change in Control, then subject to certain obligations required of Mr. Rau, including the execution, delivery and non-revocation of a release of claims against the company, Mr. Rau will be eligible to receive severance in an amount equal to one (1) year of Mr. Rau’s then-current base salary, to be paid in a lump sum, subject to standard deductions and withholdings, on the 60th day following Mr. Rau’s Separation from Service.

In the event that a Change in Control of the company occurs and either the 2018 RSU and/or the 2019 RSU (if either award is outstanding and unvested as of the date of such Change in Control) is not assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or substituted for by a similar award covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares, then effective and contingent upon such Change in Control occurring, Mr. Rau shall be entitled to receive fully accelerated vesting of such restricted stock unit awards, as applicable.

Mr. Rodriguez. In November 2017, we appointed Mr. Rodriguez as the company’s President and Chief Executive Officer. On November 5, 2017 we entered into an offer letter agreement with Mr. Rodriguez under which, he was entitled to an annual base salary of $750,000 and was eligible to participate in the company’s Executive Incentive Plan (the “SECIP”) with a cash bonus target equal to 125% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. In connection with this appointment, on December 1, 2017, we granted Mr. Rodriguez a performance-based restricted stock unit award in the amount of 800,000 shares, with a target number of shares subject to the award of 400,000 shares (the “Target Number of Shares”) and the ability to vest in up to twice the Target Number of Shares based on (i) achievement of certain average annual total stockholder return targets (15%, 22.5%, and 30%), or (ii) achievement of certain company stock price targets ($28, $34, and $40), over the period between Mr. Rodriguez’s start date and December 31, 2020. Pursuant to the offer letter agreement, in order to incent him to accept the company’s offer and subject to his continued employment with the company, Mr. Rodriguez also received various awards and payments in consideration of various cash compensation and equity awards at his former employer that Mr. Rodriguez had forgone, as well as certain expenses that he incurred. In addition, Mr. Rodriguez was offered an Executive Severance and

SUMMARY COMPENSATION TABLE

Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.” Mr. Rodriguez resigned as the company’s President and Chief Executive Officer on July 5, 2018 and no payments were made to Mr. Rodriguez under the Executive Severance and Arbitration Agreement.
Mr. Halt. In May 2012, we appointed Mr. Halt as our Chief Financial Officer. Under the terms of Mr. Halt’s employment, he is entitled to an annual base salary, currently set at $413,751, and is eligible to participate in the company’s SECIP with a cash bonus target currently equal to 70% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Also, Mr. Halt was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Hawkey. In 2015, we appointed Mr. Hawkey as our Senior Vice President and General Manager, User Experience. Under the terms of Mr. Hawkey’s employment, he is entitled to an annual base salary, currently set at $400,000, and is eligible to participate in the company’s SECIP with a cash bonus target currently equal to 55% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Also, Mr. Hawkey was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Milne. In January 2017, we appointed Mr. Milne as our Chief Revenue Officer. Under the terms of Mr. Milne’s employment, he is entitled to an annual base salary, currently set at $444,960, and participates in the Commission Plan with a total commission target based on specified revenue quotas and quotas for new sales contracts. Also, Mr. Milne was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
Mr. Patel. In August 2017, we appointed Mr. Patel as our Executive Vice President and Chief Intellectual Property Officer. Under the terms of Mr. Patel’s employment, he is entitled to an annual base salary, currently set at $450,000, and is eligible to participate in the company’s SECIP with a cash bonus target currently equal to 70% of his base salary, with such percentage subject to change each year as determined by the company’s compensation committee. Also, Mr. Patel was offered an Executive Severance and Arbitration Agreement, the terms of which are described under “Potential Payments upon Termination or Change of Control.”
2018 Executive Incentive Plan Cash Awards. Our 2018 Executive Incentive Plan provides for annual cash bonus award opportunities to reward executive officers for performance in the prior fiscal year. For more information regarding our 2018 Executive Incentive Plan, please see the section entitled “2018 Short-Term Incentive Compensation Decisions” in the Compensation Discussion and Analysis above.
2018 Equity Incentive Awards. During 2018, the Named Executives received restricted stock unit awards under the Rovi Corporation Amended 2008 Equity Incentive Plan, other than with respect to Messrs. Rau and Patel, which restricted stock units were granted pursuant to the 2008 TiVo Plan. Other than with respect to Mr. Rau, the restricted stock unit awards granted to the Named Executive Officers in 2018 consisted of awards that vest over a four-year period and awards that vest upon specified performance goals, as further described under “2018 Long-Term Incentive Compensation Decisions in the Compensation Discussion and Analysis” section above.

SUMMARY COMPENSATION TABLE

Executive Severance Plan. Certain of our Named Executives are participants in our Executive Severance Plan as described under “Potential Payments upon Termination or Change of Control.”
Executive Retention Plan. Certain of our Named Executives are participants in our Executive Retention Plan as described under “Potential Payments upon Termination or Change of Control.”
Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executives as of December 31, 2018.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Raghavendra Rau						123,457(1)	1,161,730
Enrique Rodriguez (2)
Peter Halt	75,000			23.48	6/1/2019	98,819 (5)	929,887	32,172(6)	302,739
	23,000			24.84	3/1/2021			53,498(7)	503,416
	37,500	2,500 (3)		24.88	3/1/2022
	15,259	6,936 (4)		23.44	3/1/2023
Michael Hawkey						72,636(8)	683,505	35,316(7)	332,324

Matt Milne	75,000			33.19	2/1/2019	71,631(9)	674,048	27,881(7)	262,360
	14,000			24.84	3/1/2021
Arvin Patel						75,922(10)	714,426	10,000(6)	94,100
								27,881(7)	262,360

(1)	These shares vest as follows: 41,152 shares on February 1, 2019; 41,152 shares on May 1, 2019; and 41,153 shares on August 1, 2019.

(2)	All awards to Mr. Rodriguez were canceled as of his resignation effective July 5, 2018.

(3)	Of the shares underlying unvested options, approximately 833 will vest on the 1st of each month through March 1, 2019.

(4)	Of the shares underlying unvested options, approximately 462 will vest on the 1st of each month through March 1, 2020.

(5)
These shares vest as follows: 16,617 shares on March 1, 2019; 8,043 shares on July 1, 2019; 13,374 shares on August 1, 2019; 4,575 shares on March 1, 2020; 8,043 shares on July 1, 2020; 13,375 shares on August 1, 2020; 8,043 shares on July 1, 2021; 13,374 shares on August 1, 2021; and 13,375 shares on August 1, 2022.

SUMMARY COMPENSATION TABLE

(6)	These shares are eligible to vest on March 1, 2020 based on the achievement of a three-year relative TSR metric of percentile ranking against a peer group established by our compensation committee.

(7)	These shares are eligible to vest on March 1, 2021 based on the achievement of a three-year relative TSR metric of percentile ranking against a peer group established by our compensation committee.

(8)
These shares vest as follows: 2,500 shares on March 1, 2019; 2,767 shares on April 1, 2019; 13,829 shares on July 1, 2019; 6,250 shares on September 1, 2019; 2,500 shares on March 1, 2020; 2,768 shares on April 1, 2020; 13,829 shares on July 1, 2020; 2,767 shares on April 1, 2021; 13,829 shares on July 1, 2021; 2,768 shares on April 1, 2022; and 8,829 shares on July 1, 2022.

(9)
These shares vest as follows: 1,250 shares on February 1, 2019; 9,000 shares on March 1, 2019; 1,125 shares on April 1, 2019; 12,970 shares on July 1, 2019; 1,250 shares on February 1, 2020; 7,000 shares on March 1, 2020; 1,125 shares on April 1, 2020; 12,970 shares on July 1, 2020; 5,000 shares on March 1, 2021; 12,970 shares on July 1, 2021; and 6,971 shares on July 1, 2022.

(10)
These shares vest as follows: 6,970 shares on July 1, 2019; 16,014 shares on August 1, 2019; 6,970 shares on July 1, 2020; 16,013 shares on August 1, 2020; 6,970 shares on July 1, 2021; 16,014 shares on August 1, 2021; and 6,971 shares on July 1, 2022.

Option Exercises and Stock Vested

The following table shows for the fiscal year ended December 31, 2018 certain information regarding option exercises and stock awards acquired on vesting during 2018 with respect to the Named Executives:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Raghavendra Rau	--	--	41,152	486,375
Enrique Rodriguez	--	--	--	--
Peter Halt	--	--	37,827	545,965
Michael Hawkey	--	--	20,121	269,886
Matt Milne	--	--	21,125	300,660
Arvin Patel	--	--	16,103	188,137

(1)	Represents the vesting of restricted stock.

(2)
The value realized is based on the closing price of our common stock on the vest date multiplied by the number of restricted stock or restricted stock units vested, less the par value of the stock issued.

SUMMARY COMPENSATION TABLE

Potential Payments upon Termination or Change of Control

We entered into an executive severance and arbitration agreement with Mr. Rau effective July 23, 2018 (see Exhibit 10.2 to the company’s Current Report on Form 8-K filed with the SEC on July 27, 2018), and we amended and restated such agreement effective December 27, 2018 (see Exhibit 10.2 to the company’s Current Report on Form 8-K filed with the SEC on January 2, 2019). Under the amended and restated agreement, in the event of a change in control of TiVo in which Mr. Rau’s restricted stock units granted to him in connection with his appointment as Interim President and Chief Executive Officer and the extension thereof (the “Rau RSUs”) are not assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or substituted for by a similar award covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares, then effective and contingent upon such change in control occurring, Mr. Rau shall be entitled to receive fully accelerated vesting of the Rau RSUs. Further, in the event the company terminates Mr. Rau’s employment without cause and other than as a result of Mr. Rau’s death or disability within one month prior to or one year following a change of control, then subject to certain obligations required of Mr. Rau, including the execution, delivery and non-revocation of a release of claims against the company, then effective as of the 60th day following Mr. Rau’s termination, Mr. Rau will be eligible to receive severance in an amount equal to one year of his then-current base salary and to receive fully accelerated vesting of the Rau RSUs.

We entered into an offer letter and an executive severance and arbitration agreement with Mr. Rodriguez in connection with his appointment as President and Chief Executive Officer, on November 13, 2017 (see Exhibits 10.1 and 10.2, respectively, to the company’s Current Report on Form 8-K filed with the SEC on November 13, 2017). The agreement provided, among other things, for severance payments to Mr. Rodriguez under certain conditions, none of which were satisfied in light of Mr. Rodriguez’s resignation on July 5, 2018.
We have also entered into executive severance and arbitration agreements with each of Messrs. Halt, Hawkey, Milne and Patel (see Exhibit 10.22 to the company’s Annual Report on Form 10-K filed with the SEC on February 27, 2018). Under the agreements, in the event of a change in control of TiVo, each of these executives is entitled to receive minimum severance payments in the form of up to twelve months of salary continuation calculated on base salary (excluding bonus) upon termination of employment by the company for any reason other than cause or by the executive with good reason within 90 days prior or 12 months following a change in control of the company. In addition, upon such event all unvested stock awards held by these executives shall become immediately vested. The executives are also entitled to receive all welfare benefits we have provided to them immediately prior to a change in control during the period we are obligated to make their severance payments, or if sooner, until the executive is entitled to welfare benefits from any entity employing the executive after the executive’s employment with the company terminates. The executive’s right to receive benefits under these agreements, including the executive’s right to exercise any options that have accelerated under these agreements, will cease if the executive accepts employment with one of our competitors. In addition, the executive agrees not to solicit, for one year following termination, any employee of ours to work for another business.
In July 2017, we approved an Executive Severance Plan (the “2017 Plan”) for certain company executive vice presidents and senior vice presidents designated by the compensation committee, including the following Named Executives: (i) Mr. Halt, (ii) Mr. Hawkey, (iii) Mr. Milne and (iv) Mr. Patel. Under the terms of the 2017 Plan, upon termination of employment by the company for any reason other than cause or by the 2017 Plan participant with good reason (each, a “Termination Event”), each designated executive vice president (including Mr. Halt

SUMMARY COMPENSATION TABLE

and Mr. Patel) is entitled to receive up to twelve (12) months of base salary (excluding bonus) and each designated senior vice president (including Mr. Hawkey and Mr. Milne) is entitled to receive up to six (6) months of base salary (excluding bonus), along with certain health and outplacement severance benefits, subject in each case to offset of benefits provided under any then-existing change in control severance agreements. If the 2017 Plan participant commences new employment within the time period in which benefits are payable under the 2017 Plan, the salary, health and outplacement severance benefits shall cease on the later of (i) the date on which 50% of the severance pay has been paid or (ii) the date on which the Plan participant commences new employment. In addition to the 2017 Plan benefits, upon a Termination Event, (i) the vesting of non-performance-based equity awards held by the designated executive will be accelerated by twelve (12) months and (ii) performance-based equity awards held by the designated executive will vest, if the Termination Event occurs within the last twelve (12) months of a given performance-based award’s performance period, if and to the extent that the performance criteria are achieved for the entire performance period of such original award. A 2017 Plan participant’s right to receive benefits under the 2017 Plan is conditioned, among other things, on the participant (i) timely executing an effective release of claims against the company following the Termination Event, and (ii) agreeing not to solicit, for two years following the Termination Event, any employee of the company to work for another business.
In addition, in May 2018, to provide continuity of key members of the management team and address the elevated risk of executive retention associated with the ongoing strategic alternatives process being undertaken by the management team and the Board, the compensation committee approved an Executive Retention Plan for certain company executives as designated by the compensation committee, including Messrs. Hawkey, Milne and Patel. The plan provides for a cash retention award of $750,000 to each of Messrs. Hawkey, Milne and Patel if the officer remains employed by the company on December 31, 2019. However, under the terms of the plan, if the officer is terminated by the company without cause or the officer resigns for good reason before May 9, 2019, and the officer has remained actively employed in good standing through such termination date, such officer shall be paid 66% of such officer’s cash retention award. If the officer is terminated by the company without cause or the officer resigns for good reason after May 9, 2019, such officer shall be paid all of such officer’s cash retention award provided that such officer executes an effective release of claims against the company. If an officer (a) voluntarily resigns from the company without good reason, (b) is terminated by the company for cause, (c) is terminated by the company for poor performance (as reasonably determined by the Board), or (d) dies or becomes disabled, in each case prior to December 31, 2019, no cash retention award will be paid to such officer.
None of our Named Executives is entitled to any payments from the company in the event his or her employment by the company terminates as a result of death or disability.

In the event that the company had terminated the employment of Mr. Halt, Mr. Hawkey, Mr. Milne or Mr. Patel without “cause” or any of such executives had voluntarily terminated with good reason on December 31, 2018, and this was within 90 days prior or 12 months following a change in control of the company, then: (i) Mr. Halt would be entitled to salary continuation having a value of $413,751, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,736,042, and healthcare benefit continuation having a value of $36,087, for a total value of $2,185,880; (ii) Mr. Hawkey would be entitled to salary continuation having a value of $400,000, accelerated vesting of cash retention award of $495,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,105,829, and healthcare benefit continuation having a value of $29,898, for a total value of $1,940,727; (iii) Mr. Milne would be entitled to salary continuation having a value of $444,960, accelerated vesting of cash retention award of

SUMMARY COMPENSATION TABLE

$495,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $936,408, and healthcare benefit continuation having a value of $31,669, for a total value of $1,908,037; and (iv) Mr. Patel would be entitled to salary continuation having a value of $450,000, accelerated vesting of cash retention award of $495,000, accelerated vesting of stock options having a value of $0, accelerated vesting of restricted stock having a value of $1,070,886, and healthcare benefit continuation having a value of $31,468, for a total value of $2,047,354. The above amounts assume vesting at target of performance-based restricted stock.

Based on Mr. Rodriguez’s resignation from his position as the company’s President and Chief Executive Officer on July 5, 2018, Mr. Rodriguez was not eligible to receive any payments under his executive severance and arbitration agreement.

In the event the company had terminated Mr. Rau’s employment without cause, then Mr. Rau would be entitled to his 2018 SECIP cash bonus (pro rated for the portion of the year in which he served), plus accelerated vesting of the restricted stock awarded to him in 2018, having a total value of $1,684,162; provided, however, if such termination or resignation took place within a period beginning one month before or one year after a change in control, Mr. Rau would also be entitled to $750,000, representing one year of his then-current base salary.

CEO Pay Ratio Disclosure

For 2018, the median of the annual total compensation of all employees of our company (other than our CEO) was $111,859 and the annual total compensation of our Interim President and Chief Executive Officer, Raghavendra Rau, was $3,753,453. Based on this information, for 2018 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 34 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

During 2018, Mr. Rodriguez served as our President and Chief Executive Officer until July 5, 2018, at which time Mr. Rau was appointed our Interim President and Chief Executive Officer. As permitted by SEC rules, we chose to use the annual total compensation of Mr. Rau, who was serving as our Chief Executive Officer on December 31, 2018, to calculate our pay ratio. We determined Mr. Rau’s annual total compensation for the fiscal year ended December 31, 2018 was $3,753,453, which, as required by SEC rules, includes his annualized base salary and bonus for 2018. Because we are required to annualize his compensation for purposes of this disclosure, Mr. Rau’s annual total compensation is greater than the total compensation as reported for him in our 2018 Summary Compensation Table.

In 2018, there was no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio. Accordingly, for purposes of calculating the pay ratio set forth above, we used the same median employee that we identified for purposes of our 2017 pay ratio.

For a description of our methodology for identifying the median employee, see “CEO Pay Ratio Disclosure” on page 78 of our definitive proxy statement filed with the Securities and Exchange Commission on March 16, 2018.

We calculated the 2018 annual total compensation for our median employee using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table (which excludes any retirement and health benefits).

SUMMARY COMPENSATION TABLE

Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION
Non-Employee Director Compensation Philosophy

Our non-employee director compensation philosophy is based on the following guiding principles:

•	Aligning the long-term interests of stockholders and directors; and

•	Compensating directors appropriately and adequately for their time, effort and experience.
The elements of director compensation consist of annual cash retainers and equity awards, as well as customary and usual expense reimbursement in attending company meetings. The targeted competitive position for total annual compensation for our non-employee directors is at the 50th percentile of peers. In an effort to align the long-term interests of our stockholders and non-employee directors, the mix of cash and equity compensation has historically been, and is currently, weighted more heavily to equity.
Each year, our compensation committee reviews non-employee director compensation levels with its compensation consultant and recommends to our Board, as it deems appropriate, changes to such compensation levels. Our director compensation for fiscal 2018 is described below.
Non-Employee Director Compensation for Fiscal 2018

For 2018, each of the company’s non-employee directors, including Mr. Rau during the period before his appointment as Interim President and Chief Executive Officer, but excluding the chairman of the Board, received an annual cash retainer of $46,000. The chairman of the Board received an annual cash retainer of $96,000. Each director serving on the committees of the Board of Directors received annual cash retainers in the following amounts: the chair of the audit committee received $23,500; each other member of the audit committee received $10,000; the chair of the compensation committee received $18,500; each other member of the compensation committee received $9,000; the chair of the corporate governance and nominating committee received $10,000; and each other member of the corporate governance and nominating committee receive $5,000. The company does not pay, and directors do not receive, any fees for serving on the strategy committee of the Board. The company does not pay, and directors do not receive, any “per-meeting” fees as the annual retainer and respective committee fees are ascertained to provide proper compensation for Board duties irrespective of the number of meetings held. Non-employee directors are also reimbursed for customary and usual travel expenses incurred attending company meetings.

For 2018, cash retainers payable to the each of the company’s non-employee directors, were paid in arrears for prior quarters, in four quarterly installments, i.e. on April 1 for first quarter service; July 1 for the second quarter service; October 1 for the third quarter service and January 2 for fourth quarter service. If a Board member ceases serving prior to the end of a quarter, such Board member’s retainer payment would be pro-rated for the time served during the quarter. Non-employee directors have the option to receive their Board retainers in cash or in equity (in the form of fully-vested restricted stock), with an annual election form to be completed prior to the beginning of the year.

Stock Awards. Each non-employee director, including Mr. Rau during the period before his appointment as Interim President and Chief Executive Officer, also received restricted stock

DIRECTOR COMPENSATION

under the Rovi Corporation Amended 2008 Equity Incentive Plan. On July 1, 2018, each non-employee director, provided that he or she continued to serve as a member of the Board of Directors, received an automatic annual restricted stock grant for the number of shares with a grant date target value equal to approximately $160,000 on the grant date or, if the grant date is not a trading day, on the last trading day immediately prior to the grant date. The restricted stock has a purchase price equal to $0.001 per share, with all of the shares vesting on the one-year anniversary of the Board grant date, in each case provided that such member remains on our Board of Directors through the applicable vesting date.

Non-Employee Director Limitation. The aggregate value of all compensation paid or granted to any non-employee director for services on the company’s Board with respect to any fiscal year beginning with 2016, including awards granted under the Rovi Corporation Amended 2008 Equity Incentive Plan and cash fees paid by the company to such non-employee director, shall not exceed $700,000 in total value, calculating the value of any equity awards based on the grant date fair value of such awards for financial reporting purposes. The Board may make exceptions to this limit in extraordinary circumstances, as the Board determines in its discretion, provided that the director who is granted or paid such additional compensation may not participate in the decision to grant or pay such compensation.

The table below summarizes the compensation paid by the company to our non-employee directors for the fiscal year ended December 31, 2018.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2018

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)(1)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total (1)(h)
Alan L. Earhart	74,500	151,555					226,055
Eddy W. Hartenstein	—	208,906					208,906
Jeffrey T. Hinson	56,000	151,555					207,555
James E. Meyer	106,000	151,555					257,555
Daniel Moloney	55,000	151,555					206,555
Glenn W. Welling	—	217,217					217,217

(1)
Amounts disclosed under "Stock Awards" represent the aggregate grant date fair value of restricted stock awards granted during 2018 measured in accordance with Topic 718. As our restricted stock awards are not dividend-protected, the fair value of restricted stock awards is estimated based on the price of our common stock at the close of trading on the date of grant, reduced by the present value of dividends expected to be paid during the vesting period. All non-employee directors were each granted restricted stock awards in the following amounts: Mr. Earhart - 11,896 shares, Mr. Hartenstein - 16,117 shares, Mr. Hinson - 11,896 shares, Mr. Meyer - 11,896 shares, Mr. Moloney - 11,896 shares, and Mr. Welling - 16,720 shares. The restricted stock has a purchase price equal to $0.001 per share, par value.

DIRECTOR COMPENSATION

The aggregate grant date fair value of stock awards and director fees received by Mr. Rau for his services as a non-employee director prior his appointment as the company’s Interim President and Chief Executive Officer on July 5, 2018 are disclosed in the “Summary Compensation Table” above. Mr Rau was not compensated for his services as a director after such date.
As of December 31, 2018, no director holds outstanding options.
Employee Director Compensation for Fiscal 2018
Prior to his resignation from his position as President and Chief Executive Officer, Mr. Rodriguez also served as a member of our Board of Directors, but was not compensated for his services as a director. As an employee, Mr. Rodriguez received the salary as disclosed in the “Summary Compensation Table”. Prior to his appointment as Interim President and Chief Executive Officer, Mr. Rau received non-employee director compensation as reflected in the table above. In addition to the compensation Mr. Rau received as Interim President and Chief Executive Officer, the “Summary Compensation Table” also includes disclosure of the compensation he received as a non-employee director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
From January 1, 2018 to the date of this report, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $120,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, nominee for director, 5% beneficial owner of our common stock or member of their immediate family had or will have a direct or indirect material interest, except as described above under “Executive Compensation”. There are no business relationships between us and any entity of which a director of the company is an executive officer or of which a director of the company owns an equity interest in excess of 10%, involving indebtedness in excess of 5% of our total consolidated assets for 2018 or involving payments for property or services in excess of 5% of our (or the other entity’s) consolidated gross revenues for 2018.
Procedures for Approval of Related Party Transactions

We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board of Directors reviews the relationships that each director has with the company and shall endeavor to have a majority of directors that are “independent directors” as defined by the SEC and Nasdaq rules. As part of the review process, the company distributes and collects questionnaires that solicit information about any direct or indirect transactions with the company from each of our directors and officers and legal counsel and the chief accounting officer reviews the responses to these questionnaires and reports the any related party transactions to the audit committee. We may enter into arrangements in the ordinary course of our business that involve the company receiving or providing goods or services on a non-exclusive basis and at arm’s-length negotiated rates or in accordance with regulated price schedules with corporations and other organization in which a company director, executive officer or nominee for director may also be a director, trustee or investor, or have some other direct or indirect relationship.
Our Code of Conduct requires all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the company. Depending on the nature of the potential conflict, such related party transactions involving an employee require approval by our Chief Compliance Officer, Chief Financial Officer or Chief Executive Officer. If such transaction is determined to be material to the company by our Chief Compliance Officer, Chief Financial Officer or Chief Executive Officer, our audit committee must review and approve in writing in advance such related party transactions. All related party transactions involving the company’s directors or executive officers or members of their immediate families must be reviewed and approved in writing in advance by the audit committee.

LEGAL PROCEEDINGS

LEGAL PROCEEDINGS
There are no material proceedings to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, any associate of any such director, officer, affiliate of the company, or security holder is a party adverse to the company or any of its subsidiaries or has a material interest adverse to the company or any of its subsidiaries.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION
Annual Report. Our 2018 Annual Report on Form 10-K is available at www.proxyvote.com. We have filed our Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC. It is available at the SEC’s website at www.sec.gov and on our website at www.tivo.com. If you would like a copy of these materials, we will send them to you without charge upon written request to our Corporate Secretary at 2160 Gold Street, San Jose, California 95002.
Stockholder Proposals for the 2020 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2020 annual meeting of stockholders, you may do so by following the procedures prescribed in the Exchange Act. To be eligible for inclusion in our proxy statement and proxy materials, you must deliver a copy of your proposal to our General Counsel and Corporate Secretary at 2160 Gold Street, San Jose, California 95002 no later than January 2, 2020. In addition, if a stockholder proposal is not submitted to us before February 4, 2020, then the proxy to be solicited by the Board of Directors for the 2020 annual meeting of stockholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2020 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting.
Proxy Solicitation Costs. We will bear the cost of solicitation of proxies from our stockholders and the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders on our behalf by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. We may also reimburse brokerage firms, fiduciaries and other persons representing beneficial owners of shares for their reasonable out-of-pocket expenses incurred in connection with forwarding voting information to the beneficial owners.
Electronic Distribution of Proxy Materials. We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. In addition to sending Notices of Availability rather than full sets of paper proxy materials, we have adopted another practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials receive only one copy of our Notice of Availability or other proxy materials at that address, unless one or more of those stockholders has notified us that they wish to receive individual copies. If you would like to receive a printed copy of this year’s Notice of Availability or proxy materials, please call 1-800-579-1639 or write to us at: TiVo Corporation, 51 Mercedes Way, Edgewood, NY 11717, Attn: Response Center. If you share an address with another TiVo Corporation stockholder and would like to start or stop householding for your account, you can call 1-866-540-7095 or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record, if any, and your account number(s). If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, the company will send you separate copies of documents mailed at least 30 days after receipt of your revocation.
If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com. Your election to view these documents over the Internet will remain in effect until you revoke it. If

ADDITIONAL INFORMATION

you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote. Please be aware that, if you choose to access those materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. We encourage you to help us reduce printing and mailing costs by signing up to receive future proxy mailings by email and allowing us to household annual meeting materials.

OTHER BUSINESS

OTHER BUSINESS
The Board of Directors does not presently intend to bring any other business before the meeting and, to the knowledge of the Board, no matters are to be acted upon at the meeting other than the matters described in this proxy statement. However, if any other business should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By Order of the Board of Directors

Raghavendra Rau, Interim President & CEO
Dated: March 20, 2019
San Jose, California

ANNEX A - 2008 EQUITY INCENTIVE PLAN

TIVO CORPORATION

2008 EQUITY INCENTIVE PLAN

As Adopted by the Board of Directors on June 9, 2008
Approved by the Stockholders on July 15, 2008
As amended on May 24, 2011
As amended on April 30, 2013
As amended on April 29, 2014
As amended on April 27, 2016
[As amended on May 1, 2019]

Section 1.	Purpose; Section 162(m) Transition Relief; Definitions.

The name of the plan is the TiVo Corporation 2008 Equity Incentive Plan (the “Plan”), which is an amendment and restatement of the ROVI Corporation 2008 Equity Incentive Plan. The purpose of the Plan is to encourage and enable employees (including officers and Directors) of TiVo Corporation, a Delaware corporation (the “Company”), and its Subsidiaries, non-employee members of the Board of Directors of the Company, and those consultants and other independent contractors who provide services to the Company and its Subsidiaries and upon whose judgment, initiative and efforts the Company and its Subsidiaries depend for the successful conduct of their business to acquire proprietary interests in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on behalf of the Company and its Subsidiaries and strengthening their desire to remain with the Company and its Subsidiaries.

Notwithstanding anything in the Plan to the contrary, any provision in the Plan that refers to “performance-based compensation” under Section 162(m) of the Code will only apply to any Award that is intended to qualify, and is eligible to qualify, as “performance-based compensation” under Section 162(m) of the Code pursuant to the transition relief provided by the Tax Cuts and Jobs Act (the “TCJA”) for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date, as determined by the Administrator, in its sole discretion, in accordance with the TCJA and any applicable guidance, rulings or regulations issued by the U.S. Department of the Treasury, the Internal Revenue Service or any other governmental authority.

The following terms shall be defined as set forth below:

(a)“2013 Amendment Date” means the effective date of the 2013 amendment of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2013 provided this Plan is approved by the Company’s stockholders at such meeting.

(b)“2016 Amendment Date” means the effective date of the 2016 amendment of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2016 provided this Plan is approved by the Company’s stockholders at such meeting.

(c)“2019 Amendment Date” means the effective date of the 2019 amendment of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2019 provided this Plan is approved by the Company’s stockholders at such meeting.

(d)“Act” means the Securities Act of 1933, as amended.

ANNEX A - 2008 EQUITY INCENTIVE PLAN

(e)“Administrator” means the Board or the Committee.

(f)“Award” or “Awards,” except where referring to a particular category of grant under the Plan, means Incentive Stock Options, Nonstatutory Stock Options, Performance Shares, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units.

(g)“Board” means the Board of Directors of the Company.

(h)“Cause,” as such term relates to the termination of any person’s status as an employee or other service provider of the Company, means the occurrence of one or more of the following: (i) such person is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, (ii) such person engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by such person involving malfeasance or negligence in the performance of such person’s duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of any such act or omission, (iv) failure by such person to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of such failure, or (v) material breach by such person of any other agreement with the Company, as determined by the Board in good faith in its sole discretion.

(i)“Code” means the Internal Revenue Code of 1986, as amended, and any successor tax laws, and related rules, regulations and interpretations.

(j)“Covered Employees” means any participant who is designated by the Committee prior to the date that the Committee establishes the Performance Goals for a Performance Period, to be a Covered Employee within the meaning of Code Section 162(m).

(k)“Committee” means a committee of two or more Independent Directors appointed by the Board to administer the Plan.

(l)“Director” means a member of the Board.

(m)“Disability” means an individual’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Administrator in good faith in its sole discretion.

(n)“Fair Market Value” of the Stock on any given date under the Plan shall be determined as follows:

(i)If the Stock is at the time listed on any established stock exchange, then the fair market value shall be the closing selling price per share of the Stock as quoted on such exchange on the date of determination, or if there is no reported sale of the Stock on such exchange on the date of determination, then the fair market value shall be the closing selling price on the exchange on the last preceding trading day on which sales of the Stock are

ANNEX A - 2008 EQUITY INCENTIVE PLAN

reported as having occurred, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(ii)If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value shall be the mean between the closing high bid and low asked prices for the Stock on the date of determination, or if no prices are quoted for such date, then the mean between the closing high bid and low asked prices on the last, preceding trading day on which any bid and asked prices were quoted, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(iii)In the absence of an established market for the Stock, then the fair market value shall be determined by the Administrator after taking into account such factors as the Administrator shall deem appropriate.

(o)“Full Value Award” means an Award that is not an Option with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant or a Stock Appreciation Right with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant.

(p)“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

(q)“Independent Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

(r)“Nonstatutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

(s)“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

(t)“Performance-Based Award” means an Incentive Stock Option, Nonstatutory Stock Option, Performance Shares, Stock Appreciation Right, Restricted Stock or Restricted Stock Units granted to a selected Covered Employee and subject to the terms and conditions set forth in Section 9. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

(u)“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: earnings (or net earnings, in either case before or after any or all of: interest, taxes, depreciation and amortization, and other non-cash or nonrecurring items, legal settlements or other income (expense), or stock-based compensation) (“Earnings”), net losses, sales or revenue (or growth thereof), operating income, operating cash flow, return on net assets or investments, return on stockholders’ equity, return on assets, return on capital, return on equity or average stockholders’ equity, stockholder returns, gross or net profit or earnings margin, earnings per share, price per share of Stock, market share, expenses and cost reduction goals, cash flow, cash burn, cash collections, debt reduction, operating profit or net operating profit, workforce diversity, employee retention, budget management, or strategic partnerships or transactions, including licensing agreements any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With respect to any Performance-Based Award, the Committee shall, within the time prescribed

ANNEX A - 2008 EQUITY INCENTIVE PLAN

by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such participant.

(v)“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending upon the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code (if applicable), adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of participants (i) in the event of, or in anticipation of, any unusual or infrequent or nonrecurring corporate item, transaction, event, or development, including any merger, consolidation, acquisition or similar corporate transaction, (ii) in recognition of, or in anticipation of, any other unusual or infrequent or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions, (iii) to exclude exchange rate effects, effects of changes to generally accepted accounting principles, (iv) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans, (v) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, or (vi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. Where applicable, the Performance Goals may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur.

(w)“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a participant’s right to a Performance-Based Award.

(x)“Performance Shares” mean an Award granted to a participant pursuant to Section 8 that entitles the participant to receive a prescribed number of shares of Stock upon achievement of Performance Goals established by the Committee for such Award.

(y)“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(z)“Restricted Stock” means a Restricted Stock Award granted pursuant to Section 7 by the issuance of Stock subject to restrictions.

(aa)“Restricted Stock Award” means any Award granted pursuant to Section 7.

(bb)    “Restricted Stock Unit” means a Restricted Stock Award granted pursuant to Section 7 to receive the economic equivalent of Restricted Stock without the issuance of Stock at time of grant.

ANNEX A - 2008 EQUITY INCENTIVE PLAN

(cc)    “Retirement” means an employee’s termination of employment with the Company and its Subsidiaries after attainment of age 65 or attainment of age 55 and completion of 10 years of employment.

(dd)    “Stock” means the Common Stock, par value $.001 per share, of the Company, subject to adjustments pursuant to Section 3.

(ee)    “Stock Appreciation Right” means any Award granted pursuant to Section 6.

(ff)    “Subsidiary” means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

Section 2.Administration of Plan; Authority to Select Participants and Determine Awards.

(a)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)to select those employees (including officers and Directors) of the Company and its Subsidiaries, Independent Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries to whom Awards may from time to time be granted;

(ii)to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Nonstatutory Stock Options, Performance Shares, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units, or any combination of the foregoing, granted to any one or more participants;

(iii)to determine the number of shares of Stock to be covered by any Award;

(iv)to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

(v)to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi)subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii)to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii)at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan (including for any subplan or portion of the Plan that the Administrator may establish for a specific group of employees or other service providers) and for

ANNEX A - 2008 EQUITY INCENTIVE PLAN

its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and otherwise to supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan participants.

(b)Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer or Chief Operating Officer of the Company all or part of the Administrator’s authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or Covered Employees within the meaning of Section 162(m) of the Code. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

Section 3.Stock Issuable Under the Plan; Mergers; Substitution.

(a)Successor to and Continuation of Prior Plans. The Plan is the successor to and continuation of the Rovi Corporation 2000 Equity Incentive Plan and the Sonic Solutions 2004 Equity Compensation Plan (together, the “Rovi Prior Plans”). The Plan is also the successor to and continuation of the TiVo Corporation Titan Equity Incentive Award Plan (the “TiVo Prior Plan” and together with the Rovi Prior Plans, the “Prior Plans”). Following the 2013 Amendment Date, no additional stock awards will be granted under the Rovi Prior Plans. Following August 6, 2018, no additional stock awards will be granted under the TiVo Prior Plan. Any unallocated shares remaining available for issuance pursuant to the exercise of options or issuance or settlement of stock awards not previously granted under the Rovi Prior Plans as of 12:01 a.m. Pacific Standard Time on the 2013 Amendment Date (the “Rovi Prior Plans’ Available Reserve”) will cease to be available under the Rovi Prior Plans at such time and will be added to the Share Reserve (as further described in Section 3(b)) and be then immediately available for issuance pursuant to Awards. In addition, from and after 12:01 a.m. Pacific Standard Time on the 2013 Amendment Date, all outstanding stock awards granted under the Rovi Prior Plans will remain subject to the terms of the Rovi Prior Plans and, from and after 12:01 a.m. Pacific Standard Time on the 2019 Amendment Date, all outstanding stock awards granted under the TiVo Prior Plan will remain subject to the terms of the TiVo Prior Plan; provided, however, that any shares of Stock subject to outstanding options and stock appreciation rights granted under the Prior Plans (the “Prior Plans’ Appreciation Awards”) and other stock awards granted under the Prior Plans that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares, or (iii) other than with respect to a Prior Plans’ Appreciation Award, are reacquired or withheld (or not issued) to satisfy a tax withholding obligation (collectively, the “Prior Plans’ Returning Shares”) will become available for issuance pursuant to Awards granted hereunder in accordance with the provisions of Section 3(c) below. All Awards granted on or after 12:01 a.m. Pacific Standard Time on the 2013 Amendment Date will be subject to the terms of the Plan.

(b)Stock Issuable. Subject to Sections 3(c) and (f), the aggregate number of shares of Stock that may be issued pursuant to Awards under the Plan will not exceed (A) 33,149,817 shares, which number is the sum of (i) the 1,849,817 shares subject to the Rovi Prior Plans’ Available Reserve and, (ii) 31,300,000 shares (which includes the 6,000,000 new shares added as of the 2016 Amendment Date and the 5,000,000 new shares added as of the 2019 Amendment Date); plus (B) the Prior Plans’ Returning Shares, if any, that become available for grant under

ANNEX A - 2008 EQUITY INCENTIVE PLAN

the Plan from time to time (the aggregate number of shares described in (A) and (B) above, the “Share Reserve”). Subject to Section 3(c), the number of shares available for issuance under the Plan will be reduced by: (A) one share for each share of Stock issued pursuant to (1) an Option with respect to which the exercise price is at least 100% of the Fair Market Value on the date of grant, or (2) a Stock Appreciation Right with respect to which the strike price is at least 100% of the Fair Market Value on the date of grant; and (B) one and seven-tenths (1.7) shares (increased to two (2.0) shares as of the 2016 Amendment Date) for each share of Stock issued pursuant to a Full Value Award. Subject to such overall limitation and the individual limitations set forth in Section 3(d) and 3(e), shares of Stock may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company. Upon the exercise of a Stock Appreciation Right settled in shares of Stock, the right to purchase an equal number of shares of Stock covered by a related Stock Option, if any, shall be deemed to have been surrendered and will no longer be exercisable, and said number of shares of Stock shall no longer be available under the Plan.

(c)Reversion of Shares to the Share Reserve.

(i)Shares Available For Subsequent Issuance. If any shares of Stock subject to an Award are (A) not issued or forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares or such Award expires or otherwise terminates without all of the shares covered by such Award having been issued or (B) reacquired or withheld (or not issued) by the Company pursuant to Section 10(b) in connection with a Full Value Award, such shares will again become available for issuance under the Plan (the “2008 Plan Returning Shares”). For each (1) 2008 Plan Returning Share that is subject to a Full Value Award or (2) Prior Plans’ Returning Share pursuant to an award other than a Prior Plans’ Appreciation Award, the number of shares of Common Stock available for issuance under the Plan will increase by one and seven-tenths (1.7) shares (increased to two (2.0) shares with respect to any such shares that again become available for issuance upon and after the 2016 Amendment Date).

(ii)Shares Not Available For Subsequent Issuance. If any shares subject to an Award or a Prior Plans’ Appreciation Award are not delivered because the Award is exercised through a reduction of shares subject to the Award or Prior Plans’ Appreciation Award (i.e., “net exercised”), the number of shares that are not delivered will no longer be available for issuance under the Plan. Also, any shares reacquired or withheld (or not issued) by the Company pursuant to Section 10(b) (i.e., tax withholding) upon the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, any shares used as consideration for the exercise of an Option or Stock Appreciation Right or a Prior Plans’ Appreciation Award, or any shares repurchased by the Company on the open market with the proceeds of an Option or Stock Appreciation Right exercise price or a Prior Plans’ Appreciation Award exercise price will no longer be available for issuance under the Plan.

(iii)Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator shall make an appropriate or proportionate adjustment in (i) the Share Reserve, (ii) the maximum number of shares of Stock and Stock equivalents subject to Awards that can be granted to any one individual participant

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described in Section 3(d), (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d)Section 162(m) Limitations. Subject to the overall stock issuable under Section 3(b): (i) a maximum of one million five hundred thousand (1,500,000) shares of Stock and Stock equivalents subject to Performance-Based Awards may be granted to any one individual participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals) and (ii) a maximum of one million five hundred thousand (1,500,000) shares of Stock and Stock equivalents subject to Stock Options, Stock Appreciation Rights and other Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Award is granted may be granted to any one individual participant during any calendar year. Notwithstanding the foregoing, if any additional Stock Options, Stock Appreciation Rights and other Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Award is granted are granted to any individual participant during any calendar year, compensation attributable to the exercise or settlement of such Award will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such Award is approved by the Company’s stockholders.

(e)Limitation on Non-Employee Director Compensation. The aggregate value of all compensation paid or granted, as applicable, to any individual for service as an Independent Director with respect to any fiscal year (beginning with the 2016 fiscal year), including Awards granted under the Plan and cash fees paid by the Company to such Independent Director, shall not exceed $700,000 in total value, calculating the value of any Awards based on the grant date fair value of such Awards for financial reporting purposes. The Board may make an exception to the applicable limit in this Section 3(e) for individual Independent Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Independent Director who is granted or paid such additional compensation may not participate in the decision to grant or pay such additional compensation.

(f)Mergers, etc. In the event of (i) a dissolution or liquidation of the Company; (ii) a merger or consolidation in which the Company is the not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Stock Options, Stock Appreciation Rights, Performance Shares and Restricted Stock Units granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all optionees); (iii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company; (iv) the sale of substantially all of the assets of the Company; or (v) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code of 1986, as amended, wherein the stockholders of the Company give up all of their equity interest in the Company (except for the

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acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company), the Board, or the Board of Directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Stock Options and Stock Appreciation Rights: (I) provide that such Stock Options shall be assumed or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (II) upon written notice to the optionees, provide that all unexercised Stock Options and Stock Appreciation Rights will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, and/or (III) in the event of a business combination under the terms of which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the business combination, make or provide for a cash payment to the optionees, equal to the difference between (A) the value (as determined by the Administrator) of the consideration payable per share of Stock pursuant to the business combination (the “Merger Price”) multiplied by the number of shares of Stock subject to such outstanding Stock Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Stock Options and Stock Appreciation Rights, in exchange for the termination of such Stock Options and Stock Appreciation Rights.

(g)Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

Section 4.Eligibility.

Participants in the Plan shall be such full-time or part-time employees of the Company and its Subsidiaries, Independent Directors, and consultants and other independent contractors in service to the Company and its Subsidiaries as the Administrator in its sole discretion shall select from time to time.

Section 5.Stock Options.

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be a Nonstatutory Stock Option. The Administrator may from time to time adopt subplans to this Plan containing such additional terms, conditions and restrictions, not inconsistent with the terms of the Plan, as may be necessary to qualify the grants of Stock Options thereunder for preferential treatment under the laws of any country or other jurisdiction in which the Company or any of its Subsidiaries has employees, Independent Directors, consultants or other independent contractors.

No Incentive Stock Option shall be granted under the Plan after July 15, 2018.

(a)Terms and Conditions of Stock Options. The Administrator in its discretion may grant Stock Options subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

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(i)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant, but shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any “parent or subsidiary corporation” of the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the exercise price per share for the Stock covered by such Incentive Stock Option shall be not less than 110% of the Fair Market Value of a share of Stock on the grant date.

(ii)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than seven (7) years after the date the Option is granted, and the term of each such Option shall expire no more than seven (7) years after the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or of any “parent or subsidiary corporation” of the Company (within the meaning of Section 424(f) of the Code) and an Incentive Stock Option is granted to such employee, the term of such Option shall expire no more than five years after the date of grant.

(iii)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at the time of grant, subject to the minimum vesting requirements of Section 11(b). The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Payment of the purchase price shall be made in full concurrently with such exercise by any one of the following methods: (A) in cash; (B) if and to the extent the instrument evidencing the Option so provides and if the Company is not then prohibited from purchasing or acquiring shares of Stock, with shares of Stock that have been held by the optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, delivered in lieu of cash and valued at their Fair Market Value on the date of exercise; (C) through a “same day sale” commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (the “NASD Dealer”) whereby the optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (D) through a “margin” commitment from the optionee and a NASD Dealer whereby the optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price , and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; or (E) any combination of the foregoing. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

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(v)Termination by Reason of Death. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of the optionee’s death may thereafter be exercised, to the extent it was exercisable by the optionee on the date of the optionee’s death, by the legal representative of the optionee’s estate or by any other person who acquires the right to exercise the option by reason of such death under the optionee’s will or the laws of intestate succession, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of death, but not later than the expiration of the stated term of the Option, if earlier.

(vi)Termination by Reason of Disability. Any Stock Option held by an optionee whose employment by (or other business relationship with) the Company and its Subsidiaries is terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify in the Stock Option) from the date of such termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier. The Administrator shall have sole authority and discretion to determine whether a participant’s employment (or business relationship) has been terminated by reason of Disability. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vi) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee’s death, subject to termination on the expiration of the stated term of the Option, if earlier.

(vii)Termination by Reason of Retirement. Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period of 12 months (or such other period as the Administrator shall specify) from the date of such termination of employment, but not later than the expiration of the stated term of the Option, if earlier. The Administrator may specify in any Stock Option that the death of an optionee during the period provided in this Section 5(a)(vii) for the exercise of the Option shall extend such period for a period ending not later than 12 months following the date of the optionee’s death, subject to termination on the expiration of the stated term of the Option, if earlier.

(viii)Termination for Cause. If any optionee’s employment by (or business relationship with) the Company and its Subsidiaries is terminated for Cause, any Stock Option held by such optionee, including any Stock Option that is exercisable at the time of such termination, shall immediately terminate and be of no further force and effect; provided, however, that the Administrator may, in its sole discretion, provide in any Stock Option that such Stock Option can be exercised, to the extent it was exercisable on the date of such termination, for a period of up to 30 days from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.

(ix)Other Termination. Unless otherwise determined by the Administrator, if an optionee’s employment by (or business relationship with) the Company and its Subsidiaries terminates for any reason other than death, Disability, Retirement, or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of such termination, for three months (or such other period not to exceed 60 months as the Administrator shall specify) from the date of termination of employment (or business relationship), but not later than the expiration of the stated term of the Option, if earlier.

(x)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market

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Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Nonstatutory Stock Option.

(b)Non-Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee. Notwithstanding the foregoing, the Administrator may provide in an option agreement evidencing a Nonstatutory Stock Option that the optionee may transfer, without consideration for the transfer, such Nonstatutory Stock Option to members of his immediate family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners, to charitable organizations, or pursuant to a domestic relations order in settlement of marital property rights (which shall not be a transfer for value), provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable option agreement.

(c)Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in the Plan.

Section 6.Stock Appreciation Rights.

(a)Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the per share exercise price of the Stock Appreciation Right set by the Administrator at the time of grant, which exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant (or not less than the Option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Nonstatutory Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

(c)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i)Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable, subject to the minimum vesting requirements of Section 11(b). A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option. The term of each Stock Appreciation Right shall be fixed by the Administrator, but no Stock Appreciation Right shall be exercisable more than seven (7) years after the date the Stock

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Appreciation Right is granted, and the term of each such Stock Appreciation Right shall expire no more than seven (7) years after the date of grant.

(ii)Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered. When a stock settled Stock Appreciation Right is exercised, the shares subject to a Stock Appreciation Right grant agreement shall be counted against the shares available for issuance, regardless of the number of shares used to settle the Stock Appreciation Right upon exercise.

(iii)Stock Appreciation Rights granted in tandem with an Option shall be transferable only when and to the extent that the underlying Option would be transferable. Stock Appreciation Rights not granted in tandem with an Option shall not be transferable otherwise than by will or the laws of descent or distribution. All Stock Appreciation Rights shall be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

Section 7.Restricted Stock Awards.

(a)Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the participant to receive shares of Stock (“Restricted Stock”) or to receive the economic equivalent of shares of Stock (“Restricted Stock Units”) subject to such restrictions and conditions as the Administrator may determine at the time of grant, at a purchase price and for such consideration as the Administrator may determine. Restricted Stock issuances and Restricted Stock Unit grants may, at the discretion of the Administrator, be based on continuing employment (or other business relationship) with the Company and its Subsidiaries and/or achievement of Performance Goals or other pre-established performance criteria or objectives.

(b)Rights as a Stockholder. Upon execution of a written instrument for the issuance of Restricted Stock and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company or of a third party escrow holder until such Restricted Stock is vested as provided in Section 7(d) below. Stock underlying a Restricted Stock Unit will not be issued until the Restricted Stock Unit has vested as provided in Section 7(d) below. A participant awarded Restricted Stock Units shall have no rights as a Company stockholder with respect to such Restricted Stock Units until such time as the Restricted Stock Units have vested and Stock underlying the Restricted Stock Units has been issued.

(c)Restrictions. Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the written instrument evidencing the Restricted Stock Award. If a participant’s employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase from the participant or the participant’s legal representative at their purchase price Restricted Stock with respect to which conditions have not lapsed.

(d)Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the cancellation of Restricted Stock Units and the non-transferability of the Restricted Stock and the Company’s right of repurchase shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established Performance Goals or other performance criteria, objectives and other conditions, the shares on which all restrictions have

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lapsed shall no longer be subject to the restrictions set forth above and shall be “vested.” Except as may otherwise be provided by the Administrator, a participant’s rights in any shares of Restricted Stock and Restricted Stock Units that have not vested shall terminate automatically upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries and shares of Restricted Stock shall be subject to the Company’s right of repurchase as provided in Section 7(c) above.

(e)Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock or their economic equivalent with respect to Restricted Stock Units.

Section 8.Performance Shares.

(a)Nature of Performance Shares. An Award of Performance Shares entitles a participant to receive shares of Stock following the satisfaction of one or more Performance Goals or other specific performance criteria established by the Administrator, in each case on a specified date or dates or over any Performance Period or other period determined by the Administrator.

(b)Rights as a Stockholder. Stock underlying Performance Shares will not be issued until the Performance Shares have vested, pursuant to the Performance Goals or other specific performance criteria set by the Administrator. A participant awarded Performance Shares shall have no rights as a Company stockholder with respect to such Performance Shares until such time as the Performance Shares have vested and the Stock underlying the Performance Shares has been issued.

(c)Vesting of Performance Shares. The Administrator, at the time of grant, shall specify the Performance Goals or other specific performance criteria, objectives and conditions on which the Stock underlying the Performance Shares shall vest. Except as otherwise may be provided by the Administrator, a participant’s rights in the Stock underlying the Performance Shares that have not vested shall terminate automatically upon the participant’s termination of employment (or other business relationship) with the Company and its Subsidiaries.

Section 9.Performance-Based Awards.

(a)Purpose. The purpose of this Section 9 is to provide the Committee the ability to qualify Awards granted under the Plan as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 9 shall control over any contrary provision contained in the Plan; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 9.

(b)Applicability. This Section 9 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a participant for a Performance Period shall not in any manner entitle the participant to receive an Award for the period. Moreover, designation of a Covered Employee as a participant for a particular Performance Period shall not require designation of such Covered Employee as a participant in any subsequent Performance Period and designation of one Covered Employee as a participant shall not require designation of any other Covered Employees as a participant in such period or in any other period.

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(c)Procedures With Respect to Performance-Based Awards. To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)Payment of Performance-Based Awards. Unless otherwise provided in the applicable Award agreement, a participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the participant. Furthermore, a participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

(e)Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as Qualified Performance-Based Compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

Section 10.Tax Withholding.

(a)Payment By Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(b)Payment in Stock. Subject to approval by the Administrator, a participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock

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owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

Section 11.Transfer, Leave of Absence, Minimum Vesting.

(a)For purposes of the Plan, the following events shall not be deemed a termination of employment: (i) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

(b)Notwithstanding any other provision of this Plan to the contrary, no Options or Stock Appreciation Rights shall be granted on or after the 2016 Amendment Date that vest (or if applicable, are exercisable) until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve (as defined in Section 3(b)) may be subject to Options or Stock Appreciation Rights granted on or after the 2016 Amendment Date which do not meet such vesting (and, if applicable, exercisability) requirements.

Section 12.Amendments and Termination.

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. The Board may at any time amend the Plan to provide for the grant of automatic nondiscretionary equity grants to Independent Directors without the requirement to obtain approval from the Company’s stockholders. If and to the extent determined by the Administrator to be required to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Notwithstanding the foregoing, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without stockholder approval.

Section 13.	Status of Plan.

With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

ANNEX A - 2008 EQUITY INCENTIVE PLAN

Section 14.	General Provisions.

(a)No Distribution; Compliance With Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it considers appropriate.

(b)Delivery Of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.

(c)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

Section 15.Effective Date of Plan.

This Plan shall become effective when approved by the Company’s stockholders.

Section 16.	Governing Law.

This Plan shall be governed by California law except to the extent such law is preempted by federal law; provided, however, that the Delaware General Corporation Law shall apply to the issuance of Stock and other securities hereunder.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. To elect the six nominees for director named below to hold office as members of the Board of Directors until the 2020 annual meeting of stockholders.

Nominees	For	Against	Abstain
01 Alan L. Earhart	☐	☐	☐
02 Eddy W. Hartenstein	☐	☐	☐
03 James E. Meyer	☐	☐	☐
04 Daniel Moloney	☐	☐	☐
05 Raghavendra Rau	☐	☐	☐
06 Glenn W. Welling	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000403813_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

TIVO CORPORATION
Annual Meeting of Stockholders
May 1, 2019
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Raghavendra Rau and Peter Halt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TIVO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time on May 1, 2019, at the Company's corporate offices located at 2160 Gold Street, San Jose, California 95002 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4.

Continued and to be signed on reverse side

0000403813_2 R1.0.1.18